As filed with the Securities and Exchange Commission on February 11, 2000
                                                      Registration No. 333-_____

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                          __________________________

                          FIRST PLACE FINANCIAL CORP.
            (exact name of registrant as specified in its charter)
                                   DELAWARE
        (state or other jurisdiction of incorporation or organization)
                                     6036
           (Primary Standard Industrial Classification Code Number)

                                  34-1880130
                                _______________
                       (IRS Employer Identification No.)

                            185 East Market Street
                              Warren, Ohio 44482
                                (330) 373-1221
              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)
                          __________________________
                                Steven R. Lewis
                     President and Chief Executive Officer
                            185 East Market Street
                              Warren, Ohio 44482
                                (330) 373-1221

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                        Joseph G. Passaic, Jr., Esquire
                           Geoffrey W. Ryan, Esquire
                               Patton Boggs LLP
                              2550 M Street, N.W.
                            Washington, D.C. 20037
                                (202) 457-6000

                          __________________________
     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.   [_]

                                                    CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                              Proposed           Proposed
                 Title of each Class of                      Amount to         Maximum            Maximum          Amount of
               Securities to be Registered                 be Registered   Offering Price        Aggregate       Registration
                                                                             Per Unit(1)     Offering Price(1)      Fee(1)
Common Stock, Par Value $0.01 per share...............        2,077,510        $5.92            $12,305,997         $3,249
===============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, as there is no market for shares of Common Stock of Ravenna Savings Bank ("Ravenna"). The book value of a share of Ravenna Common Stock, $11,947.57 as of November 30, 1999, has been multiplied by the maximum number of such shares (1,030) that may be exchanged for the securities being registered. The proposed maximum offering price per share has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

LOGO OF                                                                  LOGO OF
FIRST PLACE FINANCIAL CORP.                             THE RAVENNA SAVINGS BANK

                PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of First Place Financial Corp. and The Ravenna Savings Bank have agreed on an acquisition of Ravenna by First Place. The combined company will be an effective competitor on many fronts in its Ohio market area, with total assets of approximately $1.0 billion, deposits of approximately $570 million and stockholders' equity of approximately $155 million. We are convinced that this merger will position our two companies to grow and flourish as the financial services business evolves and consolidates. As a result of the merger, each share of Ravenna common stock that you hold will be converted automatically into the right to receive 2,017 shares of common stock of First Place, subject to possible adjustment under certain circumstances. As of __________, 2000, each share of Ravenna common stock would be exchanged for shares of First Place common stock worth about $_____.

We cannot complete the merger unless the stockholders of both our companies approve it. Each of us will hold a meeting of our stockholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

The dates, times and places of the meetings are as follows:

         FOR First Place Financial Corp.                        FOR The Ravenna Savings Bank
     ________ __, 2000, _:__ _.m., local time             ________ __, 2000, _:__ _.m., local time
                  The Avalon Inn                            ___________________________________
             9519 East Market Street                                 _________________
               Warren, Ohio  44482                               _________________________

This document provides you with detailed information about these meetings and the proposed merger. You can also get information about First Place from publicly available documents that First Place has filed with the Securities and Exchange Commission. Information about Ravenna has been included in this document. We encourage you to read this entire document carefully.

We strongly support this combination of our companies and join with all of the other members of our Boards of Directors in enthusiastically recommending that you vote in favor of the merger.


Steven R. Lewis                            Earl T. Kissell
President and Chief Executive Officer      President and Chief Executive Officer
First Place Financial Corp.                The Ravenna Savings Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any governmental agency.

First Place's common stock is traded on the Nasdaq National Market. The trading symbol for First Place common stock is "FPFC."

For any questions, or to request assistance, please call our proxy solicitor, KISSELL-BLAKE, at _________.

     Joint proxy statement/prospectus dated __________, 2000 and first mailed to stockholders on or about __________, 2000.

                          FIRST PLACE FINANCIAL CORP.
                            185 EAST MARKET STREET
                              WARREN, OHIO  44482
                                (330) 373-1221

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ___________, 2000

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of First Place Financial Corp. will be held at the Avalon Inn, 9519 East Market Street, Warren, Ohio 44482 on ________, ___________, 2000 at __:__ __.m., local time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement/prospectus:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 22, 1999 and amended as of February 9, 2000, by and between First Place Financial Corp., its wholly-owned subsidiary, First Federal Savings and Loan Association of Warren, and Ravenna Savings Bank. The merger agreement provides for the merger of Ravenna with and into First Federal, pursuant to which each share of common stock of Ravenna will be converted into the right to receive 2,017 shares of the common stock of First Place, plus cash in lieu of any fractional share interest, subject to possible adjustment as set forth in the merger agreement.

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Pursuant to First Place's Bylaws, the board of directors of First Place has fixed __________, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting. A list of First Place stockholders entitled to vote at the special meeting will be available for examination for any purpose germane to the special meeting, during ordinary business hours, at the principal executive offices of First Place located at 185 East Market Street, Warren, Ohio 44482 for ten days prior to the special meeting and will also be available at the special meeting.

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the First Place meeting, the special meeting may be adjourned in order to permit further solicitation by First Place.

By Order of the Board of Directors

Dominique Stoeber
Corporate Secretary

Warren, Ohio
__________, 2000

The Board of Directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

Whether or not you plan to attend the special meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by filing with the Corporate Secretary of First Place prior to the special meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the special meeting, filing a written notice of revocation with the secretary of the special meeting and voting in person.

                           THE RAVENNA SAVINGS BANK
                             999 EAST MAIN STREET
                             RAVENNA, OHIO  44266
                                (330) 296-3874

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ___________, 2000

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of The Ravenna Savings Bank will be held at ______________, _______________________,
______, Ohio _____ on ________, ___________, 2000 at __:__ __.m., local time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement/prospectus:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 22, 1999 and amended as of February 9, 2000, by and between First Place Financial Corp., its wholly-owned subsidiary, First Federal Savings and Loan Association of Warren, and The Ravenna Savings Bank. The merger agreement provides for the merger of Ravenna with and into First Federal, pursuant to which each share of common stock of Ravenna will be converted into the right to receive 2,017 shares of the common stock of First Place, plus cash in lieu of any fractional share interest, subject to possible adjustment as set forth in the merger agreement.

     2. To consider and vote upon a proposal to approve certain severance payments and benefits proposed to be paid or made available to Earl T. Kissell in connection with his severance and employment agreement, incentive stock option agreement and a cash award plan.

     Pursuant to Ravenna's Constitution and the Ohio General Corporation Law, the board of directors of Ravenna has fixed __________, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting. A list of Ravenna stockholders entitled to vote at the special meeting will be available for examination at the special meeting.

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the Ravenna meeting, the special meeting may be adjourned in order to permit further solicitation by Ravenna.

By Order of the Board of Directors

D. Joe Martin
Secretary

Ravenna, Ohio
__________, 2000

The Board of Directors unanimously recommends that you vote "for" the proposal to approve and adopt the merger agreement.

Whether or not you plan to attend the special meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by filing with the Secretary of Ravenna prior to the special meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the special meeting, filing a written notice of revocation with the secretary of the special meeting and voting in person.

                          PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

SUMMARY........................................................................................................    1
 The Companies.................................................................................................    1
   First Place Financial Corp..................................................................................    1
   Ravenna Savings Bank........................................................................................    1
 The Stockholders' Meetings....................................................................................    1
   First Place Stockholders....................................................................................    1
   Ravenna Stockholders........................................................................................    1
 Who Can Vote at the Meetings; What Vote Is Required for Approval of the Merger Agreement......................    1
   First Place Stockholders....................................................................................    1
   Ravenna Stockholders........................................................................................    2
 The Merger....................................................................................................    2
   General.....................................................................................................    2
   Ravenna Stockholders Will Receive 2,017 Shares of First Place Common Stock for Each Ravenna Share They Own..    2
   Tax-Free Transaction for Ravenna Stockholders...............................................................    3
   Dissenters' Rights of Ravenna Stockholders..................................................................    3
   Accounting Treatment of the Merger..........................................................................    3
   Interests of Ravenna's Directors and Officers in the Merger That Are Different from Your Interests..........    4
   Differences in the Rights of First Place's and Ravenna's Stockholders.......................................    4
   Our Reasons for the Merger..................................................................................    4
   Our Recommendations to Stockholders.........................................................................    4
   Opinion of Two Financial Advisors...........................................................................    5
   Stock Options...............................................................................................    5
   Management and Operations after the Merger..................................................................    5
   What We Need to Do to Complete the Merger...................................................................    5
   Terminating the Agreement; Who Pays for What................................................................    6
   Waiving and Amending Provisions of the Agreement............................................................    7
SELECTED HISTORICAL FINANCIAL DATA OF FIRST PLACE AND RAVENNA..................................................    8
UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION....................................................   12
COMPARATIVE PER SHARE DATA.....................................................................................   14
THE COMPANIES..................................................................................................   15
 First Place...................................................................................................   15
 Ravenna.......................................................................................................   15
WHERE YOU CAN FIND MORE INFORMATION............................................................................   15
FORWARD-LOOKING STATEMENTS.....................................................................................   17
MARKET PRICES AND DIVIDEND INFORMATION.........................................................................   17
THE STOCKHOLDERS' MEETINGS.....................................................................................   19
MEETING OF FIRST PLACE STOCKHOLDERS............................................................................   19
 Date, Time and Place; Purpose of Meeting......................................................................   19
 Who Can Vote on Matters Addressed in This Document............................................................   19
 Proxies; Voting and Revocation of Proxies.....................................................................   19
 Vote Required; Principal Stockholders.........................................................................   21
BENEFICIAL OWNERSHIP OF FIRST PLACE COMMON STOCK...............................................................   22
 Owners of 5% of First Place Common Stock......................................................................   22
 What First Place's Directors and Executive Officers Own.......................................................   22
MEETING OF RAVENNA STOCKHOLDERS................................................................................   24

                                                                                                                Page
                                                                                                                ----
Date, Time and Place; Purpose of Meeting.......................................................................   24
 Principal Stockholders........................................................................................   27
BENEFICIAL OWNERSHIP OF RAVENNA COMMON STOCK...................................................................   28
THE MERGER.....................................................................................................   29
 General.......................................................................................................   29
 Background of the Merger......................................................................................   29
   Recommendation of the First Place Board; First Place's Reasons for the Merger...............................   31
   Opinion of First Place's Financial Advisor..................................................................   32
   Recommendation of the Ravenna Board; Ravenna's Reasons for the Merger.......................................   35
   Opinion of Ravenna's Financial Advisor......................................................................   36
 Ravenna Stockholders Will Receive 2,017 Shares of First Place Common Stock for Each Ravenna Share.............   43
 Procedures for Exchanging Your Stock Certificates.............................................................   44
   First Place.................................................................................................   44
   Ravenna.....................................................................................................   44
 Interests of Ravenna's Directors and Officers in the Ravenna Merger That Are Different from Your Interests....   44
 Management and Operations Following the Merger................................................................   46
 Employee Matters..............................................................................................   46
 Conditions to the Merger......................................................................................   47
 Regulatory Approvals Needed to Complete the Merger............................................................   49
 Conduct of Business Pending the Merger........................................................................   50
 Representations and Warranties Made by First Place and Ravenna in the Merger Agreement........................   53
 What Happens If A Third Party Offers to Buy Ravenna...........................................................   53
 Waiving and Amending Provisions In, Or Terminating, the Merger Agreement......................................   53
 Price-Based Termination of the Merger Agreement...............................................................   54
 Nasdaq National Market Listing................................................................................   54
 Accounting Treatment of The Merger............................................................................   54
 Tax-Free Transaction for Ravenna Stockholders.................................................................   55
 Selling the First Place Stock You Receive in the Merger.......................................................   55
 Your Dissenters' Rights in the Merger.........................................................................   56
 Who Pays for What.............................................................................................   56
 When Will the Merger Be Completed.............................................................................   56
CERTAIN RELATED TRANSACTIONS...................................................................................   57
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS...................................................................   57
UNAUDITED PRO FORMA CONDENSED COMBINED  CONSOLIDATED FINANCIAL STATEMENTS......................................   61
RAVENNA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS..................................................................................................   64
LEGAL MATTERS..................................................................................................   84
EXPERTS........................................................................................................   84
CONSOLIDATED FINANCIAL STATEMENTS OF THE RAVENNA SAVINGS BANK AND SUBSIDIARY...................................  F-1

ANNEX A Agreement and Plan of Merger, dated as of November 22, 1999 and amended as of February 9, 2000, by and between First Place Financial Corp., First Federal Savings and Loan Association of Warren and Ravenna Savings Bank

ANNEX B   Opinion of McDonald Investments Inc.

ANNEX C   Opinion of Keefe, Bruyette & Woods, Inc.

ANNEX D Agreement between Earl T. Kissell and Ravenna Savings Bank regarding severance payments and benefits

ANNEX E   Section 1701.85 of the Ohio General Corporation Law -- Dissenters'
          Rights

                                    SUMMARY

     This brief summary highlights selected information from the prospectus. It does not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information" on page ___.

The Companies (Page ___)

     FIRST PLACE FINANCIAL CORP.
     185 East Market Street
     Warren, Ohio  44482
     (330) 373-1221

     First Place is a savings and loan holding company organized under the laws of the State of Delaware in 1998. We operate First Federal Savings and Loan Association of Warren, which has eleven full-service banking offices in Warren, Ohio and its surrounding areas and six loan production offices in Northeast Ohio. At November 30, 1999, First Place had total assets of $783.8 million, deposits of $444.4 million and stockholders' equity of $155.2 million.

     THE RAVENNA SAVINGS BANK
     999 East Main Street
     Ravenna, Ohio  44266
     (330) 296-3874

     The Ravenna Savings Bank is an Ohio-chartered savings bank that operates five branches in Ravenna, Ohio and its surrounding areas. At November 30, 1999, Ravenna had total assets of $195.2 million, deposits of $122.8 million, and stockholders' equity of $12.3 million.

The Stockholders' Meetings (Page ___)

     First Place Stockholders. The First Place special meeting will be held on ________, 2000 at __:__ __.m., local time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio 44482. At the First Place special meeting, you will be asked to:

     1.   Approve the merger of Ravenna with First Federal; and
     2.   Act on any other items that may be submitted to a vote at the meeting.

     Ravenna Stockholders. The Ravenna special meeting will be held on ___________, 2000 at __:__ __.m., local time, at ______________________,
_________________, ______, Ohio _____. At the Ravenna special meeting, you will be asked to:

     1.   Approve the merger of Ravenna with First Federal; and
     2. Approve certain severance payments and benefits proposed to be paid or made available to Earl T. Kissell in connection with his severance and employment agreement, incentive stock option agreement and a cash bonus plan.

Who Can Vote at the Meetings; What Vote Is Required for Approval of the Merger Agreement (Page __)

     First Place Stockholders. You can vote at the meeting of First Place stockholders if you owned First Place common stock at the close of business on _______, 2000. You can cast one vote for each share of First Place common stock that you owned at that time. In order to approve the merger, the holders of a majority of the outstanding shares of First Place's common stock must vote in its favor. You can vote your shares by attending the First Place meeting and voting in person or by mailing the enclosed proxy card. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy or by attending the meeting and voting in person.

     Ravenna Stockholders. You can vote at the meeting of Ravenna stockholders if you owned Ravenna common stock at the close of business on __________, 2000. You will be able to cast one vote for each share of Ravenna common stock you owned at that time. In order to approve the merger, the holders of a majority of the outstanding shares of Ravenna common stock must vote in its favor. You can vote your shares by attending the Ravenna meeting and voting in person, or by mailing the enclosed proxy card. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy, or by changing your vote by attending the meeting and voting in person.

The Merger (Page __)

     We have attached the agreement and plan of merger to this document as Annex
A. Please read the agreement. It is the legal document that governs the merger.

General

     We propose a combination in which Ravenna will merge with and into First Federal Savings and Loan Association of Warren. The resulting institution will be named "First Federal Savings and Loan Association of Warren." We hope to complete this merger by the end of the second quarter of 2000.

Ravenna Stockholders Will Receive 2,017 Shares of First Place Common Stock for Each Ravenna Share They Own (Page __)

     As a Ravenna stockholder, each of your shares of Ravenna common stock will automatically become exchangeable for 2,017 shares of First Place common stock. The total number of shares you receive will therefore be equal to 2,017 times the number of shares of Ravenna common stock you own. First Place will not issue fractional shares. Instead, you will receive the value of any fractional share in cash. You will have to surrender your Ravenna stock certificates to receive new certificates for First Place stock. We will send you written instructions after we have completed the merger. For more information on how this exchange procedure works, see "Procedures for Exchanging Your Stock Certificates" on page ___ of this document.

     For example, if you owned ten and a half shares of Ravenna common stock, after the merger you will send in the letter of transmittal and your old Ravenna certificates and in exchange you will receive 21,178 shares of First Place common stock and a check for the market value of one-half of a share of First Place common stock. Shares of First Place common stock are quoted on the National Market System of the Nasdaq Stock Market. On November 22, 1999, the last trading day before we announced the merger, First Place common stock closed at $11.50 per share. Ravenna common stock is traded very infrequently on a private basis. The latest trade of Ravenna common stock prior to the announcement of the merger of which management is aware was on or about July 3, 1998 at $13,600 per share. On __________, 2000, First Place common stock closed at $______ per share.

     Based on the exchange ratio in the merger, which is 2,017, the market value of the consideration that Ravenna stockholders will receive in the merger for each share of Ravenna common stock would be about $_____ based on First Place's closing stock price of $______ on __________, 2000. If during a period of time prior to the closing of the merger, the price of First Place common stock is less than $9.00 and it has been outperformed by the SNL Securities Thrift Index, Ravenna may terminate the transaction. If Ravenna chooses to exercise its rights to terminate, First Place may elect to increase the exchange ratio to reflect the decline in the price of First Place common stock. A vote in favor of the agreement authorizes the Ravenna board of directors to exercise its discretion in such event, without any further action by the Ravenna stockholders. The market price of First Place will continue to fluctuate prior to and after completion of the Merger. You should obtain current stock price quotations for First Place common stock. Such quotations are available from your stockbroker, in major newspapers such as The Wall Street Journal and on the Internet. First Place common stock is quoted on the Nasdaq National Market under the symbol "FPFC."

Tax-Free Transaction for Ravenna Stockholders (Page __)

     For United States federal income tax purposes, your exchange of shares of Ravenna common stock for shares of First Place common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares.

     Our obligation to complete the merger depends on our receipt of legal opinions about the federal income tax treatment of our companies and our stockholders. We have received these tax opinions, which will be updated at the completion of the merger. These opinions will not bind the Internal Revenue Service, which could take a different view. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

Dissenters' Rights of Ravenna Stockholders (Page __)

     Ravenna Stockholders. Stockholders of Ravenna are entitled to dissenter's rights pursuant to Section 1701.85 of the Ohio General Corporation Law. You must comply with Section 1701.85 -- failure to take any of the required steps may result in losing these rights. To be entitled to the "fair cash value" of your Ravenna common stock you must:

     1) Not vote your shares in favor of the merger -- you may either vote against or abstain from voting on the merger, or not return your proxy;
     2) Deliver a written demand for payment to Ravenna on or before the tenth day following the Ravenna special meeting; and
     3) Follow the procedure outlined in Section 1701.85 to determine the "fair cash value" of your shares.

     We encourage you to read Section 1701.85 in its entirety, and have attached it to this proxy statement in Annex D.

Accounting Treatment of the Merger (Page __)

     We will account for the merger as a "purchase." This means that, for accounting and financial reporting purposes, we will treat our companies as one company beginning as of the date of the combination. Additionally, under this method of accounting, First Place will record the fair market value of Ravenna's assets, less liabilities, on its financial statements. Because the purchase price is greater than the fair market value of Ravenna's net assets, First Place will record an asset called "goodwill" of approximately $11.8 million. First Place will write off this goodwill as an expense over the next 15 years, reducing net income during that period.

Interests of Ravenna's Directors and Officers in the Merger That Are Different from Your Interests' (Page __)

     Some of Ravenna's directors and officers have interests in the merger that are different from, or in addition to, their interests as stockholders of Ravenna. The members of Ravenna's board of directors knew about these additional interests, and considered them, when they approved the agreement and the merger. These include provisions in the merger agreement relating to protection against claims, the payout of cash payments under existing employment agreements and payment or entitlement of or to benefits under employee benefit plans sooner than if the merger had not happened. For example, Earl T. Kissell, Ravenna's President and Chief Executive Officer, is entitled to receive certain payments and benefits from Ravenna in connection with the merger as a result of his employment agreement, the terms of his stock option agreement and under the Ravenna cash award plan. Among the payments and benefits are a severance payment of $578,460 under his employment contract, acceleration of his non-vested stock options and payment of the exercise price of his stock options, grossed-up for tax purposes, in an aggregate amount of $778,098. This payment is contingent on approval of Ravenna stockholders voting at least seventy-five percent of the outstanding shares of common stock of Ravenna, excluding common stock beneficially owned by Mr. Kissell. In addition, First Place has agreed to increase its board of directors, as well as the board of directors of First Federal, by one member and to appoint __________ to fill board seats with a term ending at the annual meeting in 2001.

     Also, following the merger, First Place will purchase directors' and officers' insurance for the officers and directors of Ravenna against the cost of events occurring before the merger, including events related to the merger. This protection and insurance will be in addition to the protection and insurance to which the officers and directors of First Place are entitled.

Differences in the Rights of First Place's and Ravenna's Stockholders (Page __)

     After the merger is completed, Ravenna's stockholders automatically will become stockholders of First Place and their rights as stockholders of First Place will be governed by the Delaware General Corporation Law and by First Place's Certificate of Incorporation and Bylaws. The rights of stockholders of First Place, as defined in its Certificate of Incorporation and Bylaws, differ from the rights of the stockholders of Ravenna, as defined in its Articles of Incorporation and Constitution, with respect to certain matters, including among others, pre-emptive rights, voting right limitations, and the removal of members of the board of directors.

Our Reasons for the Merger (Page __)

     Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike. We believe that by bringing our customers and banking products together, we can do a better job of increasing our combined revenues than we could if we did not merge. We believe that the merger will strengthen our position as a competitor in the financial services business, which is rapidly changing and growing more competitive. While no assurances can be made, we expect to achieve cost savings and additional revenue opportunities in the merger that should have a beneficial effect on our earnings per share. To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages ___ through ___.

Our Recommendations to Stockholders (Page ___)

     The boards of directors of First Place and Ravenna believe that the terms of the merger agreement are fair to their respective stockholders, and unanimously recommend that their respective stockholders vote "FOR" the proposal to approve the merger agreement.

Opinion of Two Financial Advisors (Page __)

     Keefe, Bruyette & Woods, Inc. ("KBW"), has delivered to the First Place board of directors its opinion that, as of the date of the merger agreement, the exchange ratio was fair to the holders of First Place common stock from a financial point of view. McDonald Investments Inc. has delivered to the Ravenna board of directors its opinion that, as of the date of the agreement and of this document, the exchange ratio was fair to Ravenna stockholders from a financial point of view. We have attached their opinions to this document as Annex B and Annex C. You should read them completely to understand the procedures followed, assumptions made, matters considered, qualifications and limitations on the review made by KBW and McDonald Investments in providing these opinions.

Stock Options (Page __)

     Upon completion of the merger, each option to acquire Ravenna common stock granted under Ravenna's stock option plan that is outstanding and unexercised immediately before completing the merger will become the right to receive options to purchase shares of First Place common stock. The number of shares of First Place common stock subject to Ravenna stock options, as well as the exercise price of those stock options, will be adjusted to account for the exchange ratio in the merger.

Management and Operations after the Merger (Page __)

     After the merger the First Place board of directors will be made up of the directors on the board immediately before the merger, plus _________. Mr. ________ is currently __________. Mr. _______ will serve on the First Place board until 2001.

What We Need to Do to Complete the Merger (Page __)

     The completion of the merger depends on a number of conditions being met. In addition to the parties complying with the agreement, these include:

     1. Approval of the agreement by both the First Place stockholders and the Ravenna stockholders.

     2. The merger must be approved by the Office of Thrift Supervision and the Superintendent of Financial Institutions of Ohio.

          We have filed, or will timely file, all of the required applications or notices with these regulatory authorities.

          As of the date of this document, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.

     3. Receipt by First Place and Ravenna of a legal opinion from their respective tax counsel that, for United States federal income tax purposes, Ravenna stockholders who exchange their shares for shares of First Place common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations and we recommend that you read the fuller description of tax consequences provided in this document beginning at page ___.

     4. Approval by the National Market System of the Nasdaq Stock Market of the listing of the shares of First Place common stock to be issued in exchange for Ravenna common stock.

     5. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

     6. Receipt by First Place of letters from certain Ravenna executive officers and directors agreeing to vote in favor of the merger at the Ravenna special meeting. As of the date of this document, this condition has been satisfied.

     Where the law permits, First Place and Ravenna could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Terminating the Agreement; Who Pays for What  (Pages __ and __)

     We can agree at any time to terminate the agreement without completing the merger, even if the stockholders of both our companies have approved it. Also, either of us can decide, without the consent of the other, to terminate the agreement if:

     1. Any government agency denies an approval we need to complete the merger, or if any government authority issues an order blocking the merger;

     2. We do not complete the merger by June 30, 2000, unless the failure to complete the merger by that time is due to the breach of any representation, warranty or covenant contained in the agreement by the party seeking to terminate;

     3. One party breaches the agreement in a way that would entitle the other to terminate the merger, as long as the party seeking to terminate the agreement has not also violated the agreement;

     4.   First Place's or Ravenna's stockholders do not approve the merger;

     5. The occurrence of an event that has resulted or will result in a materially adverse effect on either party and the breaching party does not promptly remedy the situation.

     In addition, the merger agreement may be terminated by:

     1. First Place, if the Ravenna board of directors does not recommend or withdraws, modifies or amends its recommendation to Ravenna's stockholders to approve the merger; or

     2. Ravenna, if the average price of First Place common stock is less than $9.00 during the twenty consecutive trading days ending on the fifth trading day prior to the closing of the merger and the decline in the price of the common stock between the date of the merger agreement and the fifth trading date prior to the closing is more than 5% below the decline in value of the SNL Securities Thrift Index during that period. If Ravenna elects to terminate on this basis, First Place may prevent termination by increasing the number of shares of First Place common stock to be received by Ravenna's stockholders to an amount equal to $18,400 per share of common stock based on the market price of First Place common stock.

     Regardless of whether the merger is completed, we will each pay our own fees and expenses, except that if the merger is terminated by First Place following the failure of Ravenna's stockholders to approve the merger agreement, or following the failure of Ravenna's board of directors to maintain its recommendation to Ravenna's stockholders in favor of the merger, and within twelve months Ravenna agrees to a merger or similar transaction with another company, Ravenna will pay First Place a termination fee of $1 million.

Waiving and Amending Provisions of the Agreement (Page __)

     We can agree to amend the agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the agreement, where the law allows. However, we may not do so after our stockholders approve the agreement if the amendment or waiver reduces or changes the consideration that will be received by Ravenna stockholders. In those cases the stockholders impacted by the change would have to approve the amendment or waiver.

                     SELECTED HISTORICAL FINANCIAL DATA OF
                            FIRST PLACE AND RAVENNA
                                  (Unaudited)

     The following tables show summarized historical financial data for each of First Place and Ravenna. The information in the following tables is based on historical financial information that First Place has presented in its prior SEC filings and that Ravenna has presented in its prior regulatory filings. All of the summary financial information we provide in the following tables should be read in connection with this historical financial information and with the more detailed financial information we provide in this document, which you can find beginning at page ___. The historical financial statements of Ravenna are included in this document. The historical financial statements of First Place are incorporated by reference into this document. First Place's audited historical financial statements at and for the years ended June 30, 1999 and 1998 were audited by Crowe, Chizek and Company LLP, independent certified public accountants, and for the year ended June 30, 1997 were audited by Packer, Thomas & Co., independent certified public accountants. Ravenna's June 30, 1999 and June 30, 1998 audited historical financial statements were audited by KPMG LLP, independent auditors. First Place's unaudited financial statements for the five months ended November 30, 1999 and 1998 and Ravenna's unaudited financial statements for the five months ended November 30, 1999 and 1998 include normal, recurring adjustments necessary to fairly present the data for such period. The unaudited data are not necessarily indicative of expected results of a full year's operation.

     First Place was organized under Delaware law in August 1998. Therefore, all First Place financial information contained herein for periods prior to December 31, 1998 relates solely to First Federal Savings and Loan Association of Warren.

                          FIRST PLACE FINANCIAL CORP.
            SELECTED HISTORICAL UNAUDITED FINANCIAL AND OTHER DATA
                   (In Thousands, Except Per Share Amounts)

     First Place's consolidated selected historical unaudited financial and other data has three sections: selected consolidated financial condition data, selected consolidated operating data and selected consolidated financial ratios and other data.

     At the time of its conversion on December 31, 1998 from a mutual savings and loan association to a stock form of ownership, First Federal formed the First Federal of Warren Community Foundation. As a result, First Place contributed 802,625 shares of its common stock valued at $8.0 million ($5.3 million net of tax). The effect of this one-time non-recurring charge was an increase in non-interest expense of $8.0 million for the year ended June 30, 1999.

     Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share includes the effect of all potential common shares (such as stock options) that were dilutive and outstanding during the period. For the five months ended November 30, 1999 basic and diluted earnings per share were $0.37. For the year ended June 30, 1999, First Place reported basic and diluted loss per share of $(.02). The loss per share reflected the operations of First Place from date of conversion, December 31, 1998, through June 30, 1999, and included the non-recurring charge relating to the foundation. Basic and diluted earnings per share is not applicable to years prior to July 1, 1998, as First Place had no outstanding shares prior to December 31, 1998.

                                                          At November 30,                           At June 30,
                                                                           ---------------------------------------------------------
                                                               1999           1999        1998        1997        1996     1995
                                                          ---------------  ----------  ----------  ----------- ---------- ----------
                                                            (Unaudited)                          (In thousands)
Selected Financial Data:
Total assets.............................................      $783,842     $747,332   $609,398     $548,870    $523,131   $481,192
Loans receivable, net....................................       505,354      453,791    353,012      285,212     254,435    239,459
Securities available for sale............................       241,820      249,159    211,185      202,677     202,176    148,273
Securities held to maturity..............................             -            -     28,295       44,875      47,918     74,006
Deposits.................................................       444,421      429,225    435,462      412,934     392,350    377,644
Federal Home Loan Bank advances..........................        98,014       94,811     44,820       58,398      76,078     52,436
Repurchase agreements....................................        74,430       54,430     60,430       16,000           -          -
Total stockholders' equity...............................       155,239      158,054     59,357       53,747      48,823     46,209


                                                              For the Five Months
                                                              Ended November 30,                 For the Years Ended June 30,
                                                          --------------------------   ---------------------------------------------
                                                              1999           1998        1999      1998      1997    1996      1995
                                                          -----------     ----------   --------  --------  -------  -------  -------
                                                                 (Unaudited)               (In thousands, except per share data)
Selected Operating Data:
Total interest income....................................    $22,604      $18,922    $48,126   $42,482   $38,413   $36,436   $34,362
Total interest expense...................................     11,632       11,271     25,682    25,512    22,929    21,858    20,150
                                                             -------      -------    -------   -------   -------   -------   -------
    Net interest income..................................     10,972        7,651     22,444    16,970    15,484    14,578    14,212
Provision for loan losses................................        332          332      1,062     1,779       590       238       313
                                                             -------      -------    -------   -------   -------   -------   -------
    Net interest income after provision for loan losses..     10,640        7,319     21,382    15,191    14,894    14,340    13,899
Total noninterest income.................................        904          750      1,981     1,751       444     1,220       565
Total noninterest expense................................      6,059        4,778     20,692    10,372    11,898     9,149     8,396
                                                             -------      -------    -------   -------   -------   -------   -------
    Income before income tax.............................      5,485        3,291      2,671     6,570     3,440     6,411     6,068
Provision for income tax.................................      1,757        1,120        616     2,498     1,216     2,262     2,039
                                                             -------      -------    -------   -------   -------   -------   -------
    Net income...........................................    $ 3,728      $ 2,171    $ 2,055   $ 4,072   $ 2,224   $ 4,149   $ 4,029
                                                             =======      =======    =======   =======   =======   =======   =======
Basic earnings per share (since conversion)..............    $  0.37          N/A    $  (.02)      N/A       N/A       N/A       N/A
                                                             =======      =======    =======   =======   =======   =======  ========
Diluted earnings per share (since conversion)............    $  0.37          N/A    $  (.02)      N/A       N/A       N/A       N/A
                                                             =======      =======    =======   =======   =======   =======  ========

                                                   (Continued on following page)

                                                             For the Five
                                                             Months Ended                      For the Years Ended
                                                             November 30,                            June 30,
                                                          ------------------     -------------------------------------------------
                                                           1999        1998       1999       1998      1997       1996      1995
                                                          ------      ------     ------     ------    ------     ------    -------
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on average assets.............................     1.17%       0.83%      0.30%      0.70%     0.42%      0.82%      0.84%
  Return on average equity.............................     5.80        8.54       1.86       7.00      4.39       8.52       9.74
  Net interest rate spread.............................     2.57        2.54       2.67       2.55      2.52       2.48       2.49
  Net interest margin..................................     3.54        3.04       3.42       3.00      2.97       2.94       2.88
  Total noninterest expense to average assets..........     1.90        1.83       3.03       1.77      2.23       1.81       1.75
  Efficiency ratio.....................................    51.02       56.87      84.72      55.40     74.70      57.91      56.82

Regulatory Capital Ratios:
  Tangible capital......................................   12.70%       9.05%     14.08%      9.52%     9.80%      9.79%      9.81%
  Core capital..........................................   12.70        9.05      14.08       9.52      9.80       9.79       9.81
  Total risk-based capital..............................   26.88       20.85      30.12      21.84     23.85      25.64      24.87

Asset Quality Data and Ratios:
  Nonperforming assets as a percent of total assets.....    0.28%       0.24%      0.24%      0.35%     0.45%      0.22%      0.21%
  Allowance for loan losses as a percent of loans.......    0.73        0.79       0.79       0.85      0.60       0.49       0.49
  Allowance for loan losses as a percent of
   nonperforming loans..................................  186.60      224.90     230.23     141.25     69.48     111.81     119.56

                            THE RAVENNA SAVINGS BANK
                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA
                (Dollars in thousands, except per share amounts)

     The tables below contain information regarding the financial condition and earnings of Ravenna for the five years ended June 30, 1999, based on the audited consolidated financial statements of Ravenna. Ravenna derived the historical consolidated financial data at November 30, 1999 and for the five months ended November 30, 1999 and 1998, from its unaudited consolidated financial statements. However, in the opinion of Ravenna management, Ravenna has made all adjustments necessary for a fair presentation of consolidated financial condition and results of operations. The unaudited data are not necessarily indicative of expected results for a full year's operation.

                                                        At
                                                   November 30,                         At June 30,
                                                                 ----------------------------------------------------------------
                                                      1999          1999        1998          1997          1996        1995
                                                   ------------  ---------   ----------   ------------  -----------  ------------
                                                    (Unaudited)                         (In thousands)
Selected Financial Data:
Total assets...............................        $195,202      $192,784    $ 164,841    $   151,413   $  126,143   $ 112,564
Interest-bearing deposits in other
  financial institutions...................             277         1,458          550            105          304         727
Investment securities available for sale...          34,117        35,135       13,125          6,703        8,410       4,171
Mortgage-backed securities.................           2,590             -            -          3,943        4,456       8,839
Loans receivable, net (1)..................         146,488       144,819      138,796        133,147      106,153      93,897
Mortgage servicing rights..................           1,657         1,678        1,603          1,213          810           -
Deposits...................................         122,826       122,265      108,617         91,419       86,224      82,069
Federal Home Loan Bank advances............          58,489        56,741       41,048         44,913       28,897      21,254
Total stockholders' equity.................          12,305        12,494       12,478         10,601        9,236       7,720


                                                      Five Months Ended
                                                         November 30,                          At June 30,
                                                  ------------------------  ------------------------------------------------------
                                                      1999         1998       1999        1998        1997       1996       1995
                                                  -----------  -----------  --------    --------    --------   --------   --------
                                                         (Unaudited)                (In thousands, except per share data)
Selected Operating Data:
Total interest income......................       $  5,893     $   5,280    $ 12,885     $12,182     $11,079     $9,552     $8,862
Total interest expense.....................          3,763         3,434       8,210       7,688       6,935      5,745      5,042
                                                  --------     ---------    --------     -------     -------     ------     ------
    Net interest income....................          2,130         1,846       4,675       4,494       4,144      3,807      3,820
Provision for loan losses..................             75            65         160         154          56         59         46
                                                  --------     ---------    --------     -------     -------     ------     ------
    Net interest income after provision              2,055         1,781       4,515       4,340       4,088      3,748      3,774
         for loan losses...................
Other income...............................          1,076         1,317       2,467       2,592       1,821      1,936      1,269
Gain on sale of mortgage servicing rights..             11             -           -           -          44        444          -
General, administrative, and other                   2,092         1,887       4,582       3,858       3,828      3,305      2,773
expense....................................       --------     ---------    --------     -------     -------     ------     ------

    Earnings before income taxes...........          1,050         1,211       2,400       3,074       2,125      2,823      2,270
Federal income taxes.......................            257           407         710       1,044         734        948        726
                                                  --------     ---------     -------     -------     -------     ------     ------
    Net earnings...........................       $    793     $     804     $ 1,690     $ 2,030     $ 1,391     $1,875     $1,544
                                                  ========     =========     =======     =======     =======     ======     ======
Earnings per share
      Basic................................       $    793     $     804     $ 1,690     $ 2,030     $ 1,391     $1,875     $1,544
                                                  ========     =========     =======     =======     =======     ======     ======
      Diluted..............................       $    770     $     782     $ 1,641     $ 1,970     $ 1,350     $1,820     $1,499
                                                  ========     =========     =======     =======     =======     ======     ======

____________
(1)  Includes loans held for sale.

                                                  At or for the Five Months
                                                     Ended November 30,                           Year ended June 30,
                                               -------------------------------  ----------------------------------------------------
                                                   1999              1998         1999       1998       1997       1996       1995
                                               ------------      -------------  --------   --------   --------   --------   --------
Selected Financial Ratios and Other Data:
Interest rate spread..........................      2.46%             2.37%       2.43%      2.55%      2.47%      2.86%      3.29%
Return on average equity......................     15.34             15.72       13.54      17.59      14.02      22.12      22.04
Return on average assets......................      0.98              1.16        0.95       1.28       1.00       1.57       2.74
Shareholders' equity to assets................      6.30              7.58        6.48       7.57       7.00       7.32       6.86
Dividend payout ratio (annualized)............     18.91             15.55       17.74      12.31      14.81       9.33       9.71





                     UNAUDITED PRO FORMA COMBINED SELECTED
                             FINANCIAL INFORMATION

     The following unaudited pro forma combined selected financial information combines First Place's historical results with Ravenna's historical results as if the Ravenna merger had become effective as of the dates indicated in the case of the balance sheet information presented, and as if the Ravenna merger had become effective at the beginning of the periods indicated in the case of the income statement information presented which we refer to as "pro forma" information.

     The merger will be accounted for as a "purchase," which means that the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time the companies are combined. The excess purchase price over the fair value of the assets and liabilities is recorded as goodwill. For a more detailed description of purchase accounting, see "THE MERGER--Accounting Treatment of the Merger."

     When reviewing these tables, you should also read the historical financial statements, including their notes, of First Place and Ravenna. The historical financial statements of First Place are incorporated by reference into this document. See "WHERE YOU CAN FIND MORE INFORMATION" on page ___ of this document. The historical financial statements of Ravenna are included in this joint proxy statement/prospectus. You should also read the more detailed pro forma financial information, including their notes, that are found on page ___ of this document.

     This information is presented for informational purposes only. You should not assume that First Place and Ravenna would have achieved the combined pro forma results if they had actually been combined during the periods shown.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                          OF FIRST PLACE AND RAVENNA

                                                                                 At
                                                                            November 30,
                                                                                1999
                                                                           -------------
                                                                           (In thousands)
Pro Forma Condensed Combined Balance Sheet:
  Total assets..........................................................        $989,283
  Loans receivable, net.................................................         640,621
  Deposits..............................................................         564,389
  Federal Home Loan Bank Advances.......................................         155,444
  Repurchase agreements.................................................          98,321
  Total stockholders' equity............................................         155,238

                                                                                 For The Five               For The
                                                                                 Months Ended             Year Ended
                                                                                 November 30,              June 30,
                                                                                     1999                    1999
                                                                                 -------------           ------------
                                                                                 (In thousands, except per share data)
Pro Forma Condensed Combined Statement of Income
  Net interest income after provision for loan losses........................    $    12,073             $   24,405(1)
  Net income.................................................................          3,983                  2,455(1)
  Earnings per common share:
     Basic...................................................................           0.40                   0.24(1)
     Diluted.................................................................           0.40                   0.24(1)
  Cash dividends declared per common share...................................           0.09                    N/A

____________________
(1) Includes a one-time non-recurring charge of $8.0 million ($5.3 million, net of tax) for funding of the First Federal of Warren Community Foundation at the time of First Federal's conversion.

                          COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     We have summarized below the per share information of First Place and Ravenna on a pro forma combined and pro forma equivalent basis. You can use this table to understand how the Ravenna merger would have affected First Place's earnings, dividends and book value, all on a per share basis, if the mergers had taken effect on the first day of the period described below. The first item listed in each category gives you historical information relating to First Place. The information set forth below is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual reports and other information that First Place and Ravenna have referred to or attached to this document. See "WHERE YOU CAN FIND MORE INFORMATION" on page ___.

     The information in the following table is based on the historical financial information that we have presented in our prior Securities and Exchange Commission or regulatory filings.

                                                                                     At or For the
                                                                                    Five Months Ended
                                                                                      November 30,
                                                                                          1999
                                                                                   -------------------
Basic Earnings (loss) Per Share (1):
  First Place................................................................      $       0.37
  Ravenna....................................................................            793.00
  First Place pro forma......................................................              0.40
  Ravenna pro forma equivalent...............................................            805.40
Diluted Earnings (loss) Per Share (1):
  First Place................................................................      $       0.37
  Ravenna....................................................................            770.00
  First Place pro forma......................................................              0.40
  Ravenna pro forma equivalent...............................................            805.40
Cash Dividends Declared Per Share (2):
  First Place................................................................      $       0.08
  Ravenna....................................................................            150.00
  First Place pro forma......................................................              0.09
  Ravenna pro forma equivalent...............................................            182.52
Book Value Per Share at Period End (3):
  First Place................................................................      $      13.81
  Ravenna....................................................................         11,947.57
  First Place pro forma......................................................             13.81
  Ravenna pro forma equivalent...............................................         27,854.11
Tangible Book Value Per Share at Period End (3):
  First Place................................................................      $      13.81
  Ravenna....................................................................         12,129.13
  First Place pro forma......................................................             12.84
  Ravenna pro forma equivalent...............................................         25,904.08

____________________
(1) The pro forma combined net income per share of First Place common stock is based upon the combined historical net income for First Place and Ravenna for the periods indicated divided by the average pro forma fully diluted common share of the combined entities.
(2) First Place pro forma cash dividends per share represent historical cash dividends declared by First Place and assumes no changes in cash dividends per share. Ravenna pro forma earnings per share represent such amounts multiplied by the exchange ratio of 2,017.
(3) First Place pro forma stated and tangible book value per share amounts are based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity based on the exchange ratio of 2,017. The Ravenna pro forma equivalent stated book value and tangible book value per share amounts are computed by multiplying the First Place pro forma amounts by the exchange ratio of 2,017.

                                 THE COMPANIES

First Place

     First Place is a savings and loan holding company organized under the laws of the State of Delaware in 1998. First Place's wholly owned subsidiary, First Federal Savings and Loan Association of Warren, operates eleven full-service banking offices in Trumbull and Mahoning Counties of Ohio and six loan production offices in Northeast Ohio. First Federal is a federally-chartered savings association which has operated since 1922. First Federal's deposits are insured by the Savings Association Insurance Fund of the FDIC.

     At November 30, 1999, First Place had total assets of $783.8 million, deposits of $444.4 million and stockholders' equity of $155.2 million.

     For more information about First Place, reference is made to the 1999 First Place Form 10-K and the First Place Form 10-Q for the three months ended September 30, 1999. See "WHERE YOU CAN FIND MORE INFORMATION."

Ravenna

     Ravenna Savings Bank is an Ohio-chartered savings bank that operates five banking offices in the Ravenna, Ohio area. Ravenna has operated since 1923. Ravenna's deposits are insured through the Savings Association Insurance Fund of the FDIC.

     At November 30, 1999, Ravenna had total assets of $195.2 million, deposits of $122.8 million, and stockholders' equity of $12.3 million.

     For more information about Ravenna, see "Ravenna Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Ravenna."

                      WHERE YOU CAN FIND MORE INFORMATION

     First Place files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the company files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. First Place's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     First Place has filed a registration statement to register with the SEC the shares of First Place common stock to be issued to Ravenna stockholders in the Ravenna merger. This prospectus is a part of the registration statement and constitutes a prospectus of First Place, a proxy statement of First Place for the First Place special meeting and a proxy statement of Ravenna for the Ravenna meeting.

     The SEC allows First Place to "incorporate by reference" information into this document, which means that First Place can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents which are listed below that First Place has previously filed with the SEC. The documents contain important information about its financial condition.

First Place SEC Filings (File No. 0-63099)

Registration Statement on Form 8-A        Dated November 9, 1998
Annual Report on Form 10-K                Year ended June 30, 1999
Amended Annual Report on Form 10-K        Dated January 26, 2000
Current Report on Form 8-K                Dated July 28, 1999
Quarterly Report on Form 10-Q             Three months ended September 30, 1999
Current Report on Form 8-K                Dated October 21, 1999
Current Report on Form 8-K                Dated December 14, 1999
Current Report on Form 8-K                Dated January 20, 2000

     First Place incorporates by reference additional documents that it might file with the SEC between the date of this document and the date of the stockholder meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     First Place has supplied all information contained or incorporated by reference in this document relating to First Place.

     Ravenna has supplied all information contained or incorporated by reference in this document relating to Ravenna.

     Documents incorporated by reference are available from First Place without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Stockholders of Ravenna may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Place at the following address:

          First Place Financial Corp.
          185 East Market Street
          Warren, Ohio 44482
          Attention: Dominique Stoeber, Corporate Secretary
          Telephone No. (330) 373-1221

     If you would like to request documents from First Place, please do so by ___________, 2000 to receive them before the Ravenna meeting. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the stockholder meetings. First Place and Ravenna have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated __________, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of First Place's securities in the merger shall create any implication to the contrary.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD-LOOKING STATEMENTS

     This document, the documents incorporated by reference in this document or the documents attached to it, or any other written or oral statements made by, or on behalf of, First Place may include forward-looking statements with respect to the financial condition, results of operations and business of First Place, based on management's belief and information currently available to management. Such forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may vary materially from those anticipated, estimated, projected or expected. Among, but not limited to, the factors that may cause variations from such forward-looking statements are:

     . Fluctuations in the economy, especially in the market areas of First Place and its proposed acquisition entity;

     .  Changes in the interest rate environment;

     . First Place's ability to realize anticipated cost savings relating to the merger;

     . First Place's success in assimilating acquired operations into First Place's culture, including its ability to instill First Place credit culture into acquired operations;

     .  The continued growth of the markets in which First Place operates; and

     .  The enactment of legislation impacting First Place.

     Readers are cautioned not to place undue reliance on any forward-looking statements made by, or on behalf of, First Place. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in First Place's current and subsequent filings with the SEC.

                    MARKET PRICES AND DIVIDEND INFORMATION

     First Place common stock is listed on the National Market System of the Nasdaq Stock market under the symbol "FPFC." There is no established trading market for Ravenna common stock.

     The following table lists the high and low prices per share for First Place common stock as reported on the Nasdaq National Market, and the quarterly cash dividends declared by First Place and Ravenna for the periods indicated. First Place common stock began trading on the Nasdaq National Market on January 4, 1999. Therefore, we present no historical data for the price of First Place common stock prior to the first calendar quarter of 1999. Due to the extremely limited and private nature of sales of Ravenna common stock, there is no meaningful data regarding historical number of shares traded and the price range for such trades.


                                                           Common Stock                            Ravenna
                                         -----------------------------------------------        Common Stock
                                              High            Low           Dividends             Dividends
                                         -------------   -------------   ---------------      ----------------
1998
   Quarter ended March 31.............         N/A             N/A              N/A                $125.00
   Quarter ended June 30..............         N/A             N/A              N/A                     --
   Quarter ended September 30.........         N/A             N/A              N/A                $125.00
   Quarter ended December 31..........         N/A             N/A              N/A                     --

1999
   Quarter ended March 31.............        $11.4375        $ 10.125           --                 $150.00
   Quarter ended June 30..............        $ 12.375        $  9.625       $0.075                      --
   Quarter ended September 30.........        $12.9375        $ 11.375       $0.075                 $150.00
   Quarter ended December 31..........        $  12.25        $10.4375       $0.075                      --


     As of _____, 2000, First Place common stock was held by ______ holders of record, not including the number of persons or entities holding First Place common stock in nominee or street name through various brokerage firms. As of _______, 2000, Ravenna common stock was held by _____ holders of record.

     The following table shows the closing price per share of First Place common stock, and the equivalent per share price for Ravenna common stock giving effect to the merger on (i) November 22, 1999, which is the last business day preceding the public announcement of the proposed merger; and (ii) __________, 2000, which is the last practicable trading day prior to the mailing of this document. The equivalent per share price of Ravenna common stock was computed by multiplying the price of First Place common stock by the 2,017 Ravenna exchange ratio:

                               First Place              Equivalent Price
                               Common Stock           Per Share of Ravenna
                                                          Common Stock
                           --------------------     ----------------------
November 22, 1999                 $11.50                     $23,195.50
__________, 2000

     There is no established trading market for Ravenna common stock. Trading in Ravenna common stock is limited and sporadic. The absence of an established market may affect the prices at which Ravenna's shares are traded. The last known trade of Ravenna common stock prior to the announcement of the proposed agreement occurred on or about July 3, 1998, at a price of $13,600 per share.

     You should obtain current market quotations for First Place common stock as the market price of First Place common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. Because the number of shares of First Place common stock that Ravenna stockholders will receive is generally fixed and because the market price of First Place common stock fluctuates, the value of the shares of First Place common stock that Ravenna stockholders would receive may increase or decrease prior to and after the merger. See "THE MERGER-- Ravenna Stockholders Will Receive 2,033 Shares of First Place Common Stock For Each Ravenna Share" and "-- Waiving and Amending Provisions in, or Terminating, the Merger Agreement."

                           THE STOCKHOLDERS' MEETINGS

                      MEETING OF FIRST PLACE STOCKHOLDERS

Date, Time and Place; Purpose of Meeting

     The First Place meeting will be held at the Avalon Inn, 9519 East Market Street, Warren, Ohio 44482 on ________, 2000, at __:__ __.m., local time. At the meeting, First Place stockholders will be asked to vote upon:

     .  A proposal to approve and adopt the merger agreement; and

     .  Other matters properly brought before the First Place meeting.

     A copy of the merger agreement is attached as Annex A.

     The First Place board has unanimously approved the merger agreement and has determined that the terms of the merger and the merger agreement are fair to and in the best interests of First Place and its stockholders. The First Place board therefore unanimously recommends that First Place's stockholders vote "FOR" approval and adoption of the merger agreement.

     See "THE MERGER--Background of the Merger," and "--Recommendation of the First Place Board; First Place's Reasons for the Merger."

Who Can Vote on Matters Addressed in This Document

     The First Place board has fixed __________, 2000 as the record date for determining which stockholders are entitled to notice of and to vote at the First Place meeting. Only holders of record of First Place common stock at the close of business on the record date will be entitled to notice and to vote. As of the record date, there were _______ shares of First Place common stock outstanding and entitled to be voted.

Proxies; Voting and Revocation of Proxies

     Each record holder of First Place common stock on the record date is entitled to cast one vote for each share of stock owned. However, First Place's Certificate of Incorporation provides that record holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. The limit includes shares which people have the right to acquire through any agreement or the exercise of any rights, warrants or options.

     The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Place common stock entitled to vote at the meeting is necessary to constitute a quorum. To determine if a quorum exists First Place will count shares of common stock present in person at the meeting but not voted, and shares of stock for which it has received proxies but with respect to which holders have abstained on any matter, as present at the meeting. Because the approval and adoption of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon, each non-voting share and abstention will have the effect of a vote against the merger agreement. In addition, brokers who hold shares in street name for customers who own or may be considered to be owners of such shares are prohibited from giving a proxy to vote shares held for such customers without specific instructions from such customers. Given that the approval and adoption of the merger agreement requires a majority vote, the failure to provide specific instructions to a broker with respect to shares (a "broker non-vote") will be counted against the merger agreement.

     Shares of First Place common stock represented at the meeting by properly executed proxies received prior to or at the meeting, and which are not revoked, will be voted as instructed on the proxies. If no instructions are given, such proxies will be voted:

     .  "FOR" approval and adoption of the merger agreement; and

     . In the discretion of the proxy holders on any other matter voted on. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. However, no proxy voted against a proposal will be voted in favor of any adjournment or postponement to solicit additional votes in favor of that proposal.

     If any other matters are voted on at the meeting, the persons named in the proxy will have authority to vote on the matters at their discretion. First Place does not know of any other matters to be presented at the meeting.

     First Place stockholders who grant their proxy can revoke the proxy before it is voted by:

     . Delivering to the Corporate Secretary of First Place, at or before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the date of the proxy;

     . Executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of First Place before the taking of the vote at the meeting; or

     . Attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of the proxy.

     Any written notice of revocation or subsequently executed proxy should be delivered to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44482, Attention: Corporate Secretary, or hand delivered to First Place's Corporate Secretary at that address on or before the day of the meeting or to the Inspector of Elections of the meeting before the taking of the vote. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to be admitted to the meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares.

     First Place will pay for the solicitation of proxies from the holders of First Place stock. Proxies may be solicited by mail, by directors, officers and employees of First Place in person or by telephone, telegram or other means of communication. Directors, officers and employees who solicit proxies will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses they incur in the solicitation. First Place has retained Kissell-Blake, Inc., a proxy soliciting firm, to assist in the solicitation. The fee to be paid to Kissell-Blake is not expected to exceed $4,000, plus reasonable out-of-pocket costs and expenses. Further, First Place will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

       Holders of First Place common stock are requested to promptly complete, sign and date the accompanying proxy card and return it promptly to First Place in the enclosed postage-paid pre-addressed envelope.

Vote Required; Principal Stockholders

     The approval and adoption of the merger agreement by First Place will require at least a majority vote for the merger from the outstanding shares of common stock. Stockholder approval is a condition to closing the merger.

       As of ___________, 2000, directors and executive officers of First Place, and persons closely associated with them, may be deemed to have owned and were entitled to vote _______ shares of First Place common stock. This equals _____% of the outstanding common stock that may be voted at the First Place meeting. This figure does not include shares which may be acquired through stock options under the First Place stock incentive plan. These persons informed First Place that they intend to vote or direct the vote of their shares FOR approval of the merger agreement. In addition, as of ___________, 2000, Ravenna, its subsidiaries and the directors and executive officers of Ravenna were considered to have owned ___ shares of First Place common stock.

                BENEFICIAL OWNERSHIP OF FIRST PLACE COMMON STOCK

Owners of 5% of First Place Common Stock

       Other than those persons listed below, First Place is not aware of any person who may be considered to be the owner of more than 5% of the outstanding shares of First Place common stock as of _________, 2000. For the purposes of the following table and the table set forth under "--What First Place's Directors and Executive Officers Own," a person may be considered to own any shares of First Place common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after ___________, 2000.


                                                                             Amount and
                                                                             Nature of
                                          Name and Address                   Beneficial
      Title of Class                    of Beneficial Owner                  Ownership           Percent of Class
---------------------------  ------------------------------------------  ------------------  ------------------------
Common Stock                 First Federal Savings and Loan                     899,300 (1)           ___%
                             Association of Warren Employee Stock
                             Ownership Plan ("ESOP")
                             185 East Market Street
                             Warren, Ohio  44482

Common Stock                 First Federal of Warren Community                  797,625 (2)           ___%
                             Foundation
                             185 East Market Street
                             Warren, Ohio  44482

(1) Shares of Common Stock were acquired by the ESOP in First Federal's stock conversion. The ESOP Committee administers the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At ___________, 2000, ____ shares had been allocated under the ESOP. Each participant, however, will be deemed to have one share of Common Stock in the ESOP allocated to such participant's account for the purpose of providing voting instructions to the ESOP Trustee. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended.
(2) First Federal of Warren Community Foundation is a private foundation that was funded with 802,625 shares of First Place common stock in connection with the conversion of First Federal. Pursuant to a regulatory condition imposed by the Office of Thrift Supervision in approving the formation and funding of the foundation, unless the condition is waived by the OTS, all shares of common stock held by the foundation must be voted in the same ratio as all other shares of common stock on all proposals considered by stockholders of First Place.

What First Place's Directors and Executive Officers Own

  The following table provides information about the shares of First Place common stock that are owned or may be deemed to be owned by each director of First Place, by First Place's Chief Executive Officer and by the next most highly paid executive officer of First Place with salary and bonus in the last fiscal year in excess of $100,000. It also includes all directors and executive officers of First Place as a group as of ___________, 2000. Except as otherwise indicated, each person and each group shown in the table has sole voting an investing power over their shares.

        Name                              Title                           Amount And Nature Of              Percent of Common
                                                                          Beneficial Ownership             Stock Outstanding (3)
----------------------     -------------------------------------      --------------------------      ----------------------------
Paul A. Watson                 Chairman of the Board                              86,200 (1)                      *
Steven R. Lewis                President, Chief Executive Officer                129,273 (1)                      -
                               and Director
George J. Gentithes            Director                                           82,400 (2)                      *
Robert P. Grace                Director                                           47,400 (2)                      *
Thomas M. Humphries            Director                                           47,400 (2)                      *
Robert S. McGeough             Director                                           48,525 (2)                      *
E. Jeffrey Rossi               Director                                           61,918 (2)                      *
R. Patrick Wilkinson           Vice President-Retail Division                     58,948 (1)                      *

All directors and executive                                                      648,373                         ___%
officers as a group (12 persons)

___________________
*    Represents less than 1% of outstanding First Place common stock.
(1) Including 33,700, 89,850 and 31,000 shares awarded to Messrs. Watson, Lewis and Wilkinson, respectively, under the First Place stock incentive plan which have not yet vested, but as to which they may provide voting recommendations.
(2) Includes 22,400 shares awarded to each outside director pursuant to the First Place stock incentive plan which have not yet vested, but as to which they may provide voting recommendations.
(3) Percentages have been calculated on the basis of __________ shares of First Place common stock, the number of shares of First Place common stock outstanding as of ___________, 2000.

                        MEETING OF RAVENNA STOCKHOLDERS

Date, Time and Place; Purpose of Meeting

     We are providing this proxy statement/prospectus to holders of Ravenna common stock as part of the Ravenna board of directors' solicitation of proxies for the special meeting of Ravenna stockholders to be held on ____, 2000 at ___ __.m., at ____________________, including any adjournments or reschedulings of that special meeting. This proxy statement/prospectus and the accompanying proxy card are first being mailed to stockholders of Ravenna on or about _______, 2000.

     At the Ravenna special meeting, Ravenna stockholders will consider and vote upon the following proposals:

     1. A proposal to approve and adopt the merger agreement and the related transactions contemplated thereunder; and

     2. A proposal to approve certain severance payments and benefits proposed to be paid or made available to Earl T. Kissell in connection with his severance and employment agreement, incentive stock option agreement and a cash award plan.

     You will be asked to vote upon each proposal separately. You may vote for or against either proposal. A vote in favor of one proposal does not obligate you to vote in favor of the other proposal. Likewise, a vote against one proposal does not obligate you to vote against the other proposal. No other business will be transacted at the Ravenna special meeting other than proposals 1 and 2 above.

     Along with each copy of this proxy statement/prospectus mailed to Ravenna shareholders, we are sending a form of proxy for use at the Ravenna special meeting. First Place is also sending this proxy statement/prospectus to Ravenna shareholders as a prospectus in connection with the issuance of First Place common stock in exchange for Ravenna common stock in the merger.

     The Ravenna board of directors has unanimously approved the merger agreement and the related transactions and recommends a vote "FOR" approval and adoption of the merger agreement and a vote "FOR" approval of the severance payments and benefits to Earl T. Kissell.

Record Date; Voting Rights; Proxies

     The Ravenna board of directors has fixed the close of business on ________, 2000 as the record date for determining stockholders of Ravenna entitled to notice of and to vote at the Ravenna special meeting. Only Ravenna stockholders who are holders at the close of business on the Ravenna record date will be entitled to notice of and to vote at the Ravenna special meeting.

     As of ______, 2000, there were 1,000 Ravenna common shares issued and outstanding, each of which entitles the holder to one vote. Stockholders may vote either in person or by proxy.

     All Ravenna common stock represented by properly executed proxies will be voted in accordance with the instructions indicated in those proxies, unless those proxies have been previously revoked. If your common stock is represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the Ravenna special meeting. If your proxy card does not indicate how you want to vote, your Ravenna common stock will be voted for approval and adoption of the merger agreement and related transactions and for approval of certain severance payments and benefits to be paid to Earl T. Kissell.

     If you give the proxy we are soliciting, you may revoke it at any time before it is exercised by giving written notice to the Secretary of Ravenna, by signing and returning a later-dated proxy or by voting in person by ballot at the Ravenna special meeting. You should note that your presence at the Ravenna special meeting without voting in person will not revoke an otherwise valid proxy.

     Inspectors of election appointed for the meeting will tabulate votes cast in person or by proxy at the Ravenna special meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as common stock that is present and entitled to vote, for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to common stock to vote on a particular matter, that common stock will be considered as present but not entitled to vote with respect to that matter.

Solicitation of Proxies

     Ravenna will bear its own cost of solicitation of proxies. In addition to solicitation by mail, directors, officers and employees of Ravenna may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. Ravenna will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names. Ravenna stockholders should NOT send Ravenna common stock certificates with their proxy cards. Within five business days after completion of the merger, a bank or trust company selected by First Place and reasonably satisfactory to Ravenna will mail to each former holder of record of Ravenna common stock a letter with instructions on how to exchange Ravenna stock certificates for First Place stock certificates and cash for fractional shares.

Quorum

     To have a quorum at the Ravenna special meeting, we must have the holders of a majority of the issued and outstanding Ravenna common stock entitled to vote, present either in person or by properly executed proxy. Proxy cards representing Ravenna common stock that are marked "abstain" will be counted as common stock present for the purposes of determining the presence of a quorum.

Required Vote For Approval of Merger Agreement

     Under Ravenna's Articles of Incorporation, stockholder approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding common stock by the stockholders entitled to vote at the Ravenna special meeting. For any stockholder vote to be valid, a quorum must be present at the Ravenna special meeting. If fewer shares of common stock of Ravenna are present in person or by proxy than necessary to constitute a quorum, we expect to adjourn or postpone the Ravenna special meeting to allow additional time for obtaining additional votes or proxies. At any subsequent reconvening of the Ravenna special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner as the proxies would have been voted at the original convening of the Ravenna special meeting, except for any proxies which have been effectively revoked or withdrawn, even if they were effectively voted on the same, or any other matter, at a previous meeting.

     As of ________, 2000, directors and executive officers of Ravenna and their affiliates beneficially owned or had the right to acquire an aggregate of
450.6210 shares of Ravenna common stock. This number amounts to approximately 44.4% of the Ravenna common stock outstanding on that date. Each of the directors and executive officers of Ravenna who is an owner of Ravenna common stock has agreed to vote his Ravenna common stock at the Ravenna special meeting in favor of the approval and adoption of the merger agreement and the related transactions contemplated thereunder

     A properly executed proxy marked "abstain" will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present. Brokers who hold common stock of Ravenna in "street name" for the beneficial owners of the common stock cannot vote these shares on the approval and adoption of the merger agreement without specific instructions from the beneficial owners. Therefore, if you are the beneficial owner of Ravenna common stock held by a broker in "street name," you should sign, date and return your proxy card to the broker in the envelope provided by the broker. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of outstanding shares of Ravenna common stock entitled to vote, an abstention, or if your shares are held in "street name," your failure to instruct your broker how to vote, will have the same effect as a vote against the merger agreement.

Required Vote For Approval of Severance Payments and Benefits

     As a consequence of the proposed change in control of Ravenna contemplated by the merger agreement, Earl T. Kissell is entitled to receive certain payments and benefits from Ravenna in connection with the merger as a result of a Severance and Employment Agreement between Mr. Kissell and Ravenna dated September 23, 1998, an Incentive Stock Option Agreement between Mr. Kissell and Ravenna dated January 1, 1998 and amended September 23, 1998, and a Cash Award Plan adopted by the board of directors on December 17, 1997. The payments and benefits to which Mr. Kissell is entitled in connection with the agreements and plan described above are as follows:

Severance and Employment           .  Severance payment of $578,460
Agreement                          .  Payment of certain legal fees (up to
                                      $10,000)
                                   .  Continuation for three years of certain
                                      employee benefits
                                   .  Opportunity to purchase company car at
                                      book value
                                   .  Payment of accountant and attorney
                                      expenses for tax preparation in year of
                                      severance

Incentive Stock Option Agreement/  .  Acceleration of non-vested stock options
Cash Award                            granted to Mr.Kissell

                                   .  Payment of exercise price of stock
                                      options, grossed-up for tax purposes, in an aggregate amount of $778,098


     One of the purposes of the Ravenna special meeting is to approve these payments and benefits to Mr. Kissell. Mr. Kissell has entered into an agreement with Ravenna, a copy of which is attached as Annex D, which provides that the benefits described above that are otherwise proposed to be paid or made available to Mr. Kissell shall be contingent upon the approval of the Ravenna stockholders voting at least seventy-five percent of the outstanding shares of common stock of Ravenna, excluding common stock beneficially owned by Mr. Kissell. The Ravenna board of directors has unanimously approved Mr. Kissell's severance payments and benefits and will vote their common stock at the Ravenna special meeting in favor of the proposal to approve Mr. Kissell's severance payments and benefits. A complete description of the payments and benefits to be provided to Mr. Kissell can be found on the schedule attached to Annex D.

     A failure to approve the payments to Mr. Kissell will not affect the outcome of the vote on the proposal to approve and adopt the merger agreement and the related transactions contemplated thereunder.

     The matters to be considered at the Ravenna special meeting are of great importance to you. Therefore, we urge you to read and consider carefully the information in this proxy statement/prospectus. We also urge you to complete, date, sign and return promptly the enclosed proxy card using the enclosed postage-paid envelope.

Principal Stockholders

     As of ____________, 2000, directors and executive officers of Ravenna, and persons closely associated with them, may be considered to have owned and were entitled to vote 450.6210 shares of common stock. This equals 44.396% of the outstanding common stock that may be voted at the meeting, including 15 shares of common stock which may be acquired through stock options under The Ravenna Savings Bank 1998 Key Employee Stock Option Plan.

                 BENEFICIAL OWNERSHIP OF RAVENNA COMMON STOCK

     The following table provides information about the shares of Ravenna common stock that may be considered to be owned by each director and executive officer of Ravenna, and by all directors and executive officers of Ravenna as a group as of ________, 2000. People may be considered to own any shares of common stock
(1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after _________, 2000.

                                                                     Amount and
                                                                 Nature of Beneficial            Percent of Common
           Name                           Title                       Ownership                  Stock Outstanding
------------------------     -----------------------------     -----------------------      --------------------------

Tom W. Davis                   Director                                168.0000                        16.80%

D. Joe Martin                  Director and Secretary                   37.4377                         3.74

Jay F. Plymale                 Director                                 55.0000                         5.50

Daniel M. Slane                Director                                116.5745                        11.66

Eugene E. Wyatt                Director                                 47.9845                         4.80

James H. Wichman               Director and Executive                    2.0000                         0.20
                               Vice President

Earl T. Kissell                President, Chief Executive               23.6243 (1)                     2.33
                               Officer and Director



                               All directors and                       450.6210                        44.40%
                               executive officers
                               as a group (7 persons)

_____________
(1) Does not include options to purchase 15 shares which become fully vested and exercisable upon a change in control of Ravenna.

                                  THE MERGER

     The following information relates to matters contained in the merger agreement. It describes the material aspects of the merger but is not a complete description of the merger agreement. The merger agreement is attached as Annex
A. Stockholders are urged to read the merger agreement carefully.

General

     Ravenna will be merged with and into First Place's wholly-owned subsidiary, First Federal Savings and Loan Association of Warren, and Ravenna's stockholders will become stockholders of First Place. First Place will be the surviving institution in the merger, and will continue its existence under federal law. After the merger, the separate corporate existence of Ravenna will terminate. The merger is subject to the satisfaction of certain conditions, including receipt of all necessary regulatory approvals and the approval of the stockholders of Ravenna and First Place.

Background of the Merger

     In early 1998, Ravenna's board of directors participated in an internal review of long-term alternative strategies to enhance the liquidity and value of its common stock including the alternatives of remaining as an independent entity, combining with another financial institution or undertaking an initial public offering or private offering. Ravenna's board of directors met with representatives of several investment banking firms to explore strategic alternatives available to Ravenna.

     At a meeting of Ravenna's board of directors held on July 21, 1998, representatives of McDonald Investments made a presentation concerning Ravenna's present and future operations, including an analysis of Ravenna's competitive position, a comparison of Ravenna to other institutions and earnings projections for Ravenna. McDonald Investments also provided information on current merger and acquisition trends and current stock market valuation levels for publicly traded banks and thrifts. McDonald Investments' presentation also included an evaluation of an initial public offering of Ravenna common stock.

     At a regular meeting of Ravenna's board of directors held on September 23, 1998, the board of directors adopted a merger strategy as the preferred method to improve the liquidity and value of Ravenna's common stock. At this meeting the board of directors engaged McDonald Investments to act as its exclusive financial advisor and to proceed with the preparation of a confidential memorandum regarding Ravenna, to initiate contacts with a number of potential merger candidates, including First Place, to obtain confidentiality agreements and indications of interest from such parties, and to subsequently recommend potential merger partners to Ravenna's board of directors.


     Of the parties which were contacted by McDonald Investments, seven, including First Place, chose to submit a non-binding indication of interest outlining the general terms and conditions of the offer, a proposed price or range of proposed prices, the form of consideration and any significant terms and conditions for an acquisition of Ravenna. On October 13, 1998, the board of directors of Ravenna, with the assistance of McDonald Investments, invited two companies to conduct a formal due diligence review of Ravenna. First Place was not one of the parties selected by the Ravenna board of directors due to fact that First Place was in the process of converting to a stock company and the related uncertainty regarding the performance of their stock following completion of their conversion and initial public offering.

     After completing the due diligence process, one of the two companies submitted a final proposal to acquire Ravenna. On November 13, 1998, upon discussion and review with McDonald Investments and Squire, Sanders & Dempsey, L.L.P., Ravenna's board of directors decided not to accept the merger proposal and concluded that the value of potential merger consideration for Ravenna was being adversely affected by current market and economic conditions affecting bank and thrift stocks generally and mortgage-banking dependent thrifts in particular. However, after reconsidering its alternative strategies, Ravenna's board of directors concluded that the merger strategy remained the preferred method to increase the liquidity and value of Ravenna's common stock.

     Over the next nine months, McDonald Investments, with the knowledge and approval of Ravenna's board of directors, contacted several financial institutions, including an insurance holding company, regarding their potential interest in a merger with Ravenna. Some of these institutions had previously submitted non-binding indications of interest. Three institutions contacted by McDonald Investments conducted formal due diligence reviews of Ravenna during this period. Of these institutions, none submitted firm offers.

     In July 1999, Mr. D. Joe Martin, a member of Ravenna's board of directors, met with representatives of KBW, First Place's financial advisor. KBW reviewed with Mr. Martin the post-conversion activities of First Place in the context of a potential merger with Ravenna. On July 30, 1999 First Place issued an indication of interest to Ravenna after which First Place conducted its initial due diligence review of Ravenna.

     On August 13, 1999, Mr. Martin and a representative of Squire, Sanders & Dempsey L.L.P., outside counsel to Ravenna, met with representatives of KBW and First Place to review the First Place due diligence findings and to discuss merger issues and the First Place valuation of Ravenna. On August 19, 1999, First Place issued a revised indication of interest to Ravenna and also requested an opportunity to perform follow-up due diligence.

     On August 26, 1999, Ravenna's board of directors held a telephonic meeting to discuss the revised First Place merger terms, additional due diligence and other related merger issues. Upon discussion and review of the terms with McDonald Investments and Squire, Sanders & Dempsey L.L.P., Ravenna's board of directors authorized management to negotiate a business combination with First Place and for First Place to complete its due diligence review.

     On September 29, 1999, First Place issued a letter to Ravenna indicating completion of its due diligence review and approval by its board of directors to extend a formal offer to acquire Ravenna in a merger transaction. First Place also delivered a draft of a definitive merger agreement. On October 7, 1999, Mr. Martin, on behalf of Ravenna's board of directors, issued a letter to First Place addressing certain terms and conditions of the offer and definitive agreement and requested First Place to finalize their offer in time for the regular meeting of Ravenna's board of directors scheduled to be held on October 25, 1999.

     At the October 25, 1999 Ravenna board of directors meeting, McDonald Investments presented a financial analysis of the proposed merger with First Place, information on recent mergers and acquisitions, and information on First Place's stock performance since its initial public offering as well as other valuation information. After extensive consideration of the terms and conditions of the draft merger agreement and other related matters, Ravenna's board of directors approved the acceptance of the merger proposal subject to finalization of the terms and conditions of the definitive agreement.

     During the month of November 1999 the parties negotiated the terms of a final merger agreement and related documents. Additionally, First Place sought and received approval from the OTS to repurchase in the open market up to an amount of common stock equal to the number of shares to be issued in the merger, and received confirmation that these repurchases would not be aggregated with any other repurchases made pursuant to the OTS post-conversion repurchase restrictions.

     On November 22, 1999, the First Place board of directors met to consider the final terms of the merger agreement and the contemplated transaction. At the meeting, KBW delivered its opinion that the merger consideration was fair, from a financial point of view, to First Place's stockholders as of such date. After a thorough discussion of the transaction, the First Place board of directors voted to approve the merger agreement and to authorize its execution.

     On November 22, 1999, the Ravenna board of directors met to consider the final terms of the merger agreement and the contemplated transaction. At the meeting McDonald Investments delivered its opinion that the exchange ratio was fair, from a financial point of view, to Ravenna's stockholders as of such date. After a thorough discussion of the transaction, the Ravenna board of directors voted to approve the merger agreement and to authorize its execution.

     The merger agreement was signed by both parties on November 22, 1999. The merger agreement was amended on February 9, 2000, to adjust the exchange ratio to account for certain severance costs.

     Recommendation of the First Place Board; First Place's Reasons for the Merger'. The terms of the merger agreement, including the merger consideration to be paid to Ravenna's shareholders, were the result of negotiations between the boards of directors and representatives of First Place and Ravenna. Among the factors considered by the First Place board of directors in deciding to approve and recommend the terms of the merger were:

     . The merger consideration to be paid to Ravenna's stockholders in relation to the market value, book value, earnings per share and dividend rates of Ravenna common stock;

     . Information concerning the financial condition, results of operations, capital levels, asset quality and prospects for First Place and Ravenna;

     .  Industry and economic conditions;

     . The impact of the merger on the depositors, employees, customers and communities served by First Place and Ravenna;

     . The opinion of KBW as to the fairness of the merger consideration, from a financial point of view, to the holders of First Place common stock;

     . The general structure of the transaction and the compatibility of business philosophies;

     .  The likelihood of receiving the required approvals in a timely manner;
        and

     . The ability of the combined enterprise to compete in relevant banking markets.

In making its determination, the First Place board of directors did not ascribe relative weights to the factors which it considered.

       The First Place board of directors believes that the merger is in the best interest of its shareholders and the organization. The First Place board of directors unanimously recommends that the First Place stockholders vote for the approval of the merger.

     Opinion of First Place's Financial Advisor. In July 1999, First Place retained KBW to offer financial advisory and investment banking services in connection with strategic planning and merger and acquisition transactions.

     KBW is a nationally recognized investment banking firm, and as part of its investment banking business, is regularly engaged in the valuation of bank, bank holding company, and thrift institution securities in connection with mergers and acquisitions, negotiated underwritings, distributions of listed and unlisted securities, private placements, and valuations for various other purposes. KBW is familiar with the market for common stocks of publicly traded banks, thrifts, and bank and thrift holding companies. The First Place board of directors selected KBW based on KBW's qualifications, reputation, and its experience and expertise in transactions similar to the merger. KBW has acted exclusively for the First Place board of directors in rendering its fairness opinion and will receive a fee for its services.

     Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to shareholders of First Place. KBW delivered its opinion to the First Place board of directors that, as of November 22, 1999, the merger consideration is fair, from a financial point of view, to the shareholders of First Place. No limitations were imposed by the First Place board of directors upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the First Place board of directors and to the reference to the entire opinion attached hereto as Annex C.

     The full text of the opinion of KBW, which is attached as Annex C to this Proxy Statement, sets forth certain assumptions made, matters considered, and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this Proxy Statement is qualified in its entirety by reference to the opinion.

     In rendering its opinion, KBW reviewed certain financial and other business data supplied to it by First Place and Ravenna, including:

     .  The merger agreement;

     . First Place's audited financial statements and proxy statements for the years ended June 30, 1999 and 1998;

     . First Place's internally prepared financial statements for the quarter ended September 30, 1999;

     . Ravenna's audited financial statements for the years ended June 30, 1999 and 1998;

     . Ravenna's internally prepared financial statements for the quarter ended September 30, 1999; and

     .  Other information KBW deemed relevant.

KBW also discussed the current position and prospective outlook for First Place and Ravenna with each company's senior management. In addition, KBW reviewed financial and stock market data of other savings institutions, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

     In rendering its opinion, KBW relied, without independent verification, on the accuracy and completeness of the material furnished to it by First Place and Ravenna and the material otherwise made available to it, including information from published sources. With respect to the financial information, including asset valuations KBW received from First Place, KBW assumed (with First Place's consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of First Place management. In addition, KBW did not make or obtain any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of First Place or Ravenna. KBW further relied on the assurances of First Place and Ravenna management that they are not aware of any facts that would make such information inaccurate or misleading. KBW's opinion is necessarily based on the market, economic, and other relevant considerations as they existed and could be evaluated on the date thereof.

     Analysis of the Merger Consideration. KBW calculated the multiple which the merger consideration represents based on the exchange ratio as set forth in the merger agreement of each Ravenna share being exchanged for 2,033 shares of First Place and the closing price of First Place common stock as of November 19, 1999. Based on the $11.50 closing price of First Place on November 19, 1999, the merger consideration represented a per share value of $23,379.50 per share for each share of Ravenna. The multiples were calculated based on Ravenna's September 30, 1999 book value per share of $12,588, and its last twelve month earnings per share of $1,935. The price to book value was 1.86 times, and the price earnings per share was 14.28 times.

     Analysis of Recent Comparable Acquisition Transactions. In rendering its opinion, KBW analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to tangible book value, last twelve months' earnings, total assets, total deposits, and premium to core deposits. The analysis included a comparison of the median of the above ratios for completed and pending acquisitions, based on the following five comparable groups: (i) all thrift acquisitions since December 31, 1998; (ii) all thrift transactions with a comparable deal value, meaning an aggregate deal value between $15 million and $45 million; (iii) all acquisitions since December 31, 1998 with the selling thrift having a comparable equity ratio, meaning a ratio of equity to total assets of between 6.0% and 8.0%; (iv) all thrift acquisitions with the target thrift having a comparable return on average equity, meaning a return on average equity between 11% and 15%; and (v) all comparable regional deals, meaning all thrift acquisitions since December 31, 1998 located in the Midwest Region.

       The information in the following table summarizes the material information analyzed by KBW with respect to the merger. The summary is not a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

                                                                            PRICE TO (2)
                                             -----------------------------------------------------------------------
                                                                    Last
                                                                 12 Months                                                Core
                                                  Tangible      Earnings Per                                             Deposit
                                                 Book Value         Share             Assets            Deposits         Premium
                                             ---------------    ---------------   ---------------    ---------------    ----------

Consideration - $23,379.50                       186.7%          14.28x           12.4%              19.7%               9.5%
per share (1).................

Recent Transactions               Number                              Median for all deals since March 31, 1998
                                ----------   -------------------------------------------------------------------------------------
  Completed...................      57           165.0%          23.6x            18.4%              25.5%              10.8%
  Pending.....................      36           171.7%          24.5x            19.3%              24.9%              12.2%

Comparable Deal Value
  Completed...................      16           146.7%          22.2x            17.8%              24.3%               9.0%
  Pending.....................      11           145.2%          27.8x            19.7%              26.7%              10.3%

Comparable Equity Ratio
  Completed...................      19           198.3%          20.9x            15.6%              18.1%              10.0%
  Pending.....................       7           256.8%          26.5x            19.4%              21.5%              20.0%

Comparable Return on Average
 Equity
  Completed...................      11           228.9%          21.4x            19.6%              25.7%              15.8%
  Pending.....................       4           229.4%          16.9x            17.3%              22.9%              15.0%

Comparable Regional Deals
  Completed...................      21           155.5%          20.8x            16.9%              25.5%              10.1%
  Pending.....................      12           148.6%          24.7x            20.0%              28.4%              10.3%

_________________
(1) Based on a fixed exchange ratio of 2,033:1 and First Place price of $11.50 as of November 19, 1999, the last trading day prior to the signing of the definitive agreement.
(2) Financial data as of September 30, 1999.

     No company or transaction used as a comparison in the above analysis is identical to First Place, Ravenna, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     The summary contained herein provides a summary description of the material analyses prepared by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analysis set forth in KBW's presentation and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of First Place or Ravenna. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of KBW and First Place. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the First Place board of directors, was just one of the many factors taken into consideration by the First Place board of directors in approving the merger agreement.

     Pursuant to its engagement letter with First Place, KBW will receive a fee of $118,450. As of the date of this joint proxy statement/prospectus, KBW has received $25,000 of such fee. The remainder is due upon closing of the merger. First Place has also agreed to indemnify KBW against certain liabilities, including liabilities under the federal securities laws, and to reimburse KBW for certain out-of-pocket expenses.

     Recommendation of the Ravenna Board; Ravenna's Reasons for the Merger. Ravenna's board of directors believes that the merger is in the best interest of Ravenna and its stockholders and has approved the merger agreement. In the course of approving the merger agreement and recommending adoption of the merger agreement by the holders of Ravenna's common stock, the board of directors, without assigning any relative or specific weights, considered a number of factors, including, without limitation, the following:

 .    Familiarity with and review of First Place's business, operations, financial condition, earnings and prospects;

 .    The financial and valuation analyses prepared by McDonald Investments Inc.;

 .    The fairness opinion rendered by McDonald Investments, a copy of which is attached hereto as Annex B;

 .    The financial terms of the merger, including the exchange ratio and the value of the consideration to be received by Ravenna stockholders as a multiple of per share book value and earnings.

 .    The enhanced liquidity which would be afforded to Ravenna stockholders by exchanging Ravenna common stock for publicly traded First Place common stock;

 .    The prospects of positive long-term performance of First Place's common stock;

 .    The strategic fit between Ravenna and First Place, enhanced funding capacity to portfolio assets originated, the enhanced opportunities for operating efficiencies and cost savings that could result from the merger and the respective contributions the parties would bring to a combined company;

 .    The nature and compatibility of First Place's management and business philosophies;

 .    The anticipated impact of the merger on employees, customers and communities serviced by both institutions;

 .    Industry and economic factors; and

 .    Regulatory and other factors.

The Ravenna board of directors unanimously recommends that you vote your Ravenna common stock for approval and adoption of the merger agreement.

     Opinion of Ravenna's Financial Advisor. Pursuant to an engagement letter dated September 21, 1998 between Ravenna and McDonald Investments, Ravenna retained McDonald Investments to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, McDonald Investments agreed, if requested by Ravenna, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Ravenna common stock, of the exchange ratio as set forth in the merger agreement. McDonald Investments is a nationally recognized specialist in the financial services industry. McDonald Investments is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Ravenna selected McDonald Investments as its financial advisor based upon McDonald Investments' qualifications, expertise and reputation in such capacity.

     On November 17, 1999, McDonald Investments delivered its oral opinion that the exchange ratio was fair to Ravenna stockholders, from a financial point of view, as of the date of such opinion. McDonald Investments also delivered to Ravenna's board of directors a written opinion dated as of November 22, 1999, confirming its oral opinion as of such date. McDonald Investments updated its November 22, 1999 opinion as of the date of this joint proxy statement/prospectus. No limitations were imposed by Ravenna on McDonald Investments with respect to the investigations made or the procedures followed in rendering its opinion.

     The full text of McDonald Investments' written opinion to Ravenna's board of directors, dated as of the date of this joint proxy statement/prospectus, which sets forth the assumptions made, matters considered and extent of review by McDonald Investments, is attached as Annex B and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this joint proxy statement/prospectus. The following summary of McDonald Investments' opinion is qualified in its entirety by reference to the full text of the opinion. McDonald Investments' opinion is addressed to Ravenna's board of directors and does not constitute a recommendation to any stockholder of Ravenna as to how such stockholder should vote at the Ravenna special meeting described in this document.

     McDonald Investments, in connection with rendering its opinion:

     . Reviewed Ravenna's audited financial statements for each of the years ended June 30, 1999, June 30, 1998, and June 30, 1997 and Ravenna's Consolidated Reports of Condition and Income at September 30, 1999;

     . Reviewed First Place's Annual Report to Stockholders and Annual Report on Form 10-K for the year ended June 30, 1999, including the audited financial statements contained therein; First Place's audited financial statements for each of the years ended June 30, 1998 and June 30, 1997; and First Place's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     . Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Ravenna and First Place provided to McDonald Investments or publicly available;

     . Participated in meetings and telephone conferences with members of senior management of Ravenna and First Place concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters McDonald Investments believed relevant to its inquiry;

     . Reviewed certain stock market information for First Place common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

     . Compared the results of operations and financial condition of Ravenna and First Place with that of certain companies which McDonald Investments deemed to be relevant for purposes of this opinion;

     . Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which McDonald Investments deemed to be relevant for purposes of this opinion;

     . Reviewed the merger agreement dated November 22, 1999 and its schedules and exhibits and certain related documents; and

     . Performed such other reviews and analyses as McDonald Investments deemed appropriate.

     The oral and written opinions provided by McDonald Investments to Ravenna were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In connection with its review and arriving at its opinion, McDonald Investments relied upon the accuracy and completeness of the financial information and other pertinent information provided by Ravenna and First Place to McDonald Investments for purposes of rendering its opinion. McDonald Investments did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Ravenna and First Place with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald Investments assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Ravenna and First Place as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald Investments could formulate its opinion. Neither Ravenna nor First Place publicly discloses such internal management projections of the type utilized by McDonald Investments in connection with McDonald Investments' role as financial advisor to Ravenna with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Ravenna and First Place.
Accordingly, actual results could vary significantly from those set forth in the respective projections.

     McDonald Investments does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Ravenna and First Place are adequate to cover such losses. In addition, McDonald Investments does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Ravenna or First Place, nor was McDonald Investments provided with such appraisals. Furthermore, McDonald Investments assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Ravenna, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Ravenna, McDonald Investments adjusted the data to reflect full dilution, i.e., the effect of the exercise of outstanding options and/or warrants utilizing the treasury stock method. McDonald Investments assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

     In connection with rendering its November 22, 1999 opinion to Ravenna's board of directors, McDonald Investments performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald Investments. Moreover, McDonald Investments believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald Investments also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald Investments drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald Investments' analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald Investments were assigned a greater significance by McDonald Investments than any other in deriving its opinion.

     Comparable Company Analysis: McDonald Investments reviewed and compared actual stock market data and actual and estimated selected financial information for Ravenna with corresponding information for Ravenna's peer group, composed of 12 publicly traded thrifts headquartered in Illinois, Indiana, Michigan, Ohio, Pennsylvania or West Virginia with assets less than $500 million and a return on average equity greater than 10.0%. The Ravenna peer group is listed below:

          1.  Chester Valley Bancorp Inc.              Downingtown, PA
          2.  Crusader Holding Corp.                   Philadelphia, PA
          3.  Fidelity Bancorp Inc.*                   Pittsburgh, PA
          4.  First Federal Financial Corp.            Elizabethtown, KY
          5.  First Keystone Financial                 Media, PA
          6.  Harleysville Savings Bank                Harleysville, PA
          7.  Laurel Capital Group Inc.                Allison Park, PA
          8.  Northeast Indiana Bancorp*               Huntington, IN
          9.  Potters Financial Corp.                  East Liverpool, OH
          10. PVF Capital Corp.                        Bedford Heights, OH
          11. Winton Financial Corp.                   Cincinnati, OH
          12. WVS Financial Corp.                      Pittsburgh, PA

     *Financial data as of June 30, 1999

     The following table below represents a summary analysis of Ravenna's peer group based on market prices as of November 22, 1999 and the latest publicly available financial data as of or for the last twelve months ended September 30, 1999:

                                                      Mean             Median           Ravenna
                                                      ----             ------           -------
Price to last twelve month earnings...........       10.4x              9.3x               **
Price to 1999 estimated earnings..............        8.7x              9.6x               **
Price to book value...........................        132%              125%               **
Price to tangible book value..................        136%              125%               **
Dividend yield................................       2.80%             2.84%               **
Return on average assets......................       1.16%             1.09%             0.89%
Return on average equity......................      13.54%            12.54%            13.11%
Leverage ratio................................       7.72%             7.35%             5.20%
Efficiency ratio..............................       53.5%             53.6%             65.0%

        **No pricing information was available for Ravenna common stock

     McDonald Investments reviewed and compared actual stock market data and actual and estimated selected financial information for First Place with corresponding information for First Place's peer group, composed of ten publicly traded midwestern thrifts with assets between $300 million and $2.0 billion and an equity to assets ratio greater than 12.0%. The First Place peer group is listed below:

          1.  CFS Bancorp Inc.                        Munster, IN
          2.  EFC Bancorp Inc.                        Elgin, IL
          3.  First SecurityFed Financial*            Chicago, IL
          4.  Guaranty Federal Bcshs. Inc.            Springfield, MO
          5.  Industrial Bancorp Inc.                 Bellevue, OH
          6.  Lincoln Bancorp                         Plainfield, IN
          7.  North Central Bancshares Inc.*          Fort Dodge, IA
          8.  Peoples Bancorp*                        Auburn, IN
          9.  United Community Finl. Corp.            Youngstown, OH
          10. Western Ohio Financial Corp.*           Springfield, OH

     *Financial data as of June 30, 1999

     The table below represents a summary analysis of the First Place peer group based on market prices as of November 22, 1999 and the latest publicly available financial data as of or for the last twelve months ended September 30, 1999:

                                                                       First
                                             Mean        Median        Place
                                             ----        ------        -----
Price to last twelve months earnings...      15.0x        14.8x         11.5x
Price to 1999 estimated earnings.......      15.2x        15.8x         11.4x
Price to 2000 estimated earnings.......      13.9x        13.8x         10.0x
Price to book value....................     101.1%        93.9%         73.7%
Price to tangible book value...........     102.8%        93.9%         73.7%
Dividend yield.........................      3.50%        3.43%         2.67%
Return on average assets...............      1.10%        1.22%         1.20%
Return on average equity...............      5.74%        5.54%         6.01%
Leverage ratio.........................      16.7%        14.5%         19.1%
Efficiency ratio.......................      54.1%        52.3%         47.8%

     Comparable Transaction Analysis: McDonald Investments reviewed and compared actual information for groups of comparable pending (through November 22, 1999) and completed transactions (since January 1, 1999) it deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of:

     (i)   price to last twelve months earnings;
     (ii)  price to book value;
     (iii) price to tangible book value; and
     (iv)  price to assets

for each of the following five pending and recently completed transaction comparable groups:

 .    Comparable regional deals, meaning all thrift acquisitions with the selling thrift headquartered in Illinois, Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia;
 .    Comparable asset size deals, meaning all thrift acquisitions with the selling thrift having assets between $100 million and $400 million;
 .    Comparable capitalization deals, meaning all thrift acquisitions with the selling thrift having an equity to assets ratio between 5.0% and 9.0%;
 .    Comparable profitability deals, meaning all thrift acquisitions with the selling thrift having a return on average equity between 8.0% and 16.0%;
 .    Comparable asset quality deals, meaning all thrift acquisitions with the selling thrift having a nonperforming assets to assets ratio of between 0.50% and 1.50%.

     The following table represents a summary analysis of the comparable transactions analyzed by McDonald Investments based on the announced transaction values:

                                                                       Median Price to
                                                   -----------------------------------------------------
                                                                                   Last 12
                                                                                    Months
                                                    Book         Tangible          Earnings
                                      Number        Value       Book Value        Per Share      Assets
                                     --------      -------     ------------      -----------    --------
   Comparable Regional Deals
    Pending......................          7          137%           137%             25.6x           16.6%
    Completed....................         12          209%           213%             23.2x           18.2%

   Comparable Asset Size
    Pending......................         11          133%           133%             21.5x           20.6%
    Completed....................         20          183%           186%             23.8x           17.8%

   Comparable Capitalization
    Pending......................          9          204%           229%             25.3x           17.3%
    Completed....................         22          221%           224%             23.5x           16.1%

   Comparable Profitability
    Pending......................          9          204%           224%             19.8x           18.9%
    Completed....................         22          227%           227%             23.3x           20.4%

   Comparable Asset Quality
    Pending......................          8          147%           149%             22.9x           19.6%
    Completed....................         12          163%           163%             20.0x           20.8%

   Ravenna (1)....................                    195%           226%             14.2x           11.7%

________________
(1) Ravenna pricing data based on closing price for First Place common stock of $11.50 on November 22, 1999.

     Based on the above information, McDonald Investments concluded that this analysis showed an imputed reference range of $25.5 million to $31.0 million.

     Contribution Analysis: McDonald Investments analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Ravenna shareholders would hold approximately 15.7% of the pro forma diluted shares. Ravenna's approximate contributions are listed below by category:

                                                   Ravenna
                                                   -------
                   Assets........................   20.1%
                   Loans.........................   23.4%
                   Deposits......................   21.9%
                   Equity........................    7.3%
                   Tangible equity...............    6.4%
                   Last twelve month earnings....   14.7%
                   2000 estimated earnings.......   13.9%
                   2001 estimated earnings.......   13.9%

     Accretion/Dilution Analysis: On the basis of financial projections and estimates of ongoing cost savings accruing to the pro forma company provided to McDonald Investments by management, as well as estimated one-time costs related to the transaction, McDonald Investments compared pro forma per share equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for Ravenna and First Place.

     The accretion/dilution analysis demonstrated, among other things, that the merger would result in:

     . Accretion to earnings per share for Ravenna shareholders in fiscal 2001, the assumed first full year of combined operations;
     . 2.0% dilution to earnings per share for First Place shareholders in fiscal 2001 and beyond;
     . 110.5% higher cash dividends for Ravenna shareholders, assuming the First Place board of directors maintained its current dividend policy;
     .    No change in cash dividends for First Place shareholders;
     . 101.9% and 115.9% accretion to book value and tangible book value per share for Ravenna shareholders initially, and increasing over the period of the analysis; and
     . 12.7% and 18.1% dilution to book value and tangible book value per share for First Place shareholders over the period of the analysis.

     The above analysis assumed First Place repurchased in the open market 50% of the shares issued in the merger. To the extent First Place is able to repurchase additional shares in the open market at current trading prices or to achieve yield or other revenue enhancements, the merger would be accretive to First Place's earnings per share in fiscal 2001 and beyond.

     Discounted Cash Flow Analysis: McDonald Investments performed a discounted cash flow analysis with regard to Ravenna in an acquisition scenario. This analysis utilized a range of discount rates of 12% to 18% and a range of terminal earnings multiples of 12.0x to 17.0x. The analysis resulted in a range of present values of $23.0 million to $38.3 million for Ravenna in an acquisition scenario. As indicated above, this analysis was based on Ravenna's and First Place's senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald Investments noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

     Other Analyses: McDonald Investments also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

     No company used as a comparison in the above analyses is identical to Ravenna, First Place or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Ravenna, First Place and the combined entity are being compared.

     In connection with delivery of its opinion dated as of the date of this joint proxy statement/prospectus, McDonald Investments performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. McDonald Investments did not perform any analyses in addition to those described above in updating the opinion.

     For its financial advisory services provided to Ravenna, McDonald Investments has been paid fees of $45,000 to date and will be paid a fee of approximately $265,000 at the time of closing of the merger. In addition, Ravenna has agreed to reimburse McDonald Investments for all reasonable out-of-pocket expenses, incurred by it on Ravenna's behalf, as well as to indemnify McDonald Investments against certain liabilities, including any which may arise under the federal securities laws.

     McDonald Investments is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Ravenna and/or First Place. As a market maker, McDonald Investments may also have purchased and sold the securities of First Place for McDonald Investments' own account and for the accounts of its customers.

Ravenna Stockholders Will Receive 2,017 Shares of First Place Common Stock for Each Ravenna Share

     Upon completion of the merger, each share of Ravenna common stock will be converted into the right to receive 2,017 shares of First Place common stock. However, certain shares will not be so converted. These shares include those held by Ravenna as treasury stock. They do not include shares held in a fiduciary capacity or in satisfaction of a debt previously contracted. Upon completion of the merger, those shares which are not converted into the right to receive First Place common stock will be canceled and retired and no payment will be made for them.

     The exchange ratio may be increased by First Place if Ravenna exercises its rights under the merger agreement to terminate the merger agreement due to the price of the First Place common stock declining below certain levels. See "-- Price-Based Termination of the Merger Agreement." However, First Place is under no obligation to increase the exchange ratio. Any decision to increase the exchange ratio would be made by the First Place board. If First Place elects to increase the exchange ratio, it must give Ravenna prompt notice of that election. If First Place increases the exchange ratio as called for by the merger agreement, no termination of the merger agreement would occur.

     The exchange ratio was arrived at through arm's-length negotiations between First Place and Ravenna. The merger agreement provides that, if First Place effects a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of First Place common stock, an appropriate adjustment to the exchange ratio will be made. This ensures that the consideration to be received by Ravenna stockholders will not be impacted by a dividend, stock split or the like.

     The market price of First Place common stock will always fluctuate.
Because the number of shares of First Place common stock to be received by Ravenna's stockholders in the merger is fixed, subject to possible increase described above, and because the market price of the First Place common stock will fluctuate, the value of the shares of First Place common stock that Ravenna stockholders would receive in the merger may increase or decrease prior to and after the merger. For further information concerning the market prices of First Place common stock and Ravenna common stock, see "MARKET PRICES AND DIVIDEND INFORMATION." No assurance can be given as to what the market price of First Place common stock will do before or after the merger closes.

     No fractional shares of First Place common stock will be issued in connection with the merger. Instead, First Place will make a cash payment to each Ravenna stockholder who would otherwise receive fractional shares. The cash payment will equal the product of (1) the fractional portion which a Ravenna stockholder would otherwise receive and (2) the average of the daily closing sales price of a share of First Place common stock for the twenty consecutive trading days ending on the fifth trading day prior to the closing date.

       Each outstanding and unexercised option to purchase shares of Ravenna common stock will be converted into an option to purchase shares of First Place common stock. The number of shares of First Place common stock subject to converted options is equal to the product of the number of shares of Ravenna common stock subject to Ravenna options and the exchange ratio. The exercise price per share of the First Place options will equal the exercise price per share of Ravenna common stock otherwise purchasable under the Ravenna option, divided by the exchange ratio.

Procedures for Exchanging Your Stock Certificates

       First Place. Shares of First Place common stock issued and outstanding immediately prior to the completion of the merger will remain issued and outstanding and be unaffected by the merger.

       Ravenna. Within five business days after the completion of the merger, a bank or trust company selected by First Place and reasonably satisfactory to Ravenna will mail to each former holder of record of Ravenna common stock a letter with instructions on how to exchange Ravenna stock certificates for First Place stock certificates, and cash for fractional shares.

       Holders of Ravenna common stock should not send in their certificates until they receive the letter of transmittal and instructions from the designated agent, and should not return such stock certificates with the enclosed proxy.

       After you mail in these materials to the designated agent, your First Place stock certificates and, where applicable, a check for your fractional shares, will be mailed back to you. The Ravenna certificates you surrender will be canceled.

       As a Ravenna stockholder, you will receive First Place dividends or other distributions declared after the completion of the merger only if you surrendered your Ravenna stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

       After the completion of the merger, there will be no transfers of Ravenna common stock issued and outstanding immediately prior to the completion of the merger. Ravenna stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for First Place stock certificates.

       If your Ravenna stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The designated agent will send you instructions on how to provide such evidence.

Interests of Ravenna's Directors and Officers in the Ravenna Merger That Are Different from Your Interests

       Some members of Ravenna's management and the Ravenna board may have interests in the merger that are in addition to, or different from the interests of stockholders. The Ravenna board was aware of these interests and considered them in approving the merger agreement.

     Existing Severance and Employment Agreements. As a consequence of the proposed change in control of Ravenna contemplated by the merger agreement, Earl
T. Kissell is entitled to receive certain payments and benefits from Ravenna in connection with the merger as a result of a Severance and Employment Agreement between Mr. Kissell and Ravenna dated September 23, 1998, an Incentive Stock Option Agreement between Mr. Kissell and Ravenna dated January 1, 1998 and amended September 23, 1998 and a Cash Award Plan adopted by the board of directors on December 17, 1997. The payments and benefits to which Mr. Kissell is entitled in connection with the agreements and plan described above are as follows:

Severance and Employment                .  Severance payment of $578,460
Agreement                               .  Payment of certain legal fees (up to
                                           $10,000)
                                        .  Continuation for three years of
                                           certain employee benefits
                                        .  Opportunity to purchase company car
                                           at book value
                                        .  Payment of accountant and attorney
                                           expenses for tax preparation in year
                                           of severance
Incentive Stock Option Agreement/       .  Acceleration of non-vested stock
Cash Award                                 options granted to Mr. Kissell

                                        .  Payment of exercise price of stock
                                           options grossed-up for tax purposes,
                                           in an aggregate amount of $778,098


     One of the purposes of the Ravenna special meeting is to approve these payments and benefits to Mr. Kissell. Mr. Kissell has entered into an agreement with Ravenna, a copy of which is attached as Annex D, which provides that the benefits described above that are otherwise proposed to be paid or made available to Mr. Kissell shall be contingent upon the approval of the Ravenna stockholders voting at least seventy-five percent of the outstanding shares of common stock of Ravenna (excluding common stock beneficially owned by Mr. Kissell). A complete description of the payments and benefits to be provided to Mr. Kissell can be found on the schedule attached to Annex D.

     As a result of the merger, all outstanding options under the Ravenna stock option plans, whether vested or unvested, will be converted automatically into First Place options as described above.

     Appointment to First Place Board of Directors. Following the completion of the merger, First Place and First Federal will each increase their respective boards by one member and appoint _______ to fill the newly created vacancy. Mr. _______'s term will expire in 2001. For his services as a member of the First Federal board, Mr. ______ will receive the customary First Federal board fees and retainers.

     Protection of Ravenna Directors and Officers Against Claims. First Place has agreed to indemnify, defend and hold harmless the current directors, officers and employees of Ravenna and its subsidiary against all expenses, judgments, fines, losses, claims, damages or liabilities arising from acts or omissions occurring at or before the effective date, to the fullest extent permitted by Ohio law and the Ravenna articles of incorporation and regulations.

     First Place has also agreed that, for a period of six years from the effective date of the merger, it will use its reasonable best efforts to provide directors' and officers' insurance for the present and former officers and directors of Ravenna with respect to claims arising from facts or events occurring prior to the effective date. The insurance provided by First Place must contain at least the same coverage and amounts with terms and conditions no less advantageous than Ravenna's current policy; provided, however, that First Place is not required to expend more than 125% percent of the current amount expended by Ravenna to maintain or obtain that insurance coverage. If First Place cannot maintain or obtain the required insurance coverage within the 125% percent limit, it is required to use its reasonable best efforts to obtain as much comparable insurance as is available for that amount. Finally, if First Place merges into or consolidates with any other entity or sells substantially all its assets to another entity, First Place must cause its successors or assigns to assume these obligations.

Management and Operations Following the Merger

     Following the merger, First Place and First Federal will increase their boards by one member and will appoint Mr. ______ to fill the vacancies. Mr. ______'s term as a member of the First Place board will expire in 2001. For his services as a member of the First Federal board, Mr. ______ will be paid the customary board fee.

     First Place expects to achieve significant consolidation efficiencies following the consummation of the merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through the elimination of duplicative compensation costs and computer system costs.

     Following the merger, First Place intends to continue to utilize a stock repurchase program, subject to regulatory limitations or conditions, economic and market conditions and a review by the board and management of the anticipated effects of such a program. Such a program may affect First Place's ability to use pooling-of-interests accounting in any potential acquisitions, although, like other public companies, First Place will retain the ability to terminate the stock repurchase plan and reissue all or a portion of these repurchased shares in order to utilize the pooling-of-interests method of accounting for further acquisitions.

Employee Matters

     Each Ravenna employee whose employment is not specifically terminated will become an employee of First Place or First Federal. However:

     (1) Ravenna's continuing employees will not be, or act as, officers of First Place or First Federal unless elected or appointed to that position by First Place or First Federal.

     (2) Ravenna's continuing employees who remain following the merger will be at will employees of First Place or First Federal.

     (3) First Place shall continue the Ravenna Savings Bank 401(k) Profit Sharing Plan for a period of up to two years for the benefit of Ravenna's employees. After that time, First Place may elect to merge the Ravenna 401(k) Plan into the First Place 401(k) Plan.

     (4) As of the next entry date beginning two years after the closing of the merger, First Place shall permit Ravenna employees to participate in the First Federal Savings and Loan Association of Warren Employee Stock Ownership Plan on the same terms and conditions as First Place and First Federal employees. First Place shall give effect to years of service with Ravenna as if such service was with First Place, up to a maximum of three years.

     (5) First Place will honor existing employment agreements, including the change in control provisions of such agreements between Ravenna and certain employees and stock option plans, and other benefit plans. First Place will also honor the payment of benefits by Ravenna under such agreements and plans to the extent these obligations have been previously disclosed to First Place. Payments under the Ravenna employment agreements may be made by Ravenna immediately prior to the completion of the merger at the discretion of First Place.

     (6) Except as otherwise provided in paragraphs (3), (4) and (5) above, appropriate steps shall be taken to terminate all Ravenna employee plans around the time the merger closes. Except as provided in paragraph (3), each Ravenna continuing employee will be eligible to participate in First Place employee plans, on the same basis as any newly-hired employee of First Place or First Federal. However, with respect to each First Place employee plan other than the Employee Stock Ownership Plan, for determining eligibility to participate, vesting, and entitlement to benefits, service with Ravenna will be treated as service with First Place or First Federal. Service will not be recognized to the extent it would result in a duplication of benefits.

     (7) If the employment of any Ravenna employee who did not have an employment agreement with Ravenna at the time of the merger is actually terminated by First Place within one hundred twenty (120) days following the closing of the merger for reasons due to the merger, First Place will pay to that employee a severance payment equal to that employee's weekly salary as of the date of termination multiplied by each full year of service of that employee, up to a maximum of ten years of employment. First Place will retain the right to terminate any Ravenna employee for justifiable cause, without being obligated to pay any severance payment.

Conditions to the Merger

     The obligations of First Place and Ravenna to close the merger are conditioned on the following being satisfied at or prior to the completion of the merger:

     (1) First Place's and Ravenna's stockholders must have approved the merger agreement;

     (2) The requisite regulatory approvals, regulatory consents and waivers must be obtained and all statutory waiting periods must have expired;

     (3) Any necessary material third party consents, waivers or approvals must be obtained or made;

     (4) No approvals or waivers will contain any term or condition that will have a material adverse effect on First Place, First Federal or Ravenna;

     (5) No party to the merger will be subject to any order, decree or injunction that prohibits closing any of the merger's transactions;

     (6) No statute, rule or regulation will prohibit completion of the merger's transactions;

     (7) The registration statement will have been declared effective by the SEC and the SEC will not be taking actions to stop the merger from proceeding;

     (8) All required approvals by state securities or "blue sky" authorities will have been obtained;

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

     (9) First Place will have received a letter of agreement from each Ravenna affiliate agreeing to comply with the post-merger resale restrictions of Rule 145 of the Securities Act of 1933, as amended, and to be present and vote in favor of the merger at the meeting; and

     (10) First Place will issue its shares in exchange for the shares of Ravenna common stock. Those shares will be listed on the Nasdaq National Market.

     The obligations of First Place and Ravenna to complete the merger are also conditioned on the following:

     (1) All parties will have performed their respective obligations under the merger agreement;

     (2) Subject to prior disclosure of any necessary qualifications, the representations and warranties made by the parties in the merger agreement will be materially true when the merger closes. Each party will furnish the other with a certificate attesting to this fact;

     (3) Each party's stockholders and/or boards will have taken all actions they are required to take under the merger agreement. Each will furnish the other with appropriate corporate records reflecting this fact;

     (4) First Place and Ravenna will have obtained consents or approvals to permit First Place to assume Ravenna's contracts, leases and other agreements;

     (5) First Place and Ravenna will have received certificates from appropriate authorities as to the corporate existence and good standing of one another and their respective subsidiaries;

     (6) First Place and Ravenna will have received an opinion from their respective counsel, dated as of the completion of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that accordingly:

          (a) no gain or loss will be recognized by First Place, First Federal or Ravenna as a result of the merger;

          (b) besides cash received for fractional shares, no gain or loss will be recognized by Ravenna's stockholders who exchange their Ravenna common stock for First Place common stock;

          (c) the tax basis of stock received by Ravenna's stockholders in the merger will be the same as the tax basis of their Ravenna common stock. This tax basis will be reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

          (d) the holding period of First Place common stock received by each Ravenna stockholder will include the holding period of their Ravenna common stock. However, the stockholder must have first held their Ravenna common stock as a capital asset at the merger's conclusion.

     The parties have received these opinions, which will be updated after the completion of the merger.

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

     We cannot guarantee when, or whether, the regulatory consents and approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. See "--Regulatory Approvals Needed to Complete the Merger" below. If the merger is not completed on or before June 30, 2000, the merger agreement may be terminated by a vote of a majority of the board of directors of either First Place or Ravenna. However, failure to complete the merger by this time cannot be due to the breach of any representation, warranty or covenant by the party seeking to terminate.

Regulatory Approvals Needed to Complete the Merger

     Completion of the merger is subject to a number of regulatory approvals and consents. The merger is subject to the prior approval of the OTS under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. In addition, as discussed below, a waiting period of 15 to 30 days must be satisfied prior to completion of the merger after OTS approval. First Place filed an application with the OTS on ___________, 2000.

     Further, under the Ohio Revised Code, notice of the merger must be provided to the Superintendent of Financial Institutions. First Place and Ravenna will submit the required notice prior to the consummation of the merger.

     Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of First Federal and Ravenna in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. First Federal and Ravenna each received a "Satisfactory" rating during their last respective Community Reinvestment Act examinations.

     In addition, a period of 15 to 30 days must expire following approval by the OTS, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While First Place believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or if such proceeding is instituted or challenge is made, as to the result thereof.

     The merger cannot proceed in the absence of the requisite regulatory approvals. See "--Conditions to the Merger" and "--Waiving and Amending Provisions in, or Terminating, the Merger Agreement." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the condition set forth in the merger agreement and described above under "--Conditions to the Merger." There can likewise be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, as to the result of the challenge.

     First Place is not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

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

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Ravenna stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conduct of Business Pending the Merger

     Except as expressly provided in the merger agreement or as consented to by First Place, Ravenna has agreed that until the completion of the merger it will carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practices. Ravenna has agreed to use its best efforts to:

 .    Preserve intact its business organization and that of its subsidiary;

 .    Keep available to itself and First Place the present services of its and its subsidiary's employees; and

 .    Preserve for itself and First Place the goodwill of its and its subsidiary's customers and other with whom business relationships exist.

     Further, the merger agreement also restricts the conduct of Ravenna's business prior to the completion of the merger. In particular, the merger agreement provides that, except as otherwise provided in the merger agreement or with the prior written consent of First Place, which shall not be unreasonably withheld, Ravenna may not:

 .    Declare or pay any dividends on, or make other distributions in respect of, any of its common stock, other than quarterly dividends of no more than $75 per share;

 .    Split, combine or reclassify any shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of its common stock or securities convertible into or exchangeable for common stock;

 .    Subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable for its capital stock;

 .    Amend its articles of incorporation, constitution or bylaws;

 .    Make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, or which are in an amount of no more than $20,000 individually and $50,000 in the aggregate;

 .    Enter into any new line of business;

 .    Subject to certain exceptions, acquire or agreed to acquire any business or entity or otherwise acquire any assets which would be material to Ravenna;

 .    Take any action that is intended to or may reasonably be expected to result in any of Ravenna's representations and warranties set forth in the merger agreement being or becoming untrue in any material respect;

 .    Take any action that is intended to or may reasonably be expected to result in any of the conditions to the merger not being satisfied or in a violation of the merger agreement;

 .    Change its methods of accounting in effect at June 30, 1999, subject to certain exceptions;

 .    Adopt, amend, renew or terminate, except as may be required by law, any employee benefit plan or agreement, arrangement, plan or policy between Ravenna and any of its current or former directors, officers and employees

 .    Except for normal increases in the ordinary course of business consistent with past practice, but limited in all circumstances to no more than a 5% increase, or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee;

 .    Take or cause to be taken any action that would disqualify the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

 .    Dispose or agree to dispose of its material assets, properties or other rights or agreements;

 .    Purchase, sell, assign or otherwise transfer any right to service loans;

 .    Sell, transfer, lease or encumber any loan;

 .    Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity;

 .    File any application to relocate or close any branch office;

 .    Breach any regulatory agreement or material contract or license to which
     Ravenna or is subsidiary is a party or by which they or their property is bound;

 .    Restructure, compromise or extend any real estate loan, construction loan or commercial loan, except in the ordinary course of business consistent with past practices;

 .    Make, renegotiate, renew, increase, extend or purchase any loans, lease, advance, credit enhancement or other extension of credit, except either in conformity with existing lending practices in amounts not to exceed the limits approved by FannieMae or FreddieMac to any individual borrower or for loans or advances as to which Ravenna has a legally binding obligation to make such loan or advance as of the date of the merger agreement;

 .    Make, renegotiate, renew, increase, extend or purchase any loans, advances or commitments to directors, officers or other affiliated parties of Ravenna or its subsidiary except for renewals of such loans or as previously disclosed by Ravenna;

 .    Purchase or commit to purchase any bulk loan portfolio;

 .    Engage in or enter into any structured transactions, derivative securities, arbitrage or hedging, except for forward loan commitments transacted in the ordinary course of business consistent with past practices, which shall be subject to review by First Place;

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

 .    Subject to certain exceptions, invest or commit to invest in real estate or any real estate development project;

 .    Create, renew, amend or terminate or give notice to do the same to any material contract, agreement or lease for goods, services or office space to which Ravenna or its subsidiary is a party or by which they are bound;

 .    Take any action which would cause the termination or cancellation by the
     FDIC of Ravenna's deposit insurance;

 .    Make any investment in any investment security, including mortgage-backed and mortgage related securities, except for short-term investments with stated maturities of less than one year;

 .    Settle any claim, action or proceeding involving any liability of Ravenna or its subsidiary for money damages in excess of $25,000 or material restrictions upon the operations of Ravenna or its subsidiary;

 .    Elect to the board of directors of Ravenna or to any office any person who was not a director or officer of Ravenna as of the date of the merger agreement; or

 .    Agree to do any of the foregoing.

     Except as expressly provided in the merger agreement or as consented to by Ravenna, First Place has agreed that until the completion of the merger it will carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practices. First Place has agreed to use its best efforts to:

 .    Preserve intact its business organization and that of its subsidiary; and

 .    Preserve for itself and Ravenna the goodwill of its and its subsidiary's customers and other with whom business relationships exist.

     In addition, the merger agreement also restricts the conduct of First Place's business prior to the completion of the merger. In particular, the merger agreement provides that, except as otherwise provided in the merger agreement or with the prior written consent of Ravenna, First Place may not:

 .    Declare, pay or make any extraordinary or special dividends or distributions in respect of its capital stock, except that First Place may increase its quarterly dividend on its common stock;

 .    Take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect;

 .    Take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied, or in a violation of any provision of the merger agreement, except as required by applicable law;

 .    Change its methods of accounting in effect at June 30, 1999, subject to certain exceptions;

 .    Take or cause to be taken any action which would disqualify the merger as a tax free reorganization under Section 368 of the Internal Revenue Code;

 .    Take any action which would cause the termination or cancellation by the
     FDIC of First Federal's deposit insurance; or

 .    Agree to do any of the foregoing.

Representations and Warranties Made by First Place and Ravenna in the Merger Agreement

     Both First Place and Ravenna have made certain customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the party's business, financial condition or results of operations. See "--Conditions to the Merger."

What Happens If A Third Party Offers to Buy Ravenna

     Ravenna has agreed not to seek to have an outside third party try to buy a material interest in Ravenna or its subsidiary. Generally, a tender or exchange offer, proposal for a merger, consolidation or other business combination, or any proposal or offer to acquire a substantial equity interest in or a substantial portion of the assets of Ravenna or its subsidiary.

     However, the Ravenna board may enter into discussions or negotiations with anyone who makes an unsolicited, written bona fide proposal to acquire Ravenna, if the Ravenna board determines that it was their fiduciary duty to enter into such negotiations.

     If Ravenna does enter into negotiations with a third party regarding a proposal, it has to furnish First Place with written notice of its intended actions and all relevant details.

     The Ravenna board may also communicate any information about any such takeover proposal to its stockholders if, in the judgment of the Ravenna board, based upon the written opinion of outside counsel, such communication is required by applicable law.

Waiving and Amending Provisions In, Or Terminating, the Merger Agreement

     Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the vote by the stockholders of Ravenna, no amendment or modification may be made that would reduce the consideration to be received by Ravenna's stockholders under the terms of the merger agreement.

     The merger agreement may also be terminated at or prior to the completion of the merger, either before or after approval of the matters presented in connection with the merger by the stockholders of First Place and/or Ravenna:

     (1)  The mutual consent of both boards;

     (2) Either party, if a governmental approval, consent or waiver has been denied or a governmental authority has prohibited the merger or part of the merger from being completed;

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

     (3) Either party's board if the merger is not completed by June 30, 2000. However, the failure to complete the merger by June 30, 2000 cannot be due to the breach of any representation, warranty or covenant contained in the merger agreement by the party seeking to terminate;

     (4) Either party's board if the stockholders of First Place or Ravenna do not approve the merger agreement, however, a party can only terminate the merger agreement if it has complied in all material respects with its obligations to solicit the support of its stockholders for the merger;

     (5) Either party if the other has failed to perform a material obligation, or if the other party has materially and incurably breached a covenant, condition or representation of the merger agreement;

     (6) First Place, if the Ravenna board does not publicly recommend in the proxy statement that Ravenna's stockholders approve and adopt the merger agreement. First Place could also terminate if, after recommending in this document that Ravenna stockholders approve and adopt the merger agreement, the Ravenna board withdraws, modifies or amends its recommendation in any respect materially adverse to First Place; or

     (7) Ravenna, as discussed below under "--Price-Based Termination of the Merger Agreement."

Price-Based Termination of the Merger Agreement

     The merger agreement provides that if the average of the daily closing bid and ask prices of First Place stock for the twenty consecutive trading days ending on the fifth trading day prior to the closing is less than $9.00 and the decline in such price since November 22, 1999 exceeds by more than 5% the decline in the value of the SNL Securities Thrift Index during that period, then Ravenna may terminate the merger agreement. However, no termination may occur if First Place agrees to increase the number of shares of First Place common stock to be received by Ravenna's stockholders to an amount equal to $18,400 per share of common stock based on the market price of First Place common stock. The increase required by the merger agreement is generally designed to make up for the extent to which First Place's stock has underperformed the industry group, should that be the case. The calculations necessary to arrive at such an increase are complex and we encourage you to read them in context with Section
8.1 of the merger agreement. Please note, however, that based on First Place's stock price alone as of _____, 2000, no such increase would be necessary. Of course, this could change due to market fluctuations beyond the parties' control.

Nasdaq National Market Listing

     First Place stock is listed on the Nasdaq National Market. First Place has agreed to cause the shares of First Place common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market, prior to or at the completion of the merger. The obligations of the parties to complete the merger are subject to approval for quotation on the Nasdaq National Market of such shares. See "--Conditions to the Merger" above.

Accounting Treatment of The Merger

  The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. This means that First Place and Ravenna will be treated as one

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

company as of the date of the combination and First Place will record the fair market value of Ravenna's assets less liabilities on its financial statements. Any difference between purchase price and the fair value of the identifiable net assets is recorded as goodwill. The income statements incorporate the recorded income of Ravenna's operations beginning at the completion of the merger.

     The unaudited pro forma condensed combined consolidated financial information contained in this document has been prepared using the purchase accounting method to account for the merger. See "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements."

Tax-Free Transaction for Ravenna Stockholders

     The following is a discussion of the material federal income tax consequences of the merger to First Place, Ravenna and holders of Ravenna common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date of this document. This discussion assumes that the Ravenna common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Ravenna common stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering their opinions, counsel will require and rely upon representations contained in certificates of officers of First Place, Ravenna and others.

     Holders of Ravenna common stock should consult their tax advisors as to the particular tax consequences to them of the merger.

     It is a condition to each of the party's obligation to complete the merger that the parties each will have received an opinion of their respective counsel, dated as of the completion of the merger and that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have already received opinions to this effect, and these opinions will be updated when we complete the merger. If either party waives the requirement of receiving a tax opinion and there is a material change in tax consequences to Ravenna stockholders, you will be notified of such an event and given the opportunity to confirm or change your vote. Because the merger will be treated as a reorganization:

     . None of the companies involved in the merger will recognize a gain or a loss;

     . No stockholders of Ravenna will recognize a gain or a loss for exchanging their Ravenna shares for First Place shares, except for cash received for fractional shares; and

     . Ravenna stockholders will not have their individual tax basis or holding periods affected by exchanging their Ravenna shares for First Place shares, except to the extent cash is received for fractional shares.

Selling the First Place Stock You Receive in the Merger

       The shares of First Place common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except for shares issued to any Ravenna stockholder who may be deemed to control Ravenna, such as an executive officer, director or someone who owns a significant amount of Ravenna's stock. These controlling persons may not sell their shares of First Place common stock acquired in connection with the merger, except under an effective registration statement under the Securities Act of 1933 covering such shares or in compliance with another applicable exemption from the registration requirements of the Securities Act of 1933. This document does not cover any resales of First Place common stock received in the merger by persons who may be deemed to be controlling persons of Ravenna. Ravenna has obtained from each person who is a controlling person of Ravenna and has delivered to First Place, a written agreement intended to ensure compliance with the Securities Act of 1933.

Your Dissenters' Rights in the Merger

       Stockholders of Ravenna are entitled to dissenters' rights pursuant to
Section 1701.85 of the Ohio General  Corporation Law.   Section 1701.85
generally provides that you will not be entitled to these rights absent compliance with Section 1701.85 and failure to take any one of the required steps may result in the termination or waiver of these rights. Specifically, as long as you do not vote your stock in favor of the merger, you may be entitled to be paid the "fair cash value" for your common stock after the completion of the merger. To be entitled to this payment you must deliver a written demand for payment to Ravenna on or before the tenth day following the meeting and must otherwise comply with Section 1701.85. Any written demand must specify your name and address, the number and class of shares held by you on the record date, and the amount claimed as the "fair cash value" of your Ravenna common stock.
We have attached the text of Section 1701.85 to this joint proxy statement/prospectus as Annex E for specific information on the procedure to be followed in exercising dissenters' rights. We encourage you to read Section 1701.85 in its entirety.

       If Ravenna so requests, within fifteen days of the request, dissenting stockholders must submit their stock certificates to Ravenna for endorsement that demand for appraisal has been made. Failure to comply with the request could terminate the dissenting stockholders' rights. Ravenna will promptly return these certificates to the dissenting stockholders. If Ravenna and any dissenting stockholder cannot agree upon the "fair cash value" of the Ravenna common stock, either may, within three months after service of demand by the stockholder, file a petition in the Court of Common Pleas of Portage County, Ohio for a determination of the "fair cash value" of the Ravenna common stock. This court may appoint one or more appraisers to determine the "fair cash value" and if this court approves the appraiser's report, judgment will be entered, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as this court considers equitable. Because proxy cards which do not contain voting instructions will, unless revoked, be voted for adoption of the merger agreement, Ravenna stockholders who wish to exercise their dissenters' rights must either not sign or not return their proxy cards or, if they sign and return their proxy cards, vote against or abstain from voting on the adoption of the merger agreement.

Who Pays for What

       All costs and expenses incurred in connection with the merger will be paid by the party incurring the expense. However, if First Place exercises its right to terminate the merger agreement following the failure of Ravenna's stockholders to approve the merger agreement, or following the failure of Ravenna's board of directors to maintain its recommendation to Ravenna's stockholders in favor of the merger, and if Ravenna within the twelve months following the termination agrees to a merger or similar transaction with another company, Ravenna will pay First Place a termination fee of $1 million.

When Will the Merger Be Completed

       The merger will become effective at the time set forth in the articles of combination that will be filed with the Office of Thrift Supervision and with the Secretary of State of the State of Ohio. The articles of combination will be filed on a date to be specified by the parties, which shall be the first day

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

which is the last business days of a month and at least two business days after the satisfaction or waiver of all conditions to the merger, unless another date is agreed to in writing by both Ravenna and First Place. See "--Conditions to the Merger." The closing of the transactions contemplated by the merger agreement will take place on the date of such filing. It is expected that a period of time will elapse between the meeting and the completion of the merger while the parties seek to obtain the regulatory approvals required to complete the merger. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or the Attorney General of the State of Ohio will not challenge the merger or, if such a challenge is made, the result of the challenge. See "--Regulatory Approvals Needed to Complete the Merger." The merger agreement may be terminated by either party if, among other reasons, the merger has not been completed on or before June 30, 2000 unless failure to complete the merger by that time is due to the breach of any representation, warranty or covenant by the party seeking to terminate. See "-- Waiving and Amending Provisions in, or Terminating, the Merger Agreement."

                         CERTAIN RELATED TRANSACTIONS

Bank Merger Agreement

       In connection with the merger, First Federal and Ravenna will enter into the bank merger agreement under which Ravenna and First Federal will merge, with First Federal being the surviving institution. The bank merger agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the merger agreement is terminated.

                 COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

General

       First Place is a Delaware corporation subject to the provisions of Delaware General Corporation Laws. Ravenna is an Ohio-chartered savings bank subject to Ohio law. If the Ravenna merger is consummated, the holders of Ravenna common stock, whose rights are currently protected by Ohio law and governed under the Ravenna Articles of Incorporation and the Ravenna Constitution will, at the completion of the merger, become stockholders of First Place whose rights will be protected by Delaware law governed under the First Place Certificate of Incorporation and First Place bylaws. The material differences between the rights of the holders of Ravenna common stock and the rights of holders of First Place common stock under Ohio law and Delaware law, respectively, and as described in the respective company's certificates of incorporation and bylaws, are summarized below. Except for the provisions described below, the First Place Certificate of Incorporation and the First Place bylaws are substantially equivalent to the Ravenna Articles of Incorporation and the Ravenna Constitution. Except for the distinctions between Delaware law and Ohio law noted below, Ravenna's rights as stockholders under Delaware law will be substantially equivalent to their rights under Ohio law.

       The following summary is not a complete statement of the differences affecting the rights of holders of First Place common stock and Ravenna common stock under Delaware law and their respective certificates of incorporation and bylaws. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the governing corporate instruments of First Place and Ravenna.

       Copies of such governing documents of First Place and Ravenna are available, without charge, to any person to whom this document is delivered, on written or oral request. In the case of documents relating to First Place, please follow the instructions under "WHERE YOU CAN FIND MORE INFORMATION." In the case of Ravenna, requests should be made to Ravenna Savings Bank, 999 East Main Street, Ravenna, Ohio 44266, Attention:
Corporate Secretary, telephone number (330) 296-3874.

Number of Members of the Board Of Directors

       First Place. First Place's bylaws do not provide for a minimum nor a maximum number of members that must or may serve on the First Place board. The number of members of the First Place board shall be the number so designated by the First Place board. In the absence of such designation, the number of the members of the First Place board shall be eight. The number of members of the First Place board is currently set at seven.

       Ravenna. Ravenna's Constitution provides that there shall be not less than five and no more than nine members on the Ravenna board. Ravenna's board currently has seven members.

Election of the Board Of Directors

       First Place. Under the First Place bylaws, directors must be nominated in accordance with the notice requirements noted below under "Conduct of Business at a Stockholders' Meeting."

       Ravenna. Under the Ravenna Constitution, candidates for director may be nominated by any stockholder by filing the names of the candidates in writing with the Secretary of Ravenna at least one week prior to the election, or by the affirmative vote of stockholders holding a majority of shares present at the annual meeting.

Pre-Emptive Rights

       First Place. First Place stockholders are not afforded any pre-emptive rights.

       Ravenna. Pursuant to the Ohio General Corporation Law, each share of Ravenna common stock has pre-emptive rights. Pre-emptive rights entitle stockholders to maintain their proportionate ownership interest by purchasing a proportionate share of any new stock issues.

Voting Rights

       First Place. The First Place Certificate of Incorporation provides that in no event shall any record owner of any outstanding First Place common stock which is deemed to be owned, directly or indirectly, by a person who is deemed to own in excess of 10% of the then-outstanding shares of common stock be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. The Board of Directors is authorized to (i) make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (2) demand that any person who is reasonably considered to own stock in excess of the 10% limit to supply information to First Place to enable the board to implement and apply the limit.

       Ravenna. Stockholders of Ravenna have no corresponding voting rights limit.

Removal of Directors from the Board Of Directors

       First Place. The First Place Certificate of Incorporation provides that, subject to the rights of holders of any series of preferred stock then-outstanding, any director, or the entire First Place board, may be removed from office at any time for cause, and only by the affirmative vote of the holders of at least

80% of the voting power of all of the then-outstanding shares of First Place capital stock entitled to vote in the election of directors.

       Ravenna. The Ravenna Constitution provides that any or all directors may be removed, with or without cause, at any time by a majority vote of the outstanding shares of stock. Any director may also be removed by the Board of Directors if (a) by order of court he has been found to be of unsound mind, (b) he is adjudicated a bankrupt, or (c) within 60 days after his election to the Board he has failed to become qualified by accepting in writing his election or by acting at a meeting of the Board of Directors.

Special Meetings of the Stockholders

       First Place. The First Place bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders may be called only by a resolution adopted by a majority of the total number of directors which First Place would have if there were no vacancies on the First Place board.

       Ravenna. The Ravenna Constitution provides that a special meeting of the Ravenna stockholders may be called by the President or a Vice President, by a majority of the members of the Board of Directors, or by stockholders holding, in the aggregate, at least twenty-five percent of the outstanding shares of Ravenna common stock.

Annual Meeting of Stockholders

       First Place. Each First Place annual meeting of stockholders shall take place within 13 months of the prior annual meeting.

       Ravenna. Each Ravenna annual meeting shall be held at such time as the Board of Directors may determine.

Conduct of Business At A Stockholders' Meeting

       First Place. The First Place bylaws require the chairman of the meeting to determine the order of business and the procedures to be followed at the meeting. The First Place bylaws also require that the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting be announced at the meeting. In order for business to be brought before a meeting, the business must relate to matters appropriate for stockholder action and must be timely delivered to First Place in accordance with the notice requirements articulated in the First Place bylaws. To be timely, the notice must be delivered to First Place not less than 90 days before the annual meeting if less than 100 days notice of the meeting was furnished to stockholders. Notice must be received not later than the close of business on the tenth day following the day on which the notice was mailed, in order for it to be considered timely.

       Ravenna. The Ravenna Constitution does not require that the annual meeting's chairman determine the order of business or the procedures to be followed at the meeting. Moreover, the Ravenna bylaws do not require that the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting must be announced. The Ravenna Constitution provides that, unless otherwise prescribed by statute, regulation or the Constitution, all meetings of stockholders shall be conducted in accordance with Robert's Rules of Order.

Availability of A List of the Company's Stockholders

       First Place. Delaware law and the First Place bylaws require that a stockholders' list be available for examination by First Place stockholders during ordinary business hours for a period of at least ten business days prior to, and at, the First Place stockholders' meetings.

       Ravenna. Under Ohio law, any stockholder at any meeting can request that a complete stockholders' list be produced at the Ravenna stockholders' meetings.

Amendment to Bylaws

       First Place. The First Place Certificate of Incorporation and bylaws provide that the bylaws may be amended by a majority vote of the First Place board or by at least 80% of the voting power of all the then-outstanding shares of voting stock.

       Ravenna. The Ravenna Constitution provides that the Constitution may be amended at any annual or special meeting of stockholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Ravenna, represented in person or by proxy, held and voted by stockholders of Ravenna.

Merger or Business Combinations That the Company Might Enter Into

       First Place. The First Place Certificate of Incorporation requires that any merger or business combination of First Place or any of its subsidiaries with an interested stockholder or any other corporation that is or would be an affiliate of an interested stockholder, requires the affirmative vote of at least 80% of the voting power of the then-outstanding stock of First Place entitled to vote.

       Ravenna. Neither the Ravenna Articles of Incorporation nor the Ravenna Constitution contains a corresponding provision.

       Delaware. Delaware law prohibits a corporation from engaging in a merger or consolidation with the corporation of an interested stockholder for three years following the date that the person became an interested stockholder unless:

     . The board of directors approved either the disposition of assets or the transaction that made the stockholder become an interested stockholder;

     . The interested stockholder purchased at least 85% of the outstanding voting shares in the transaction with which the interested stockholder became an interested stockholder. The shares owned by persons who are both officers and directors of the company and shares in employee stock plans do not count towards the number of outstanding shares; or

     . The disposition is approved by a two-thirds vote of disinterested stockholders.

     Ohio. As a privately-owned Ohio savings bank, Ravenna is not subject to the Ohio Merger Moratorium Statute or the Ohio Control Share Acquisition Statute.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

       The following statements contain selected condensed financial information for First Place and Ravenna, on an unaudited pro forma condensed combined consolidated basis giving effect to the Ravenna merger applying the purchase method of accounting. The pro forma condensed statements of income reflecting the Ravenna merger assume the acquisition of Ravenna was completed on the first day of each of the periods presented.

       The unaudited pro forma condensed balance sheet presents the combined financial position of First Place and Ravenna as of November 30, 1999. The unaudited pro forma condensed balance sheet reflects (1) the acquisition of Ravenna applying the purchase method of accounting; and (2) certain adjustments that are directly attributable to the Ravenna merger, including allocation of the purchase price for the merger. The pro forma condensed balance sheet assumes that the acquisition of Ravenna was completed as of November 30, 1999.

       The unaudited pro forma condensed financial statements have been prepared based upon currently available information and assumptions deemed appropriate by management of First Place and Ravenna. This pro forma information may not be indicative of what actual results would have been, nor does such data purport to represent the combined financial results of First Place and Ravenna for future periods.

       There may be certain cost savings and/or revenue enhancements that will result from the Ravenna merger. The information furnished in the statements does not reflect either the expected cost savings or the revenue enhancements that may or may not be achieved.

                          FIRST PLACE FINANCIAL CORP.
                             RAVENNA SAVINGS BANK
                   PRO FORMA CONDENSED COMBINED CONSOLIDATED
                       STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                                                              At November 30, 1999
                                                      ------------------------------------------------------------------
                                                       Historical      Historical         Pro Forma        Pro Forma
                                                      First Place       Ravenna          Adjustments        Combined
                                                      -----------       -------          -----------        --------
                                                                                       Debit (Credit)
Assets                                                                      (In thousands)
------
Cash and cash equivalents..........................      $ 10,385        $    679        $      --           $ 11,064
Interest-bearing deposits in other
  financial institutions...........................        12,788             277               --             13,065
Investment securities, available for sale..........        34,851          34,117               --             68,968
Mortgage-backed securities, available for sale.....       200,812              --               --            200,812
Mortgage-backed securities, held to maturity.......            --           2,590              (78)(1)          2,512
Loans receivable, net..............................       505,354         136,666           (1,399)(1)        640,621
Loans held for sale................................         1,458           9,822               --             11,280
Mortgage servicing rights..........................            --           1,657              487(1)           2,144
Office premises and equipment, net.................         5,761           4,767             (605)(1)          9,923
Real estate acquired through foreclosure...........            --             507               --                507
Federal Home Loan Bank stock.......................         6,157           3,152               --              9,309
Other assets.......................................         6,276             968               --              7,244
Goodwill...........................................            --              --           11,125             11,834
                                                         --------        --------        ---------           --------
     Total assets..................................      $783,842        $195,202        $  10,239           $989,283
                                                         ========        ========        =========           ========

Liabilities and Stockholders' Equity
------------------------------------
Liabilities:
 Deposits..........................................      $444,421        $122,826        $   2,858(1)        $564,389
 Federal Home Loan Bank advances...................        98,014          58,489            1,059(1)         155,444
 Repurchase agreements.............................        74,430              --          (23,891)(2)         98,321
 Other liabilities.................................        11,739           1,581           (2,571)(3)         15,891
                                                         --------        --------        ---------           --------
     Total liabilities............................        628,604         182,896          (22,545)           834,045
Stockholders' Equity
 Common Stock......................................           112             100              100(4)             112
 Additional paid-in capital........................       110,282              --               --            110,282
 Retained earnings.................................        61,994          14,437           14,437(4)          61,994
 Unrealized gain (loss) on investment securities,
   available for sale...............................       (3,248)         (2,231)          (2,231)(4)         (3,248)
Common stock purchased by:
 Recognition and retirement plans..................        (5,459)             --               --             (5,459)
 Employee Stock Ownership Plan.....................        (8,443)             --               --             (8,443)
     Total stockholders' equity....................       155,238          12,306           12,306(4)         155,238
                                                         --------        --------        ---------           --------
Total liabilities and stockholders' equity.........      $783,842        $195,202        $ (10,239)          $989,283
                                                         ========        ========        =========           ========

_____________________
(1)  Reflects market value adjustments applied to assets and liabilities.
(2)  Reflects assumed borrowing to finalize acquisition.
(3)  Reflects accruals of acquisition costs.
(4)  Reflects elimination of Ravenna equity accounts.

                          FIRST PLACE FINANCIAL CORP.
                             RAVENNA SAVINGS BANK
                   PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME
                                  (UNAUDITED)

                                          Five Months Ended November 30,                         Year Ended June 30,
                               --------------------------------------------------  -------------------------------------------------
                                                       1999                                            1999
                               --------------------------------------------------  -------------------------------------------------
                                Historical   Historical   Pro Forma    Pro Forma   Historical   Historical   Pro Forma    Pro Forma
                                First Place   Ravenna    Adjustments  Combined(1)  First Place    Ravenna   Adjustments  Combined(1)
                               ------------ -----------  -----------  -----------  -----------  ----------  -----------  -----------
                                                        Debit(Credit)                                       Debit(Credit)
                                                                 (In thousands, except per share data)
Interest income............      $22,604       $5,893       $    --       $28,497     $48,126     $12,885    $   --        $61,012
Interest expense...........       11,632        3,763           622(2)     16,017      25,682       8,210       1,493(2)    35,385
                                 -------       ------      --------       -------     -------     -------    --------      -------

Net interest income........       10,972        2,130           622        12,480      22,444       4,675       1,493       25,627
Provision for loan losses..          332           75            --           407       1,062         160          --        1,222
                                 -------       ------      --------       -------     -------     -------    --------      -------
Net interest income after
 provision for loan losses.       10,640        2,055           622        12,073      21,382       4,515       1,493       24,405

Other income...............          904        1,087            --         1,991       1,981       2,467          --        4,448
Other expense..............        6,059        2,092           (24)(3)     8,175      20,692       4,582         (57)(3)   25,331
                                 -------       ------      --------       -------     -------     -------    --------      -------

Earnings before income
 taxes.....................        5,485        1,050           648         5,889       2,671       2,400       1,550        3,522
Income taxes...............        1,757          257          (108)(4)     1,906         616         710        (259)(4)    1,063
                                 -------       ------      --------       -------     -------     -------    --------      -------
Net earnings...............      $ 3,728       $  793      $    538       $ 3,983     $ 2,055     $ 1,690    $  1,291      $ 2,455
                                 =======       ======      ========       =======     =======     =======    ========      =======

Earnings per common share
 Basic.....................      $  0.37(5)    $  793(5)                              $(  .02)    $ 1,690
                                 =======       ======                                 =======     =======
 Diluted...................      $  0.37(5)    $  770(5)                              $(  .02)    $ 1,642
                                 =======       ======                                 =======     =======

Pro forma earnings per
 common share
 Basic.....................                                               $0.40(6)                                         $0.24(8)
                                                                          =======                                          =======
 Diluted...................                                               $0.40(7)                                         $0.24(9)
                                                                          =======                                          =======

__________________________
(1) The pro forma unaudited condensed combined consolidated statements of earnings reflecting the merger using the purchase method of accounting.
(2) Assumed cost of borrowings used to fund acquisition, calculated using an assumed interest rate of 6.25%.
(3) Assumed synergies related to the acquisition, comprised primarily of reduced compensation net of goodwill.
(4)  Tax effect computed at assumed incremental rate.
(5) First Place historical weighted average shares outstanding totaled 9,997,494 for the five-month period ended November 30, 1999, for purposes of computing basic and diluted earnings per share, respectively. Ravenna Savings Bank historical weighted average shares outstanding totals 1,000 and 1,030 for the five-month period ended November 30, 1999, for the purpose of computing basic and diluted earnings per share, respectively.
(6) Pro forma basic earnings per common share is based on 9,997,494 weighted average shares outstanding for the five-month period ended November 30, 1999.
(7) Pro forma diluted earnings per common share is based on 9,997,494 weighted average shares outstanding for the five-month period ended November 30, 1999.
(8) Pro forma basic earnings per common share is based on 10,350,580 weighted average shares outstanding for the twelve-month period ended June 30, 1999.
(9) Pro forma diluted earnings per common share is based on 10,350,580 weighted average shares outstanding for the twelve-month period ended June 30, 1999.

                RAVENNA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

Financial Condition at November 30, 1999 and June 30, 1999

     Ravenna's total assets at November 30, 1999 were $195.2 million, representing an increase of $2.4 million, or 1.2%, from total assets of $192.8 million at June 30, 1999. Asset growth was primarily financed by Federal Home Loan Bank advances.

     Loans receivable at November 30, 1999, totaled $146.5 million, representing a $1.7 million, or 1.2%, increase over June 30, 1999 levels. Interest-bearing deposits and investment securities declined $2.3 million during the five-month period, to $34.3 million at November 30, 1999 as compared to $36.6 million at June 30, 1999, while mortgage-backed securities increased by $2.6 million from zero to $2.6 million from June 30, 1999 to November 30, 1999.

     Asset quality, as measured by the level of total delinquent loans to total loans, improved during the five months ended November 30, 1999. While loans receivable outstanding increased, total delinquent loans declined from $3.5 million at June 30, 1999 to $3.1 million at November 30, 1999. These amounts represent 2.6% and 2.5% of total loans at each of the respective dates. Ravenna's allowance for loan losses totaled $797,000 and $792,000, at November 30, 1999 and June 30,1999, respectively.

     Mortgage servicing rights declined $21,000 during the five months ended November 30, 1999 to $1.7 million. The market value of mortgage servicing rights remained constant at $1.8 million. At November 30, 1999, Ravenna had $39.8 million of loans serviced for others for which no capitalized value has been reflected on the balance sheet, with a market value of approximately $378,000.

     Deposits at November 30, 1999 totaled $122.8 million, representing a $561,000, or 0.45%, increase over the level at June 30, 1999. Borrowings at November 30, 1999 totaled $58.5 million, representing a $1.7 million, or 3.1%, increase over June 30, 1999 levels.

     Shareholders' equity at November 30, 1999 totaled $12.3 million, representing a $188,000 decline over June 30, 1999. The decline was due to a $831,000 investment security mark-to-market adjustment due to rising interest rates and the resulting market value decline and a $150,000 dividend payout, partially offset by net earnings of $793,000.

Comparison of Results of Operations for the Five Months Ended November 30, 1999 and 1998

     Net Interest Income. Net interest income for the five months ended November 30, 1999, increased to $2.1 million, which was $284,000, or 15.4%, over net interest income of $1.8 million for the five months ended November 30, 1998. Interest on loans increased $335,000, or 6.9%, from $4.6 million for the five months ended November 30, 1998 to $4.9 million for the five months ended November 30, 1999. The growth was attributable to an increase in average loans outstanding. Interest on investment securities increased $271,000 due to both an increase in securities purchases and higher asset yield.

     Interest expense on deposits decreased $13,000, or 0.4%, from $2.4 million in 1998, due to the decrease in rates paid on deposits. Ravenna has historically relied on certificates of deposit as its principal source of funds. In May 1998, Ravenna opened a new corporate headquarters facility providing better parking and increased drive-through banking facilities. The more accessible facility increased passbook and checking accounts, which are less costly than certificates of deposit. Accordingly, Ravenna was able to reduce the overall cost of deposit funds. Interest expense on borrowings increased by $342,000, or 34.1%, over 1998, reflecting Ravenna's reliance on advances from the Federal Home Loan

Bank to fund loan growth.

     Provision for Loan Losses. Ravenna's provision for loan losses for the five months ended November 30, 1999 was $75,000, compared to $65,000 for the five months ended November 30, 1998. The increase in Ravenna's provision was based on the increase in classified assets.

     Other Income. Other income totaled $705,000 for the five months ended November 30, 1999, a $613,000, or 46.5%, decrease from other income of $1.3 million for the five months ended November 30, 1998. The decrease was primarily attributable to a $430,000 decrease in gain on sale of loans, and a $89,000 decline in loan servicing income. In July 1999, Ravenna sold $57.0 million of loan servicing at a gain of $382,000 to offset the decline in gain on loan sales.

     General, Administrative and Other Expenses. General, administrative and other expenses increased by $205,000 or 10.8%, to $2.1 million for the five months ended November 30, 1999. The growth in operating expense relates primarily to a $161,000, or 17.3%, increase in employee compensation, due primarily to a decrease in deferred loan origination costs under Statement of Financial Accounting Standard No. 91, and an increase in loan origination incentive compensation.

     Federal Income Taxes. Ravenna's provision for federal income taxes for the five months ended November 30, 1999 decreased by $150,000, or 36.8%, to $257,000 from $407,000 for the five months ended November 30, 1998. Ravenna's effective federal income tax rate for the five months ended November 30, 1999 was reduced from 33.6% for the five months ended November 30, 1998 to 24.5%, due to the purchase of tax exempt municipal securities.

Financial Condition at June 30, 1999 and June 30, 1998

     Ravenna's total assets at June 30, 1999 were $192.8 million, representing an increase of $28.0 million, or 17.0%, from total assets of $164.8 million at June 30, 1998. Asset growth was financed by a $15.7 million increase in Federal Home Loan Bank advances and an increase of approximately $13.6 million in deposits.

      The growth in savings deposits during 1999 reflects the opening of Ravenna's new headquarter office. The new facility provided amenities to make banking more convenient for Ravenna customers resulting in a increase of 1,200 new customers and a $10.9 million increase in cash deposits.

     Loans receivable at June 30, 1999 totaled $144.8 million, representing a $6.0 million, or 4.3%, increase over June 30, 1998 levels. Interest-bearing deposits and investment securities reflected a $22.9 million increase during the twelve-month period, from $13.6 million at June 30, 1998 to $36.5 million at June 30, 1999.

     The growth in loans receivable during 1999 generally reflects a competitive pricing strategy by Ravenna management during a period of lower interest rates and heavy refinance demand and an increase in commissioned loan originators.

     Asset quality, as measured by the level of total delinquent loans to total loans, improved from 1998 to 1999. While loans receivable outstanding increased $6.0 million, or 4.3% from 1998 to 1999, total delinquent loans declined from $4.9 million at June 30, 1998 to $3.5 million at June 30, 1999. These amounts represent 3.4% and 2.6% of total loans at each of the respective dates. Ravenna's allowance for loan losses totaled $792,000 and $705,000 at June 30, 1999 and June 30,1998.

Comparison of Results of Operations for the Years Ended June 30, 1999 and 1998

     Net Interest Income. Net interest income for the year ended June 30, 1999 increased to $4.7 million, reflecting an increase of $181,000, or 4.0%, over net interest income of $4.5 million for the year ended June 30, 1998. Interest income on loans decreased $154,000, or 7.2%, from $11.2 million for the year ended June 30, 1998 to $11.0 million for the year ended June 30, 1999. Interest income on investment securities, federal funds sold and other interest-bearing accounts increased from $827,000 for fiscal 1998 to $1.7 million for fiscal 1999, an increase of $848,000, or 102.5%, due to a $19.2 million increase in average investment securities, federal funds sold and other interest-bearing accounts.

     Interest expense on deposits increased $674,000, or 13.4%, from $5.0 million in fiscal 1998 to $5.7 million in fiscal 1999, due to the increase in average deposits. Ravenna has historically relied on certificates of deposit as its principal source of funds. In May 1998, Ravenna opened a new corporate headquarters facility providing better parking and increased drive-through banking facilities. The more accessible facility increased passbook and checking accounts, which are less costly than certificates of deposit. Accordingly, Ravenna was able to reduce the overall cost of deposit funds. Interest on borrowings decreased by $152,000, or 5.8%, from $2.7 million for fiscal 1998 to $2.5 million for fiscal 1999, due to a decline in the cost of borrowings.

     Provision for Loan Losses. Ravenna's provision for loan losses for the year ended June 30, 1999 was $160,000, compared to $154,000 for the year ended June 30, 1998. The increase in the provision for loan losses was based on the increase in the size of the loan portfolio.

     Other Income. Other income totaled $2.5 million for the year ended June 30, 1999, a $125,000, or 4.8%, decline from other income of $2.6 million for the year ended June 30, 1998. A decline of $559,000 on the gain on sale of mortgage loans and a decline of $75,000 in loan fees and service charges was partially offset by a $280,000 increase in loan escrow fee income, a $105,000 increase in gains on sale of securities and $121,000 increase in gains on sale of fixed assets. Servicing income from loans sold to others declined slightly from $716,000 to $711,000 in 1999.

     General, Administrative and Other Expenses. General, administrative and other expenses increased by $724,000, or 18.8%, for fiscal 1999, from $3.8 million for the year ended June 30, 1998 to $4.6 million for the year ended June 30, 1999. The growth in operating expense relates primarily to a $353,000, or 18.3%, increase in employee compensation, from $1.9 million for fiscal 1998 to $2.3 million for fiscal 1999, due primarily to a decrease in deferred loan origination costs under Statement of Financial Accounting Standard No. 91, and an increase in loan origination incentive compensation, as well as a $261,000 increase in occupancy expense relating to Ravenna's new corporate headquarters.

     Federal Income Taxes. Ravenna's provision for federal income taxes for fiscal 1999 decreased by $334,000, or 32.0%, to $710,000 from $1.0 million for fiscal 1998. Ravenna's effective federal income tax rate for the years ended June 30, 1999 and 1998 was lowered from 34.0% to 29.6%, due to the purchase of tax exempt municipal securities.

Asset/Liability Management

     Ravenna's primary goal in asset/liability management is to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities, while assuring adequate liquidity and maximizing long-term profitability. To accomplish this objective, Ravenna has formulated an asset/liability management policy. The principal elements of this policy are to maintain the interest-rate sensitivity of Ravenna's assets by the origination of adjustable-rate loans for its portfolio, as well as adjustable-rate home equity loans and shorter maturity fixed-rate mortgage loans. Ravenna accomplishes this goal through the active organization and sale of fixed-rate mortgage loans. Ravenna finances its fixed-rate mortgage loans that are held for sale with short-term Federal Home Loan Bank borrowings that closely reflect the underlying short-term nature of loans held for sale. In 1999, Ravenna purchased longer term securities including municipal securities to offset the decline in market value of its mortgage servicing rights portfolio. As interest rates fall, the resultant increase in the securities portfolio value will be offset by the resultant decrease in the mortgage servicing rights portfolio values. Conversely, as interest rates rise, the resultant decrease in the securities portfolio value will be offset by the resultant increase in the mortgage servicing rights portfolio value. Ravenna also uses mandatory forward commitments on mortgage-backed securities to offset the interest rate movement on mortgage loans held for sale. When delivery is not made into the forward commitment, Ravenna recognizes the gain or loss immediately. Gains were $18,780 and $19,688 for the years ended June 30, 1999 and 1998, respectively. For the five months ended November 30, 1999, gains were approximately $20,703.

     On a quarterly basis, management and the board of directors of Ravenna monitor the interest rate sensitivity of the assets and liabilities of Ravenna through reports prepared by an outside consultant.

     The following table sets forth the repricing of the maturity of Ravenna's assets and liabilities at November 30, 1999, based upon contractual terms of the assets and liabilities, without consideration of prepayment assumptions. This table does not necessarily indicate the impact of general interest rate movements on Ravenna's net interest income because competitive and other pressures affect the repricing of assets and liabilities. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.


                                           Within        From         From          From        Over
                                          One Year     1-3 Years    3-5 Years    5-10 Years   10 Years    Total
                                         -----------  -----------  -----------  ------------  ---------  --------
                                                                  (Dollars in thousands)
Interest-earning assets:
  Loans (1)............................  $  20,856    $   4,937    $   4,595     $   8,634    $109,014   $148,036
  Investments..........................         --          973           --         7,258      28,060     36,291
  Interest-bearing deposits............        174           --           --            --          --        174
                                         ---------    ---------    ---------     ---------    --------   --------

     Total interest-earning assets.....     21,030        5,910        4,595        15,892     137,074    184,501

Interest-bearing liabilities:
  Deposits:
   Certificates of deposit.............     61,998       16,032        1,717           197          --     79,944
   Money market deposits...............      9,647           --           --            --          --      9,647
   Demand deposits.....................     10,708           --           --            --          --     10,708
   Passbook savings accounts...........     21,087           --           --            --          --     21,087
                                         ---------    ---------    ---------     ---------    --------   --------

     Total deposits....................    103,440       16,032        1,717           197          --    121,386
  Federal Home Loan Bank
     advances..........................     20,250       21,519           --        16,500          --     58,269
                                         ---------    ---------    ---------     ---------    --------   --------

  Total interest-bearing liabilities...    123,690       37,551        1,717        16,697          --    179,655
                                         ---------    ---------    ---------     ---------    --------   --------

  Interest-earning assets less
   interest bearing-liabilities........  $(102,660)   $ (31,641)   $   2,878     $    (805)   $137,074   $  4,846
                                         =========    =========    =========     =========    ========   ========
  Cumulative interest rate
  sensitivity gap......................  $(102,660)   $(134,301)   $(131,423)    $(132,228)   $  4,846
                                         =========    =========    =========     =========    ========

  Cumulative interest rate
  sensitivity gap as a percentage of
   total interest-earning assets.......     (55.6%)      (72.8%)      (71.2%)       (71.7%)       2.6%

----------------------------
(1) Loans are recorded before net items of loans in process, allowance for loan losses and deferred loan costs. Included in the over 10 year category is $9.8 million of loans held for sale.

     Ravenna's earnings depend primarily upon its net interest income, which is the difference between its interest income on its interest-earning assets, such as mortgage loans, investment securities and mortgage-backed securities, and its interest expense paid on its interest-bearing liabilities, consisting of deposits and borrowings. As market interest rates change, asset yields and liability costs do not change simultaneously. Due to maturity, repricing, and timing differences of interest-earning assets and interest-bearing liabilities, earnings will be affected differently under various interest rate scenarios. Ravenna has sought to limit these net earnings fluctuations and manage interest rate risk by originating adjustable-rate loans and sale of long term fixed rate mortgages.

     The following table sets forth certain information relating to Ravenna's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expenses by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from month-end balances, which include non-accruing loans in the loan portfolio, net of the allowance for loan losses. Ravenna management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.

                                                                    For the Five Months Ended November 30,
                                        -------------------------------------------------------------------------------------------
                                                             1999                                           1998
                                        ----------------------------------------------  -------------------------------------------
                                            Average                                         Average
                                          Outstanding        Interest                     Outstanding       Interest
                                            Balance        Earned/Paid    Yield/Rate        Balance       Earned/Paid    Yield/Rate
                                          -----------      -----------    ----------      ----------      -----------    ----------
                                                                           (dollars in thousands)
Assets:
  Loans receivable (1)..................     $148,245          $4,912        7.95%          $129,060          $4,577        8.51%
  Investment securities and
   mortgage-backed securities...........       39,872             887        5.35             32,209             618        4.60
  Other interest-earning assets.........        3,092              94        8.69              2,831              85        7.20
                                             --------          ------                       --------          ------
     Total interest-earning assets......      191,210           5,893        7.40            164,099           5,280        7.72
  Non-interest-earning assets...........        5,495                                          5,885
                                             --------                                       --------
     Total assets.......................     $196,705                                       $169,984
                                             ========                                       ========

Liabilities and Stockholders' Equity:
  Deposits..............................     $121,891           2,422        4.77           $113,932           2,435        5.12
  Federal Home Loan Bank advances &
   repurchase agreements................       60,780           1,341        5.30             39,866             999        6.01
                                             --------          ------                       --------          ------
     Total interest-bearing
      liabilities......................      182,671           3,763        4.94            153,798           3,434        5.35
                                                               ------      ------                             ------      ------
  Non-interest-bearing liabilities......        1,638                                          3,324
                                             --------                                       --------
     Total liabilities..................      184,309                                        157,122
  Stockholders' equity                         12,396                                         12,862
                                             --------                                       --------
     Total liabilities &
     stockholders' equity...............     $196,705                                       $169,984
                                             ========                                       ========

  Net interest income/Interest rate                            $2,130        2.46%                            $1,846        2.37%
                    spread..............                       ======      ======                             ======      ======

  Net interest margin (net interest
     income as a percent of average
     interest-earning assets
     (annualized).......................                                     2.67%                                          2.70%
  Average interest-earning assets to                                       ======                                         ======
     interest-bearing liabilities........                                  104.67%                                        106.70%
                                                                           ======                                         ======

____________________
(1)  Includes loans held for sale and non-accrual loans.

                                                                         For the Year Ended June 30,
                                        -------------------------------------------------------------------------------------------
                                                             1999                                           1998
                                        ---------------------------------------------    ------------------------------------------
                                            Average                                        Average
                                          Outstanding        Interest                    Outstanding        Interest
                                            Balance        Earned/Paid    Yield/Rate        Balance       Earned/Paid    Yield/Rate
                                          -----------      -----------    ----------     -----------      -----------    ----------
                                                                           (dollars in thousands)
Assets:
  Loans receivable (1)..................     $132,730         $11,007        8.29%          $136,203         $11,161        8.19%
  Investment securities and mortgage-
   backed securities....................       35,165           1,676        4.76             15,943             827        5.19
  Other interest-earning assets.........        2,893             203        7.02              2,694             194        7.20
                                             --------         -------                       --------         -------
     Total interest-earning assets......      170,788          12,886        7.54            154,841          12,182        7.86
  Non-interest-earning assets...........        5,944                                          3,398
                                             --------                                       --------
     Total assets.......................     $176,732                                       $158,239
                                             ========                                       ========

Liabilities and Stockholders' Equity:
  Deposits..............................     $116,484           5,702        4.89           $ 99,528           5,028        5.05
  Federal Home Loan Bank advances &
   repurchase agreements................       44,282           2,508        5.66             45,256           2,660        5.88
                                             --------         -------                       --------         -------
     Total interest-bearing
       liabilities......................      160,766           8,210        5.11            144,783           7,688        5.31
                                                              -------      ------                            -------      ------
  Non-interest-bearing liabilities......        2,934                                          1,847
                                             --------                                       --------
     Total liabilities..................      163,700                                        146,630
  Stockholders' equity..................       13,032                                         11,608
                                             --------                                       --------
     Total liabilities &
       stockholders' equity.............     $176,732                                       $158,239
                                             ========                                       ========

Net interest income/Interest rate
  spread................................                      $ 4,676        2.43%                           $ 4,494        2.55%
                                                              =======      ======                            =======      ======
Net interest margin (net interest
  income as a percent of average
  interest-earning assets)..............                                     2.74%                                          2.90%
Average interest-earning assets to                                         ======                                         ======
  interest-bearing liabilities..........                                   106.23%                                        106.95%
                                                                           ======                                         ======

__________________
(1)  Includes loans held for sale and non-accrual loans.

      The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Ravenna's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated to the change due to rate.

                                                          Five Months Ended November 30, 1999
                                                             Compared to Five Months Ended
                                                                   November 30, 1998
                                                        ---------------------------------------
                                                                Increase (Decrease) Due To
                                                        ---------------------------------------
                                                          Volume          Rate          Total
                                                        ----------     ----------     ---------
                                                                    (In thousands)
Interest income attributable to:
  Loans receivable(1).................................      $680         $(345)           $335
  Investment securities...............................       147           124             271
  Other interest-earning assets.......................         8            (1)              7
                                                            ----         -----            ----

     Total interest-earning assets....................       835          (222)            613
                                                            ----         -----            ----

Interest expense attributable to:
  Deposits............................................       170          (183)            (13)
  Borrowings..........................................       524          (182)            342
                                                            ----         -----            ----

     Total interest-bearing liabilities...............       694          (365)            329
                                                            ----         -----            ----

  Increase (decrease) in net interest income..........      $141         $ 143            $284
                                                            ====         =====            ====

_______________
(1)  Includes loans held for sale.

                                                            Year Ended June 30, 1999 Compared to
                                                                 Year Ended June 30, 1998
                                                         -----------------------------------------
                                                                   Increase (Decrease) Due To
                                                         -----------------------------------------
                                                           Volume           Rate           Total
                                                         ----------      ----------      ---------
                                                                       (In thousands)
Interest income attributable to:
  Loans receivable(1).................................      $(285)           $ 131          $(154)
  Investment securities...............................        997             (148)           849
  Other interest-earning assets.......................         14               (5)             9
                                                            -----            -----          -----

     Total interest-earning assets....................        726              (22)           704
                                                            -----            -----          -----

Interest expense attributable to:
  Deposits............................................        856             (182)           674
  Borrowings..........................................        (57)             (95)          (152)
                                                            -----            -----          -----

     Total interest-bearing liabilities...............        799             (277)           522
                                                            -----            -----          -----

  Increase (decrease) in net interest income..........      $ (73)           $ 255          $ 182
                                                            =====            =====          =====

________________
(1)  Includes loans held for sale.

     Ravenna's interest rate spread is the principal determinant of income. The interest rate spread, and therefore net interest income, can vary considerably over time because asset and liability repricing do not coincide. Moreover, the long-term or cumulative effect of interest rate changes can be substantial. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. The management and board of directors of Ravenna attempt to manage Ravenna's exposure to interest rate risk in a manner to maintain the projected four-quarter percentage change in net interest income and the projected change in the market value of portfolio equity within the limits established by the board of directors, assuming a permanent and instantaneous parallel shift in interest rates.

     The following table sets forth at the date indicated, the weighted average yields on Ravenna's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread.

                                                                        At November 30,            At June 30,
                                                                                              ---------------------
                                                                             1999                1999        1998
                                                                        ---------------        --------    --------
Weighted average yield on loan portfolio............................          8.03%              8.16%       8.34%
Weighted average yield on investment securities.....................          5.59               5.60        6.29
Weighted average yield on all interest-earning assets...............          7.50               7.59        8.01
Weighted average interest rate paid on deposits.....................          4.80               4.74        5.08
Weighted average interest rate paid on borrowings...................          5.63               5.89        5.97
Weighted average interest rate paid on all interest-bearing
 liabilities........................................................          5.07               5.10        5.32
Interest rate spread (spread between weighted average interest rate on all interest-earning assets and all interest-bearing
 liabilities).......................................................          2.93               2.49        2.68


                              BUSINESS OF RAVENNA

General

     Ravenna Savings Bank is an Ohio-chartered savings bank. Ravenna was founded in 1923 as Ravenna Savings & Loan Company. In January 1993, Ravenna converted from a state-chartered savings and loan to a state-chartered savings bank and adopted its present name.

     Ravenna's principal office is located at 999 East Main Street, Ravenna, Ohio 44266. Ravenna operates five banking branches in the Ohio counties of Portage, Summit and Medina. Ravenna's principal office, an approximate 27,000 square foot facility, accommodates its administrative and operations staff, which includes accounting, internal audit, non-deposit investment products, secondary mortgage banking, data processing, file storage, lending and teller staff.

     Ravenna has historically operated with a strong emphasis on originating high quality loans secured by single-family residential properties throughout the state of Ohio. Ravenna has traditionally sold a high percentage of its mortgage loan production in the secondary market while retaining servicing rights. In addition to single-family lending, Ravenna's loan portfolio is comprised of residential and other short-term construction loans, mortgage loans held for sale, other consumer loans, commercial, land and multi-family loans.

     Through its own lending capabilities and a statewide organization of correspondent lenders, Ravenna originates saleable conforming one-to-four family residential mortgage loans. For the five months ended November 30, 1999, Ravenna originated $39.6 million in loans, with 25% of these loans originated from correspondent lenders. Ravenna also services mortgage loans for others.
At November 30, 1999, Ravenna serviced approximately $209 million of such loans.

     Ravenna generates deposits through its principal office and four branch offices. At November 30, 1999, Ravenna's deposits were approximately $123 million.

     In June 1998, Ravenna opened a personal investment center in its main office offering stock, mutual funds, annuities and other insurance products to its customers. This center is a joint venture with NewMarket Financial Group and is staffed with NewMarket employees.

     Ravenna has entered into a joint venture with a local title insurance company to share ownership of a title insurance agency. Ravenna owns a minority interest in the venture in which earnings from title insurance premiums are divided on a 51/49 percent basis.

Competition

     Ravenna's principal market area is the greater Akron-Canton, Ohio area, which includes the Ohio counties of Summit, Stark, Portage and Medina and to a lesser extent the greater Cleveland, Ohio area. This market area is highly competitive. Ravenna has a relatively small share of the market, which management currently estimates as being 1% of aggregate deposits with financial institutions in its market area. In the Portage County area, where Ravenna's headquarters are located, it enjoys a market share of approximately 11%. In addition to competition from commercial banks and savings associations, Ravenna also competes with numerous credit unions, finance companies, insurance companies, mortgage companies, securities/brokerage firms, money market mutual funds, loan production offices and other financial service providers. Some of Ravenna's competitors, including certain regional bank holding companies which have operations in Ravenna's market area, have substantially greater resources than Ravenna. In addition, these competitors may have higher lending limits and may offer other services not available through Ravenna. Ravenna also faces significant competition, particularly with respect to interest rates paid on deposit accounts, from certain local thrift institutions. Ravenna competes on the basis of rates of interest charged on loans, the rates of interest paid for funds, the availability, quality and diversity of services, and responsiveness to the needs of the customer.

Loans

     Ravenna provides loans to both individuals and businesses principally within its market area. The principal lending activity of Ravenna historically has been the origination of mortgage loans secured by single-family residential real property. Ravenna also makes construction loans, loans secured by multi-family real property, mortgage loans held for sale, consumer loans, commercial real estate loans and loans secured by land. Ravenna has no material concentration of loans to any single borrower or industry.

     Virtually all residential fixed-rate loans made by Ravenna are originated on documentation that will permit a possible sale of the loans to FannieMae or other secondary mortgage market participants. When mortgage loans are sold to FannieMae or other secondary mortgage market participants, Ravenna generally retains the servicing on the loans by collecting monthly payments of principal and interest and forwarding the payments to FannieMae or other secondary mortgage market participants, net of a servicing fee. Most loans are sold without recourse. Fixed-rate loans not sold in the secondary market and generally all of the adjustable-rate mortgage loans originated by Ravenna are held in Ravenna's loan portfolio.

     Management sold $19.9 million of fixed-rate loans during the five months ended November 30, 1999, compared to sales of $34.8 million of fixed-rate loans for the five months ending November 30, 1998. This decline in sales was due to a decline in origination volume resulting from the rise in interest rates and the resulting decline in refinancing activity.

     The table below shows Ravenna's loan origination and sales activity for the periods indicated:

                                                      For the Five Months     For the Year Ended June 30,
                                                            Ended             ---------------------------
                                                      November 30, 1999        1999               1998
                                                      -----------------        ----               ----
                                                                           (In thousands)
Loans originated:
  Conventional real estate loans:
     Construction.................................          $19,144           $ 72,556           $ 66,410
     Purchase/refinance...........................           20,347             51,710             54,770
                                                            -------           --------           --------
          Total...................................          $39,491           $124,266           $121,180
                                                            =======           ========           ========
Loans sold:
       Total......................................          $19,890           $ 63,606           $ 85,031
                                                            =======           ========           ========

      The following table shows the total of loans serviced for others, and related fee income at or for the five months ended November 30, 1999, and at or for the years ended June 30, 1999 and June 30, 1998.


                                                       At or for the Five       At or for the Year Ended June 30,
                                                          Months Ended        ------------------------------------
                                                        November 30, 1999           1999                  1998
                                                        -----------------         --------              --------
                                                                       (Dollars In thousands)
Loans serviced for others..........................            $209,000           $208,000              $242,000
Servicing income...................................            $    301           $    711              $    716
Average servicing fee..............................                0.30%              0.34%                 0.29%

     The amount of loans outstanding (including loans held for sale) and the percent of the total represented by each type of loan on the dates indicated are reflected in the following table.

                                                   At                                      At June 30,
                                                                      -----------------------------------------------
                                            November 30, 1999                  1999                     1998
                                          --------------------        --------------------      ---------------------
                                                         % of                        % of                        % of
                                          Amount         Total        Amount        Total       Amount          Total
                                          ------         -----        -------       -----       ------          -----
                                                                       (Dollars in thousands)
Type of Loan:
  1-4 family residential..............    $104,680        63.9%       $ 96,394        62.6%     $ 95,728          64.7%
  Multifamily residential.............       2,528         1.5           2,376         1.5         1,936           1.3
  Commercial real estate..............       6,540         4.0           6,336         4.1         3,913           2.6
  Loans secured by land...............       5,516         3.4           6,559         4.3         4,215           2.9
  Construction and development........      28,164        17.2          25,324        16.4        24,322          16.5
  Other loans, consumer...............       6,506         4.0           6,252         4.1         5,457           3.7
  Mortgage loans held for sale........       9,822         6.0          10,796         7.0        12,293           8.3
                                          --------       -----        --------       -----      --------         -----

     Total loans......................     163,756       100.0%        154,037       100.0%      147,864         100.0%
                                          --------       =====        --------       =====      --------         =====

Less:
  Loans in process....................     (17,382)                     (9,411)                   (9,232)
  Accrued interest....................       1,028                       1,076                     1,092
  Deferred loan origination fees......        (118)                        (91)                     (223)
  Allowance for loan losses...........        (797)                       (792)                     (705)
                                          --------                    --------                  --------

     Net loans........................    $146,487                    $144,819                  $138,796
                                          ========                    ========                  ========

Construction Loans

   Ravenna offers residential construction loans both to owner-occupants and to builders for loans being built under contract with owner-occupants. To a very limited extent, Ravenna also makes construction loans to persons constructing projects for investment purposes. At November 30, 1999, a total of $28.2 million, or 17.2%, of Ravenna's total loans consisted of construction loans.

   Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties because of the concentration of principal in a limited number of loans and borrowers, and the effects of general economic conditions on real estate developments, developers, managers, and builders. In addition, construction loans are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the loan-to-value ratios and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Ravenna would have to take control of the project and attempt either to arrange completion of construction, or dispose of the unfinished project. At November 30, 1999, Ravenna financed five single-family residential developments with total loans outstanding of $2.9 million. With Ravenna as the development financier, Ravenna also will provide builder loans in these developments.
Almost all of Ravenna's construction loans are secured by properties in Central and Northeast Ohio. The economy of this lending area has been relatively stable over the last three years.

   Generally, Ravenna's owner-occupied construction loans provide for interest-only payments during the six month construction period. The loan automatically converts to a permanent fixed or adjustable rate loan, at the end of the construction period. The interest rate is set at the time of the initial loan closing. On construction loans made to builders for investment purposes, the loans are written for a twelve-month period, and the interest rate varies with the prime rate.

     A classification of amounts due on one-to-four family, construction, other real estate and other loans at the periods indicated based upon their sensitivity to interest rate changes is listed in the following table. Amounts due are based on remaining scheduled repayments of principal. Loans in process, accrued interest, deferred loan fees and allowance for loan losses were allocated proportionally in the following table.


                                                       Five Months
                                                      Ended November                  Year Ended June 30,
                                                            30,            ---------------------------------------------
                                                           1999                     1999                     1998
                                                     -----------------     --------------------     --------------------
                                                                               (In thousands)
Fixed Rate Loans:
   1-4 family residential..........................           $ 68,989                 $ 64,830                 $ 56,797
   Other real estate...............................              3,856                    3,248                    5,850
   Residential construction and development........              6,826                   12,651                    6,970
   Other loans.....................................              3,766                    3,625                    3,240
                                                              --------                 --------                 --------
      Total fixed rate loans.......................             83,437                   84,354                   72,857
                                                              --------                 --------                 --------

Adjustable Rate Loans:
   1-4 family residential..........................             41,368                   40,086                   40,939
   Other real estate...............................              4,435                    4,151                    4,215
   Residential construction and development........             14,567                   13,735                   18,707
   Other loans.....................................              2,680                    2,493                    2,078
                                                              --------                 --------                 --------
      Total adjustable rate loans..................             63,050                   60,465                   65,939
                                                              --------                 --------                 --------

   Total Loans.....................................           $146,487                 $144,819                 $138,796
                                                              ========                 ========                 ========

Allowance for Loan Losses

     Ravenna's board of directors reviews on a monthly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, trends in the level of non-performing assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While the board of directors believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination.

     The following tables display an analysis of Ravenna's allowance for loan losses and allocation of the allowance for loan losses for the periods indicated:

                   Analysis of the Allowance for Loan Losses


                                                         At or For the Five              At or For the Year Ended June 30,
                                                            Months Ended           ----------------------------------------------
                                                          November 30, 1999                 1999                      1998
                                                     ------------------------      --------------------      --------------------
                                                                                 (Dollars in thousands)
Total net loans - period end.........................                $146,487                  $144,819                  $138,796
Average loans........................................                $148,245                  $132,730                  $136,203

Allowance at beginning of period.....................                $    741                  $    702                  $    666
Loans charged off:
  1-4 family residential.............................                     (19)                     (121)                     (118)
  Non-residential....................................                      --                        --                        --
  Construction and development.......................                      --                        --                        --
  Other loans........................................                      --                        --                        --
Recoveries...........................................                      --                        --                        --
                                                                     --------                  --------                  --------
  Net charge-offs....................................                     (19)                     (121)                     (118)
Provision for loan losses............................                      75                       160                       154
                                                                     --------                  --------                  --------
Allowance of end of period...........................                $    797                  $    741                  $    702
                                                                     ========                  ========                  ========

Percentage of net charge-offs to average loans.......                    0.01%                     0.05%                     0.08%
                                                                     ========                  ========                  ========
Loan loss reserve to period end loans................                    0.55%                     0.55%                     0.51%
                                                                     ========                  ========                  ========


                    Allocation of Allowance for Loan Losses
           As of November 30, 1999, June 30, 1999, and June 30, 1998

                                                   At                                          At June 30,
                                                                      ----------------------------------------------------------
                                            November 30, 1999                     1999                            1998
                                      --------------------------      --------------------------      --------------------------
                                          Amount     % of total         Amount       % of total         Amount       % of total
                                          ------     ----------         ------       ----------         ------       ----------
                                                                         (Dollars in thousands)
Type of Loan:
  1-4 family residential..............      $279         69.9%            $261         69.6%              $246         73.0%
  Non-residential.....................       158          8.9              146          9.9                140          6.8
  Construction and development........       199         17.2              184         16.4                171         16.5
  Other loans.........................        83          4.0               78          4.1                 74          3.7
  Unallocated.........................        78          0.0               72          0.0                 71          0.0
                                            ----        -----             ----        -----               ----

     Total loans......................      $797        100.0%            $741        100.0%              $702        100.0%
                                            ====        =====             ====        =====               ====        =====

Delinquent Loans, Non-performing Assets and Classified Loans.

     When a borrower fails to make a required payment on a loan, Ravenna attempts to cause the deficiency to be cured by contacting the borrower. In most cases, deficiencies are cured promptly. Ravenna attempts to minimize loan delinquencies through the assessment of late charges and adherence to its established collection procedures. After a mortgage loan payment is 16 days delinquent, a late charge of 5% of the amount of the payment is assessed and Ravenna contacts the borrower by mail or phone to request payment. In limited instances, Ravenna may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs. If the loan continues to be delinquent for 60 days or more, Ravenna generally will initiate foreclosure proceedings.

     The following table sets forth Ravenna's delinquent loans for the periods indicated.


                                                      For the Five Months           For the Year Ended
                                                             Ended          --------------------------------------
                                                       November 30, 1999             1999                 1998
                                                   ----------------------    -----------------    -----------------
                                                                             (In thousands)
Loans delinquent:
  30 to 59 days....................................                $  553               $1,090               $1,202
  60 to 89 days....................................                   300                  617                  308
  90 or more days..................................                 2,847                1,785                3,349
                                                                   ------               ------               ------
Total delinquent loans.............................                $3,700               $3,492               $4,859
                                                                   ======               ======               ======
Ratio of total delinquent loans to total loans.....                   2.5%                 2.4%                 3.5%
                                                                   ======               ======               ======

     All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential mortgage loans are placed on non-accrual status when either principal or interest is considered un-collectible. Consumer loans generally are charged off when the loan becomes over 90 days delinquent. Nonresidential real estate loans are evaluated for non-accrual status when the loan is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

The following table sets forth information with respect to Ravenna's non-performing assets for the periods indicated.


                                                   For the Five Months              For the Year Ended June 30,
                                                          Ended             ----------------------------------------
                                                    November 30, 1999               1999                   1998
                                                ----------------------      -----------------      -----------------
                                                                        (Dollars in Thousands)
Non-accrual loans
  1-4 family residential........................                $1,784                 $1,792                 $1,576
  Multifamily residential.......................                   881                    625                     --
  Commercial and other real estate..............                   283                    284                    287
  Land..........................................                   369                     --                     --
  Consumer......................................                     3                     93                     31
                                                                ------                 ------                 ------
Total non-accrual loans.........................                 3,320                  2,794                  1,894
Loan past due 90 days and still accruing........                   340                  1,510                  1,520
Restructured loans..............................                    --                     --                     --
                                                                ------                 ------                 ------
Total non-performing loans......................                 3,660                  4,304                  3,414
Real estate owned...............................                   511                    695                    469
                                                                ------                 ------                 ------
Total non-performing assets.....................                $4,171                 $4,999                 $3,883
                                                                ======                 ======                 ======

Ratio of non-performing assets/total assets.....                  2.14%                  2.59%                  2.36%
Ratio of non-performing loans/total loans                         2.48                   2.96                   2.45
Ratio of allowances/total loans.................                  0.54                   0.49                   0.50
Ratio of allowances/non-performing loans........                 21.78                  17.22                  20.65

     The following is a summary of certain classified loans, which includes loans classified as substandard and doubtful, of Ravenna at the periods indicated:

                                    At November 30, 1999                 At June 30, 1999                   At June 30, 1998
                               ----------------------------    ----------------------------------   -------------------------------
                                    Total        Special          Total              Special            Total          Special
      Classified Loans:          Classified      Mention        Classified           Mention         Classified        Mention
      ----------------           ----------      -------        ----------           -------         ----------        -------
                                                              (In thousands)
Residential real estate(1)..        $2,552        $1,049            $2,219            $1,172           $2,103           $1,111
Consumer....................             3            --                93                --               32               --
Other receivables...........         1,276           452             1,181               457              558              467
                                    ------        ------            ------            ------           ------           ------
Total.......................        $3,831        $1,501            $3,493            $1,629           $3,831           $1,578
                                    ======        ======            ======            ======           ======           ======

--------------------
(1)  Includes foreclosures and mortgage loans


Loan Solicitation and Processing

     Loan originations are derived from a number of sources, but are primarily generated from Ravenna's commissioned loan originators along with a statewide organization of correspondent mortgage brokers. The initial loan application(s) for permanent mortgage loans are taken by lending personnel and input into a personal computer utilizing Calyx software which serves as Ravenna's front-end system and can then be downloaded into FannieMae's automated underwriting system, Desktop Underwriter. A tri-party merged credit report is obtained and simultaneously merged into the application information when submitted to the automated underwriting system for evaluation which then prints the agency's recommendation and finding for our underwriters' review, and/or lists additional documentation required to confirm the creditworthiness of the individual borrower on a specific loan level basis. Underwriters may also stipulate additional conditions as warranted to meet certain loan product or program criteria.

     Underwriters have loan approval authorization for conforming loan applications up to the FannieMae/FreddieMac maximum loan amounts in effect for the current year ($252,700 for calendar year 2000), while loan requests in excess of these limits require specific approval by the Board of Directors.

     The same procedure is followed for the processing of loan applications received from any of our correspondents--the initial application is electronically transmitted in Calyx where the file is then reviewed by a Ravenna underwriter and submitted to the FannieMae Desktop Underwriter underwriting engine. Findings and conditions are communicated back to the broker and the loan is conditionally approved subject to our receipt and satisfactory review of the conditions as required.

     An appraisal of the fair market value of the real estate, which will be the underlying security for each mortgage loan, is also required. Each such appraisal is prepared by a qualified licensed professional independent fee appraiser or one whom the Board of Directors has previously approved. An environmental study is conducted only if the appraiser or management has reason to believe that an environmental problem may exist. Each appraisal is reviewed and evaluated by our underwriting staff in order to confirm the adequacy of our collateral before a final loan approval can be issued to the borrower.

     If a mortgage loan application is approved, an attorney's opinion of title or a title insurance policy is obtained on the real estate, which will secure the mortgage loan. Borrowers are required to carry fire and casualty insurance and flood insurance, if applicable, and to name Ravenna as an insured mortgagee.

     The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Ravenna also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

     Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

     Ravenna's loans carry provisions that the entire balance of the loan is due upon sale of the property securing the loan.

Investment Activities

     In the recent past, Ravenna has purchased municipal securities in order to reduce Ravenna's tax burden and improve its asset portfolio yield. At November 30, 1999, Ravenna held mortgage-backed securities of $2.6 million that were classified as held for investment. As a member of the Federal Home Loan Bank of Cincinnati, Ravenna is required to own stock in the Federal Home Loan Bank valued at $3.2 million at November 30, 1999. The following table represents the market values and book values of Ravenna's investment securities available for sale, at the dates indicated:

                                  Market value at   Book value at
                                   November 30,     November 30,   Market value at   Book value at   Market value at  Book value at
                                       1999             1999        June 30, 1999    June 30, 1999    June 30, 1998   June 30, 1998
                                  ---------------   -------------  ---------------   -------------   ---------------  -------------
                                                                        (In thousands)
U.S. government
and agency securities..........       $10,897         $12,237           $11,632          $12,156          $11,670        $11,678
Collateralized Mortgage
 Obligations...................           879             981             2,820            2,999               --             --
Mortgage-backed securities.....         1,886           1,980                --               --               --             --
Municipal obligations..........        15,568          16,911            15,908           16,883               --             --
Corporate securities...........         4,478           4,981             4,537            4,981            1,387          1,380
Accrued interest receivable....           409             408               238              238               68             68
                                      -------         -------           -------          -------          -------        -------
     Total.....................       $34,117         $37,498           $35,135          $37,257          $13,125        $13,126
                                      =======         =======           =======          =======          =======        =======

     A summary of securities available for sale by maturity and average interest rate at November 30, 1999, June 30, 1999 and 1998 as follows:

                                                   At                                          At June 30,
                                                                      ----------------------------------------------------------
                                            November 30, 1999                     1999                            1998
                                      --------------------------      --------------------------      --------------------------
                                                     Average                         Average                         Average
                                          Balance     Rate             Balance        Rate             Balance        Rate
                                          -------    -------           -------       -------           -------       -------
                                                                         (Dollars in thousands)
Due within 5 years:
  FHLB................................    $   973      6.00%           $   976         6.00%           $    --           --%

Due within 10 years:
  FHLMC...............................      1,347      7.51              1,495         7.51                 --           --
  Municipal bonds.....................      5,028      5.76              5,684         5.68                 --           --
  Corporate bonds.....................        883      5.83                902         5.83                 --           --
  FHLB................................         --        --                 --           --              2,694         6.26

Due beyond 10 years:
  FHLB................................      2,302      6.28              2,356         6.27                 --           --
  FHLMC...............................      2,835      5.84              2,835         5.84              2,261         6.95
  TVA.................................      3,440      6.50              3,970         6.50                 --           --
  CMO's...............................      2,765      6.26              2,820         6.26                 --           --
  Municipal bonds.....................     10,540      6.55             10,224         6.80                 --           --
  Corporate bonds.....................      3,595      6.42              3,635         6.42                 --           --
  FNMA................................         --        --                 --           --              6,715         5.52
  Res. Funding Mortgage Security......         --        --                 --           --              1,387         7.50

Accrued interest receivable...........        409        --                238           --                 68           --
                                          -------                      -------                         -------
     Total............................    $34,117        --            $35,135           --            $13,125           --
                                          =======                      =======                         =======

Deposits

     Deposits have traditionally been the primary source of Ravenna's funds for use in lending and other investment activities. In addition to deposits, Ravenna derives funds from interest payments and principal repayments on loans and mortgage-backed securities, advances from the Federal Home Loan Bank, income on earning assets, service charges and gains on the sale of assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. Federal Home Loan Bank advances are used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

     Historically, deposits have been attracted principally from within Ravenna's primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, regular passbook savings accounts and money market accounts.

     The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Ravenna:

                                                                                      At June 30,
                                                                ----------------------------------------------------
                                         At November 30, 1999               1999                       1998
                                      ------------------------  ---------------------------  -----------------------
                                         Amount     % of total      Amount     % of total      Amount     % of total
                                      ----------  ------------  -----------  --------------  ---------  ------------
                                                                       (In thousands)
Category:
NOW deposits..........................  $ 10,708       8.8%        $ 11,193        9.2%       $  8,269         7.6%
Passbook savings deposits.............    21,087      17.2           25,571       20.9          16,843        15.5
Money market account deposits.........     9,647       7.8            8,304        6.8           1,152         1.1
Certificates of deposit:
0.00 - 2.99...........................     2,180       1.8               41         --             372         0.4
3.00 - 4.99...........................    19,535      15.9           10,517        8.6           6,980         6.4
5.00 - 6.99...........................    56,799      46.2           65,723       53.8          71,919        66.2
7.00 - 8.99...........................     1,329       1.1              701        0.6           2,304         2.1
9.00 - 10.99..........................       101       0.1               94        0.1             741         0.7
                                        --------     -----         --------      -----        --------       -----
       Total deposits:................   121,386      98.8          122,144       99.9         108,580       100.0
Accrued interest......................     1,440       1.2              121        0.1              37          --
                                        --------     -----         --------      -----        --------       -----
       Total:.........................  $122,826     100.0%        $122,265      100.0%       $108,617       100.0%
                                        ========     =====         ========      =====        ========       =====

     The following table shows the dollar amount of average deposits for the periods indicated at Ravenna's five banking branches:


                                                                     For the Year Ended
                                     For the Five                         June 30,
                                     Months Ended           ----------------------------------------
    Office                         At November 30, 1999            1999                   1998
    ------                         --------------------      -----------------     ------------------
                                                            (In thousands)
999 East Main Street
Ravenna, OH  44266                         $ 88,365              $ 90,447               $ 77,803

4183 Tallmadge Road
Rootstown, OH  44272                         24,581                24,830                 23,847

3653 Darrow Road
Stow, OH  44224                               3,425                 3,475                  3,184

101 Public Square
Medina, OH  44256                             1,762                 2,028                  2,357

8131 Main Street
Garrettsville, OH  44231                      3,253                 1,364                  1,389
                                           --------              --------               --------

Total                                      $121,386              $122,144               $108,580
                                           ========              ========               ========

     The following table shows time deposits less than $100,000 that are due in "less than 3 months", "3 to 12 months", and "over 12 months":

                                                                     At                            At June 30,
                                                                                      -----------------------------------
                                                             November 30, 1999               1999               1998
                                                         ------------------------     -----------------   ---------------
                                                                                   (In Thousands)
Less than 3 months..................................                 $ 4,140               $ 6,191           $ 5,748
3-12 months.........................................                   8,295                 8,712             7,306
Over 12 months......................................                   3,389                 2,685             3,925
                                                                     -------               -------           -------
                         Total:                                      $15,824               $17,588           $16,979
                                                                     =======               =======           =======

Borrowings

     At November 30, 1999, Ravenna's only borrowing were Federal Home Loan Bank advances. The following table displays outstanding Federal Home Loan Bank advances, at November 30, 1999, June 30, 1999, and June 30, 1998.

                                                                     At                              At June 30,
                                                                                       ------------------------------------
                    Advance Type                              November 30, 1999               1999                 1998
----------------------------------------------------     ------------------------      ---------------      ---------------
Libor...............................................                 $ 1,000              $ 1,000              $ 6,000
Fixed...............................................                  24,269               36,348               34,847
Repo................................................                  15,000                   --                   --
Convertible.........................................                  14,500                   --                   --
Cash Management - Variable..........................                   3,500               19,150                   --
                                                                     -------              -------              -------
     Total advances:................................                  58,269               56,498               40,847
                                                                     -------              -------              -------
Accrued Interest....................................                     220                  243                  201
                                                                     -------              -------              -------
Total:..............................................                 $58,489              $56,741              $41,048
                                                                     =======              =======              =======

Average balance during period.......................                 $58,701              $47,329              $40,686
Maximum month-end balance during period.............                 $60,355              $56,498              $41,284
Average interest rate for period....................                    5.63%                5.89%                5.97%

     The following table details balance outstanding, maximum balance outstanding during the period, average balance and weighed average interest rate for short term borrowings included in the above table for the period ended November 30, 1999, June 30, 1999 and June 30, 1998, and at November 30, 1999, June 30, 1999 and June 30, 1998:

                                                                                                   At or for the Year Ended
                                                                             At or for the Five           June 30,
                                                                                Months Ended      -------------------------------
                                                                             November 30, 1999         1999                 1998
                                                                                             (Dollars in thousands)
Balance outstanding at period end.................                                $18,500                 $19,150        $     --
Maximum balance outstanding during period.........                                 23,400                  19,150           14,450
Average balance outstanding during period.........                                 21,050                   6,816            5,930
Weighted average interest rate for period.........                                   5.45%                   5.25%            5.90%

Personnel

     As of November 30, 1999, Ravenna had 68 full-time equivalent employees. Ravenna believes that relations with its employees are good. Ravenna offers health, disability, life and dependent care benefits. None of the employees of Ravenna are represented by a collective bargaining unit.

                                 LEGAL MATTERS

     The validity of the shares of First Place common stock which will be issued in the merger will be passed upon for First Place by Patton Boggs LLP, Washington, D.C. In addition, Patton Boggs LLP, Washington, D.C., will pass upon the tax-free nature of the Ravenna merger for First Place. Squire, Sanders & Dempsey LLP, Cleveland, Ohio will pass upon the tax-free nature of the Ravenna merger for Ravenna.

                                    EXPERTS

     The consolidated financial statements of First Place Financial Corp. and subsidiary as of June 30, 1999 and 1998, and for the years then ended, incorporated by reference in the 1999 First Place Form 10-K and incorporated by reference herein, and in the registration statement of which this document is a part, have been so incorporated by reference in reliance upon the report of Crowe, Chizek and Company LLP, as set forth in its report thereon. The financial statements audited by Crowe, Chizek and Company LLP have been included and incorporated by reference in reliance upon such report given upon their authority as an expert in accounting and auditing.

     The consolidated financial statements of First Place Financial Corp. for the year ended June 30, 1997 have been incorporated by reference in the 1999 First Place Form 10-K and incorporated by reference herein, and in the registration statement of which this document is a part, have been so incorporated by reference in reliance upon the report of Packer, Thomas & Co., independent certified public accountants, as set forth in its report thereon. The financial statements audited by Packer, Thomas & Co. have been included and incorporated by reference in reliance upon such report given upon their authority as an expert in accounting and auditing.

     The consolidated financial statements of The Ravenna Savings Bank and subsidiary as of June 30, 1999 and 1998, and for each of the years then ended, included in the registration statement of which this document is a part, have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                          OF THE RAVENNA SAVINGS BANK

                                                                   Page
                                                                   ----
Consolidated Balance Sheet For the Five Months
  Ended November 30, 1999....................................       F-1

Consolidated Statements of Operations For the
  Five Months Ended November 30, 1999 and 1998...............       F-2

Consolidated Statements of Cash Flows For the
  Five Months Ended November 30, 1999 and 1998...............       F-3

Report of Independent Auditor................................       F-4

Consolidated Balance Sheets as of June 30, 1999 and 1998.....       F-5

Consolidated Statements of Operations For Years
  Ended June 30, 1999 and 1998...............................       F-6

Consolidated Statements of Shareholder Equity For Years
  Ended June 30, 1999 and 1998...............................       F-7

Consolidated Statements of Cash Flow For Years
  Ended June 30, 1999 and 1998...............................       F-8

Notes to Consolidated Financial Statements For Years
  Ended June 30, 1999 and 1998...............................       F-9

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                          Consolidated Balance Sheets

                               November 30, 1999




Assets                                                                                                  11/30/99
                                                                                               -----------------
Cash on hand and in banks, including interest-bearing deposits of                                        853,489
     $174,000.00
Federal funds sold                                                                                       102,938
Securities available for sale, at fair value                                                          34,117,113
Securities held for investment                                                                         2,589,747
Mortgage loans held for investment                                                                   130,056,594
Mortgage loans held for sale                                                                           9,822,492
Other loans                                                                                            6,608,356
Mortgage servicing rights                                                                              1,656,872
Real estate owned                                                                                        506,952
Stock in Federal Home Loan Bank of Cincinnati, at cost                                                 3,152,000
Premises and equipment, net                                                                            4,767,006
Prepaid expenses and other assets                                                                        968,455
                                                                                               -----------------
                                                                                                     195,202,014
                                                                                               =================

Liabilities and Shareholders' Equity

Liabilities:
Deposits                                                                                             122,825,823
Advances from Federal Home Loan Bank                                                                  58,489,004
Advance payments by borrowers for taxes and insurance                                                    468,168
Accrued expenses and other liabilities                                                                 1,113,265
                                                                                               -----------------
                 Total Liabilities                                                                   182,896,260
                                                                                               =================

Shareholders' Equity
Capital Stock, $100 par value; authorized 5,000 shares;
     issued and outstanding 1,000 shares                                                                 100,000
Accumulated other comprehensive income (loss)                                                           (400,000)
Retained earnings - substantially restricted                                                          12,005,754
                                                                                               -----------------
                 Total Shareholders' equity                                                           12,305,754
                                                                                               -----------------
                                                                                                     195,202,014
                                                                                               =================

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                     Consolidated Statements of Operations

             For the Five Months ended November 30, 1999 and 1998


                                                                                                    1999             1998
                                                                                                -------------   -------------
Interest Income:
             Loans receivable                                                                      4,912,214       4,577,327
             Securities available for sale                                                           880,487         441,689
             Mortgage-backed securities held to maturity                                               5,981               0
             Stock in Federal Home Loan Bank                                                          91,785          85,303
             Federal funds sold and other interest-bearing accounts                                    2,150         175,656
                                                                                                -------------   -------------
                          Total interest income                                                    5,892,617       5,279,975
                                                                                                -------------   -------------

Interest expense:
             Interest on deposits                                                                  2,421,981       2,434,593
             Interest on FHLB advances                                                             1,340,552         999,357
             Interest on repurchase agreements
                                                                                                -------------   -------------
                          Total interest expense                                                   3,762,533       3,433,950
                                                                                                -------------   -------------

                          Net interest income                                                      2,130,084       1,846,025

Provisions for losses on loans                                                                        75,000          65,000
                                                                                                -------------   -------------
                          Net interest income after provisions for losses on loans                 2,055,084       1,781,025

Loans fees and service charges                                                                       442,846         570,704
Gains (losses) in sale of securities and mortgage-backed securities, net                             (31,213)         69,804
Gains on sale of mortgage loans held for sale, net                                                   100,232         537,590
Gains (losses) on sale of fixed assets                                                                 1,365           1,155
Gains on sale of mortgage servicing rights                                                           381,520               0
Other operating income, net                                                                          192,646         138,220
                                                                                                -------------   -------------
                                                                                                   3,142,480       3,098,499

Operating expenses:
             Compensation, payroll taxes, and fringe benefits                                      1,090,159         929,695
             Data processing services                                                                156,057          99,217
             Premises and equipment                                                                  242,331         258,104
             Federal insurance premium                                                                27,657          24,055
             Advertising                                                                              41,654          63,101
             Other operating expenses                                                                534,378         513,172
                                                                                                -------------   -------------
                          Total operating expenses                                                 2,092,236       1,887,344
                                                                                                -------------   -------------

                          Income before federal income taxes                                       1,050,244       1,211,155

Federal income tax expense                                                                           257,000         407,000
                                                                                                -------------   -------------

                          Net income                                                                 793,244         804,155
                                                                                                 ============    ============

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
             For the Five Months Ended November 30, 1999 and 1998


                                                                                       1999                1998
                                                                                      ------              ------

Operating activities:
  Net income                                                                           793,245            804,155
  Adjustments to reconcile net income to net
    cash used in operating activities:
    Provision for losses on loans                                                       75,000             65,000
    Depreciation and amortization                                                      122,110            276,465
    Deferred loan fees, net                                                             23,979           (118,654)
    Deferred federal income taxes                                                           --                 --
    Increase in Federal Home Loan Bank of Cincinnati stock                            (148,900)           (51,100)
    Originations of mortgage loans held for sale                                   (19,016,653)       (36,073,246)
    Proceeds from sale of mortgage loans held for sale                              20,090,464         35,324,559
    Gain on sale of mortgage loans held for sale, net                                 (100,232)          (537,690)
    Other, net                                                                        (523,805)          (479,408)
                                                                                   -----------        -----------
                   Net cash used in operating activities                             1,315,208           (789,819)
                                                                                   -----------        -----------

Investing activities:
  Mortgage loan originations                                                       (18,201,712)        (9,487,170)
  Principal collected on mortgage loans                                             12,999,606         19,489,054
  Net increase in other loans                                                         (407,258)          (160,205)
  Purchases of securities available for sale                                        (1,586,000)       (30,176,242)
  Proceeds from sales of securities available for sale                               1,561,625         21,003,783
  Proceeds from sales of real estate owned                                             518,726            232,685
  Purchases (dispositions) of premises and equipment, net                              (63,250)           (97,096)
  Proceeds from sales of mortgage servicing rights                                     672,773                 --
                                                                                   -----------        -----------
                   Net cash (used in) provided by investing activities              (4,505,490)           804,809
                                                                                   -----------        -----------

Financing activities:
  Net decrease in demand, NOW, and savings deposits                                 (1,072,818)         7,909,790
  Net increase in certificates of deposit                                            1,633,241          3,165,480
  Proceeds from advances from the Federal Home Loan Bank                            56,100,000          3,000,000
  Payments on advances from the Federal Home Loan Bank                             (54,352,103)        (5,881,896)
  Increase in advance payments by borrowers for taxes and insurance                     65,179            156,044
  Dividends paid                                                                      (150,000)          (125,000)
                                                                                   -----------        -----------
                   Net cash provided by financing activities                         2,223,499          8,224,418
                                                                                   -----------        -----------
                   Net increase (decrease) in cash and cash equivalents               (966,783)         8,239,408

Cash and cash equivalents at beginning of period                                     1,923,210          1,996,772
                                                                                   -----------        -----------
Cash and cash equivalents at end of period                                             956,427         10,236,180
                                                                                   ===========        ===========
Supplemental disclosure of cash flow information--
  cash paid during the period for
    Interest                                                                         1,110,762            687,272
    Income taxes                                                                            --            473,620
                                                                                   ===========        ===========

Supplemental disclosure of noncash investing activities--
  Transfer from mortgage loans to real estate owned                                    411,752            654,677
  Securitization of mortgage loans                                                   2,589,747                 --
                                                                                   ===========        ===========


                                      F-3

                         Independent Auditors' Report

The Board of Directors

The Ravenna Savings Bank:

We have audited the accompanying consolidated balance sheets of The Ravenna Savings Bank and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Ravenna Savings Bank and subsidiary at June 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                   /s/ KPMG LLP
                                   KPMG LLP

August 25, 1999

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                          Consolidated Balance Sheets

                            June 30, 1999 and 1998


                       Assets                                                              1999              1998
                                                                                     ---------------      -----------
Cash on hand and in banks, including interest-bearing deposits of
   $1,457,980 and $549,859, respectively                                             $    1,719,922         1,330,473
Federal funds sold                                                                          203,288           666,299
Securities available for sale, at fair value (note 2)                                    35,135,180        13,125,126
Mortgage loans held for investment, net (note 4)                                        127,821,471       121,048,917
Mortgage loans held for sale (note 4)                                                    10,796,071        12,292,980
Other loans (note 4)                                                                      6,201,098         5,454,095
Mortgage servicing rights (note 5)                                                        1,678,034         1,603,285
Real estate owned                                                                           694,893           469,240
Stock in Federal Home Loan Bank of Cincinnati, at cost                                    3,003,100         2,800,200
Premises and equipment, net (note 6)                                                      4,879,916         5,139,865
Prepaid expenses and other assets                                                           651,456           910,828
                                                                                     --------------       -----------
                                                                                     $  192,784,429       164,841,308
                                                                                     ==============       ===========

                 Liabilities and Shareholders' Equity

Liabilities:
   Deposits (note 7)                                                                 $  122,265,400       108,617,387
   Advances from the Federal Home Loan Bank (note 8)                                     56,741,107        41,047,841
   Advance payments by borrowers for taxes and insurance                                    402,989           333,760
   Accrued expenses and other liabilities                                                   881,344         2,364,275
                                                                                     --------------       -----------
           Total liabilities                                                            180,290,840       152,363,263
                                                                                     --------------       -----------

Shareholders' equity:
   Capital stock, $100 par value; authorized 5,000 shares;
    issued and outstanding 1,000 shares                                                     100,000           100,000
   Accumulated other comprehensive income (loss)                                         (1,400,500)             (964)
   Retained earnings - substantially restricted (note 10)                                13,794,089        12,379,009
                                                                                     --------------       -----------
           Total shareholders' equity                                                    12,493,589        12,478,045
                                                                                     --------------       -----------
                                                                                     $  192,784,429       164,841,308
                                                                                     ==============       ===========

See accompanying notes to consolidated financial statements.

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                     Consolidated Statements of Operations

                      Years ended June 30, 1999 and 1998


                                                                                        1999            1998
                                                                                    -------------   -------------
Interest income:
   Loans receivable                                                                 $ 11,006,906      11,160,982
   Securities available for sale                                                       1,187,342         617,635
   Mortgage-backed securities held to maturity                                                --         127,121
   Stock in Federal Home Loan Bank                                                       203,105         194,111
   Federal funds sold and other interest-bearing accounts                                488,147          82,557
                                                                                    ------------    ------------
               Total interest income                                                  12,885,500      12,182,406
                                                                                    ------------    ------------

Interest expense:
   Interest on deposits (note 7)                                                       5,701,777       5,028,048
   Interest on FHLB advances                                                           2,508,508       2,588,466
   Interest on repurchase agreements                                                          --          71,864
                                                                                    ------------    ------------
               Total interest expense                                                  8,210,285       7,688,378
                                                                                    ------------    ------------

               Net interest income                                                     4,675,215       4,494,028

Provision for losses on loans (note 4)                                                   160,000         153,721
                                                                                    ------------    ------------

               Net interest income after provision for losses on loans                 4,515,215       4,340,307

Loan fees and service charges                                                          1,275,868       1,348,722
Gains (losses) on sale of securities and mortgage-backed securities,
   net (notes 2 and 3)                                                                    92,637         (11,985)
Gains on sale of mortgage loans held for sale, net                                       582,920       1,142,275
Gains (losses) on sale of fixed assets                                                    58,795         (62,658)
Other operating income, net                                                              456,334         175,516
                                                                                    ------------    ------------
                                                                                       6,981,769       6,932,177

Operating expenses:
   Compensation, payroll taxes, and fringe benefits (note 11)                          2,282,754       1,929,519
   Data processing services                                                              254,368         221,978
   Premises and equipment                                                                605,308         345,227
   Federal insurance premium                                                              66,904          59,307
   Advertising                                                                           113,082         145,759
   Other operating expenses                                                            1,259,273       1,156,355
                                                                                    ------------    ------------
               Total operating expenses                                                4,581,689       3,858,145
                                                                                    ------------    ------------
               Income before federal income taxes                                      2,400,080       3,074,032

Federal income tax expense (benefit) (note 10):
   Current                                                                              (403,100)        947,300
   Deferred                                                                            1,113,100          96,700
                                                                                    ------------    ------------
                                                                                         710,000       1,044,000
                                                                                    ------------    ------------
               Net income                                                           $  1,690,080       2,030,032
                                                                                    ============    ============

See accompanying notes to consolidated financial statements.

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                Consolidated Statements of Shareholders' Equity

                      Years ended June 30, 1999 and 1998

                                                                            Accumulated
                                                                              other
                                                          Capital          comprehensive        Retained
                                                           stock           income (loss)        earnings           Total
                                                       --------------     ---------------     -------------     ------------
Balance at June 30, 1997                               $      100,000             (72,635)       10,573,977       10,601,342


Comprehensive income:
    Net income                                                     --                  --         2,030,032        2,030,032
    Net change in unrealized loss on securities
      available for sale, net of reclassification
      adjustment and tax effect                                    --              71,671                --           71,671
                                                                                                                 -----------
            Total comprehensive income                                                                             2,101,703
                                                                                                                 -----------
Dividends paid                                                     --                  --          (225,000)        (225,000)
                                                       --------------     ---------------     -------------      -----------
Balance at June 30, 1998                                      100,000                (964)       12,379,009       12,478,045

Comprehensive income:
    Net income                                                      -                   -         1,690,080        1,690,080
    Net change in unrealized loss on securities
      available for sale, net of reclassification
      adjustment and tax effect                                     -          (1,399,536)                -       (1,399,536)
                                                                                                                 -----------
            Total comprehensive income                                                                               290,544
                                                                                                                 -----------
Dividends paid                                                      -                   -          (275,000)        (275,000)
                                                       --------------     ---------------     -------------      -----------
Balance at June 30, 1999                               $      100,000          (1,400,500)       13,794,089       12,493,589
                                                       ==============     ===============     =============      ===========

See accompanying notes to consolidated financial statements.

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                      Years ended June 30, 1999 and 1998


                                                                                               1999            1998
                                                                                         ---------------  -----------------
Operating activities:
    Net income                                                                           $    1,690,080        2,030,032
    Adjustments to reconcile net income to net cash used in operating activities:
      Provision for losses on loans                                                             160,000          153,721
      Depreciation and amortization                                                             432,311          251,719
      Deferred loan fees, net                                                                   134,883           78,573
      Deferred federal income taxes                                                          (1,113,100)         (96,700)
      Increase in Federal Home Loan Bank of Cincinnati stock                                   (202,900)        (194,000)
      Originations of mortgage loans held for sale                                          (65,563,838)     (98,932,387)
      Proceeds from sale of mortgage loans held for sale                                     63,784,468       85,013,567
      Gains on sale of mortgage loans held for sale, net                                       (582,920)      (1,142,275)
      Other, net                                                                               (349,031)       1,161,155
                                                                                         --------------     ------------

            Net cash used in operating activities                                            (1,610,047)     (11,676,595)
                                                                                         ==============     ============

Investing activities:
    Mortgage loan originations                                                              (58,705,782)     (21,717,683)
    Principal collected on mortgage loans                                                    52,470,699       31,120,695
    Principal payments on mortgage-backed securities                                                  -          168,026
    Proceeds from sale of mortgage-backed securities held to maturity                                 -        3,754,561
    Net increase in other loans                                                                (794,671)      (1,775,146)
    Purchases of securities available for sale                                              (73,020,162)     (72,229,419)
    Proceeds from sales of securities available for sale                                     51,704,271       66,064,756
    Proceeds from sales of real estate owned                                                    706,472          558,740
    Purchases (dispositions) of premises and equipment, net                                     124,006       (4,034,529)
                                                                                         --------------     ------------

            Net cash (used in) provided by investing activities                             (27,515,167)       1,910,001
                                                                                         ==============     ============

Financing activities:
    Net increase in demand, NOW, and savings deposits                                        18,804,636        2,923,804
    Net increase (decrease) in certificates of deposit                                       (5,240,479)      14,295,528
    Proceeds from advances from the Federal Home Loan Bank                                   65,850,000       61,400,000
    Payments on advances from the Federal Home Loan Bank                                    (50,156,734)     (65,264,871)
    Proceeds from securities sold under agreements to repurchase, net                                 -       (2,260,000)
    Increase (decrease) in advance payments by borrowers for taxes and insurance                 69,229         (146,946)
    Dividends paid                                                                             (275,000)        (225,000)
                                                                                         --------------     ------------

            Net cash provided by financing activities                                         29,051,652      10,722,515
                                                                                         ===============    ============

            Net increase (decrease) in cash and cash equivalents                                (73,562)         955,921

Cash and cash equivalents at beginning of year                                                1,996,772        1,040,851
                                                                                         --------------     ------------

Cash and cash equivalents at end of year                                                      1,923,210        1,996,772
                                                                                         ==============     ============

Supplemental disclosure of cash flow information -
    cash paid during the year for:
      Interest                                                                           $     7,665,436       7,139,808
      Income taxes                                                                               645,000       1,025,000
                                                                                         ===============    ============

Supplemental disclosure of noncash investing activities -
    transfer from mortgage loans to real estate owned                                    $     1,040,926         385,707
                                                                                         ===============    ============

See accompanying notes to consolidated financial statements.

                    THE RAVENA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998

(1)  Summary of Significant Accounting Policies

     The accounting and reporting policies of The Ravenna Savings Bank (Bank) and subsidiary conform to general practice within the savings bank industry. The following is a description of the more significant of those policies which the Bank follows in preparing and presenting its consolidated financial statements.

     (a)  Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, Western Reserve Mortgage Company. All significant intercompany balances and transactions have been eliminated in consolidation.

     (b)  Cash Equivalents

          Cash equivalents include cash on hand and in banks, federal funds sold, and highly liquid money market investments purchased with a maturity at date of purchase of three months or less.

     (c)  Loan Fees

          Certain direct loan origination costs are deferred, as are fees on loans. Net deferred costs and fees on loans are amortized to interest income using the interest method over the lives of the loans.

     (d)  Securities

          The Bank classifies debt and equity securities into one of three categories: held to maturity, available for sale, or trading. Securities held to maturity are limited to debt securities that the Bank has the positive intent and ability to hold to maturity; these securities are reported at amortized cost. Securities held for trading are limited to debt and equity securities that are held to be sold in the near term; these securities are reported at fair value, and unrealized gains and losses are reflected in earnings. Securities held as available for sale consist of all other securities; these securities are reported at fair value, and unrealized gains and losses are reflected as a component of accumulated other comprehensive income.

          Gains and losses on the sale of securities are determined using the specific identification method.

     (e)  Depreciation and Amortization

          Depreciation and amortization of premises and equipment are calculated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 30 to 40 years for office buildings and 5 to 10 years for furniture, fixtures, and equipment.

                                                                     (Continued)

                    THE RAVENA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


     (f)  Federal Income Taxes

          Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled, and the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (g)  Provision for Losses on Loans

          The provision for losses on loans charged to expense is based on management's judgment taking into consideration past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, and the estimated value of underlying collateral. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. Future adjustments to the allowance may also be required by regulatory examiners based on their judgments about information available to them at the time of their examination.

          A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Bank's loans are primarily collateral-dependent, measurement of impairment is based on the fair value of the collateral. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans, which are collectively evaluated. The amount of impaired loans at June 30, 1999 and 1998 did not have a material effect on the Bank's required financial statement presentation and disclosure.

          Uncollectible interest on loans that are contractually 90 days or more past due is charged off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

     (h)  Real Estate Owned

          Real estate acquired through foreclosure is initially recorded at the lower of cost or fair market value. Subsequent to acquisition, real estate acquired through foreclosure is carried at the lower of that new basis or fair value less estimated selling costs.

     (i)  Loans Held for Sale

          Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Market value is based on outstanding investor commitments or current investor yield requirements, and includes consideration of deferred fees. Net unrealized losses are recognized through a valuation allowance by charges to income.

                                                                     (Continued)

                    THE RAVENA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998

          The Bank retains servicing on loans that are sold and recognizes an asset for mortgage servicing rights based on allocation of total loan cost using relative fair values. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The impairment analysis is based on predominant risk characteristics of the loan serviced, such as type, fixed and adjustable rate loans, original terms, and interest rates. Fair values are estimated using quoted market prices for similar servicing assets, and impairment is monitored periodically. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value. The Bank monitors prepayments, in the event of which amortization is adjusted accordingly.

     (j)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k)  Stock Options

          During 1998, the Bank adopted an incentive stock option plan authorizing the issuance of options for 30 shares of Bank stock to key employees. At June 30, 1999 all 30 shares are outstanding. The exercise price per share, determined by the Board of Directors, may not be less than the fair market value on the grant date. The Bank's shareholders ratified the initial grant of 30 options at a price of $13,500 per share. The options become exercisable, subject to continued employment, at the rate of five options per year beginning January 1, 1999. The options have a term of ten years.

          The Bank applies APB Opinion 25 Accounting for Stock Issued to Employees and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized in the Bank's financial statements. Had compensation cost for the Bank's stock option plan been determined consistent with SFAS No. 123, a cost of $10,000 would have been recognized in 1998.

          The fair value of options granted is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions used in 1998: expected dividend yield of 1.67%, expected option lives of 7 years and a risk-free interest rate of 4.60%.

     (l)  Comprehensive Income

          On July 1, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components. Accumulated other comprehensive income consists of net income and the net unrealized holding gains and losses on securities available-for-sale, net of the related tax effect. Prior year financial statements have been reclassified to conform to the requirements of the Statement.

                                                                     (Continued)

                    THE RAVENA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


          The components of other comprehensive income and related tax effects are as follows:

                                                                                                   June 30,
                                                                                  ---------------------------------------
                                                                                          1999                  1998
                                                                                  -----------------     -----------------
          Unrealized holding gains (losses) on available for sale
                  securities                                                      $      (2,213,146)              120,577
          Reclassification adjustment for gains (losses)
                  realized in income                                                         92,637               (11,985)
                                                                                  -----------------     -----------------
                    Net unrealized gains (losses)                                        (2,120,509)              108,592

          Tax effect                                                                        720,973               (36,921)
                                                                                  -----------------     -----------------

                    Net of tax effect                                             $      (1,399,536)               71,671
                                                                                  =================     =================

     (m)  Reclassifications

          Certain amounts in the accompanying 1998 consolidated financial statements have been reclassified to conform to the 1999 presentation.

(2)  Securities

     A summary of securities available for sale at June 30, 1999 and 1998, follows:

                                                                                     June 30, 1999
                                                          ------------------------------------------------------------------
                                                                                Gross             Gross
                                                             Amortized        unrealized       unrealized
                                                                cost            gains           (losses)         Fair value
                                                          ---------------   --------------   --------------    --------------
     Due within five years:
        FHLB                                              $    1,000,000               --          (23,750)          976,250
     Due beyond five years but within ten years:
        FHLMC                                                  1,579,364               --          (84,464)        1,494,900
        Municipal Bonds                                        5,919,935               --         (235,742)        5,684,193
        Corporate Bonds                                          994,379               --          (92,569)          901,810
     Due beyond ten years:
        FHLB                                                   2,576,804               --         (220,559)        2,356,245
        FHLMC                                                  3,000,068               --         (164,588)        2,835,480
        Tennessee Valley Authority                             4,000,000               --          (30,000)        3,970,000
        CMO's                                                  2,999,083               --         (179,179)        2,819,904
        Municipal Bonds                                       10,963,051               --         (739,093)       10,223,960
        Corporate Bonds                                        3,986,558               --         (352,028)        3,634,530
     Accrued interest receivable                                 237,908               --               --           237,908
                                                          --------------   --------------   --------------    --------------

                                                          $   37,257,150               --       (2,121,972)       35,135,180
                                                          ==============   ==============   ==============    ==============

                                                                     (Continued)

                    THE RAVENA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


                                                                                    June 30, 1998
                                                         ------------------------------------------------------------------
                                                                               Gross             Gross
                                                            Amortized        unrealized       unrealized
                                                               cost            gains           (losses)         Fair value
                                                         ---------------   --------------   --------------    --------------
     Due beyond five years but within ten years:
            FHLB                                         $    2,700,000               --           (6,347)        2,693,653
     Due beyond ten years:
            FHLMC                                             2,299,962               --          (38,897)        2,261,065
            FNMA                                              6,677,628           37,517               --         6,715,145
            Residential Funding Mortgage Security             1,380,172            6,265               --         1,386,437
     Accrued interest receivable                                 68,826               --               --            68,826
                                                         --------------   --------------   --------------    --------------

                                                         $   13,126,588           43,782          (45,244)       13,125,126
                                                         ==============   ==============   ==============    ==============

     There were no commitments to purchase or sell securities as of June 30, 1999 or 1998. Proceeds from sales of securities available for sale during the years ended June 30, 1999 and 1998, were $51,704,271 and $66,064,756, respectively. Gross realized gains were $111,392 and $53,396 in 1999 and 1998, respectively and gross realized losses were $18,755 and $10,213 in 1999 and 1998, respectively.

(3)  Mortgage-backed Securities

     Proceeds from sales of mortgage-backed securities held to maturity during the years ended June 30, 1999 and 1998, were $-0- and $3,754,561, respectively. Net realized losses were $-0- and $55,168 in 1999 and 1998, respectively. For the year ended June 30, 1999, management classified all securities purchased as available for sale.

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


(4)  Mortgage and Other Loans


     A summary of mortgage loans held for investment follows:

                                                                June 30,
                                               ---------------------------------------
                                                       1999                  1998
                                               -----------------     -----------------
     Residential - 1 to 4 units                $      96,393,798            95,728,377
     Multifamily - over 4 units                        2,375,936             1,936,878
     Other improved real estate                        6,335,547             3,913,040
     Land                                              6,559,250             4,215,868
     Residential construction loans                   21,053,157            18,344,602
     Short-term development loans                      4,271,230             5,977,197
                                               -----------------     -----------------

                                                     136,988,918           130,115,962

     Accrued interest                                  1,077,036             1,091,359
     Deferred loan fees, net                             (91,773)             (222,877)
     Loans in process                                 (9,411,307)           (9,233,129)
     Allowance for loan losses                          (741,403)             (702,398)
                                               -----------------     -----------------

                                               $     127,821,471           121,048,917
                                               =================     =================

     Residential mortgage loans aggregating $10,796,071 and $12,292,980 as of June 30, 1999 and 1998, respectively, are held for sale and are carried at the lower of cost or estimated market value in the aggregate.

     The Bank utilizes forward commitments on mortgage-backed securities to offset the interest rate movement on mortgage loans held for sale. When delivery is not made into the forward commitment, the Bank recognizes the gain/loss immediately. In 1999 and 1998, gains were approximately $18,750 and $19,688, respectively.

     The combined weighted average interest rate on mortgage loans held for investment and sale was 7.72% and 8.09% at June 30, 1999 and 1998, respectively.

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


     Mortgage loans in arrears three months or more or in process of foreclosure were as follows:

                                                                              June 30,
                                                             ---------------------------------------
                                                                     1999                  1998
                                                             -----------------     -----------------
     Number of loans                                                        22                    32
     Loan balances                                           $       1,785,426             3,349,300
     Percent of mortgage loans held for investment, net                   1.33%                 2.95%

     At June 30, 1999, the Bank was covered under a $2,595,000 fidelity bond and for $1,000,000 in errors and omissions coverage.

     A summary of other loans follows:

                                                                           June 30,
                                                             ---------------------------------------
                                                                     1999                  1998
                                                             -----------------     -----------------
     Loans on savings deposits                               $         290,285               400,404
     Property improvement loans                                      3,027,298             2,359,349
     Consumer loans                                                    641,985               556,265
     Home equity lines of credit                                     2,251,375             2,101,452
     Land contracts                                                     32,745                31,898
     Other loans                                                         7,537                 7,186
     Allowance for loan losses                                         (50,127)               (2,459)
                                                             -----------------     -----------------
                                                             $   6,201,098,098             5,454,095
                                                             =================     =================

     Activity in the allowance for loan losses for the years ended June 30, 1999 and 1998, follows:

                                                                              June 30,
                                                             ---------------------------------------
                                                                     1999                  1998
                                                             -----------------     -----------------
     Balance at beginning of year                            $         704,857               666,279
     Provision for losses on loans                                     160,000               153,721
     Loans charged-off                                                 (73,327)             (115,143)
                                                             -----------------     -----------------

                    Balance at end of year                   $         791,530               704,857
                                                             =================     =================

     In the ordinary course of business, the Bank makes loans to its directors, officers, and shareholders. These loans are made on substantially the same terms and conditions, including interest rates, as transactions with other borrowers.

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


     The following is a summary of related party loan transactions for the years ended June 30, 1999 and 1998:

                                                                              June 30,
                                                             ---------------------------------------
                                                                     1999                  1998
                                                             -----------------     -----------------
     Principal balance at beginning of year                  $       1,255,776             1,501,335
     New loans                                                         577,127                    --
     Repayments                                                       (231,636)             (245,559)
                                                             -----------------     -----------------
                    Principal balance at end of year         $       1,601,267             1,255,776
                                                             =================     =================

     At June 30, 1999, related parties had unused lines of credit of $142,388.

(5)  Mortgage Servicing Rights

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was approximately $207,655,000 and $241,874,000 at June 30, 1999 and 1998, respectively.

     Mortgage servicing rights of approximately $755,000 and $902,000 were capitalized in 1999 and 1998, respectively. Amortization of mortgage servicing rights was approximately $680,000 and $512,000 in 1999 and 1998, respectively. The fair value of mortgage servicing rights which had been capitalized at June 30, 1999 and 1998, was approximately $2,107,000 and $1,566,000, respectively, which related to approximately $172,000,000 in 1999 and $153,000,000 in 1998 of unpaid principal balance of mortgage loans serviced for others.

     There was no impairment during fiscal year 1999 and impairment was not material during fiscal year 1998. As a result, there was no valuation allowance for mortgage servicing rights in the respective years.

(6)  Premises and Equipment


     A summary of premises and equipment less accumulated depreciation follows:

                                                                                              June 30,
                                                                             ---------------------------------------
                                                                                   1999                  1998
                                                                             -----------------     -----------------
     Land                                                                    $         413,937               446,337
     Office buildings                                                                3,402,800             3,748,791
     Furniture, fixtures, and equipment                                              2,487,428             2,251,603
                                                                             -----------------     -----------------

                    Total cost                                                       6,304,165             6,446,731

     Less accumulated depreciation                                                  (1,424,249)           (1,306,866)
                                                                             -----------------     -----------------
                                                                             $       4,879,916             5,139,865
                                                                             =================     =================

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


(7)  Deposits

     Deposit account balances are summarized as follows:


                                                          June 30, 1999                                 June 30, 1998
                                       --------------------------------------------     ------------------------------------------
                                          Weighted                                         Weighted
                                           average                                          average
     Deposit type                           rate             Amount            %             rate          Amount           %
     ------------------------------    ------------     --------------    ---------     ------------  --------------   ----------
     Negotiable order of
      withdrawal (NOW)                         0.73%    $   11,192,971          9.2%            1.35%  $   8,268,879          7.6%
     Savings accounts                          3.67         25,571,197         20.9             3.32      16,842,853         15.5
     Money market deposit accounts             4.83          8,304,425          6.8             2.63       1,152,225          1.1
     Certificates of deposit:
            0.00 -   1.99%                                          --          0.0                          284,216          0.3
            2.00 -   2.99%                                      41,440          0.0                           87,534          0.1
            3.00 -   3.99%                                     106,744          0.1                          568,730          0.5
            4.00 -   4.99%                                  10,410,443          8.5                        6,411,343          5.9
            5.00 -   5.99%                                  38,952,455         31.8                       31,052,784         28.6
            6.00 -   6.99%                                  26,769,650         21.9                       40,865,894         37.6
            7.00 -   7.99%                                     700,671          0.6                        2,290,174          2.1
            8.00 -   8.99%                                          --          0.0                           14,074          0.0
            9.00 -   9.99%                                          --          0.0                          200,000          0.2
           10.00 -  10.99%                                      94,071          0.1                          541,204          0.5
                                       ------------     --------------    ---------     ------------    ------------    ---------

                                               5.73%        77,075,474         63.0%            5.97%     82,315,953         75.8%

     Accrued interest payable on
      deposits                                                 121,333          0.1                           37,477          0.0
                                                        --------------    ---------                     ------------    ---------

                                                        $  122,265,400        100.0%                   $ 108,617,387        100.0%
                                                        ==============    =========                    =============    =========

     The weighted average interest rate on deposits was 4.74% and 5.17% at June 30, 1999 and 1998, respectively.

  The maturity periods of certificates of deposit are as follows:

                                                        June 30, 1999                         June 30, 1998
                                             ---------------------------------     ---------------------------------
                                                   Amount                %               Amount                %
                                             -----------------    ------------     -----------------    ------------
     Under one year                          $      54,238,977            70.4%    $      56,381,385            68.5%
     One to five years                              22,538,263            29.2            25,199,131            30.6
     Over five years                                   298,234             0.4               735,437              .9
                                             -----------------    ------------     -----------------    ------------

                                             $      77,075,474           100.0%    $      82,315,953           100.0%
                                             =================    ============     =================    ============

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998



     Securities aggregating $2,710,000 and $1,765,000 at June 30, 1999 and 1998, respectively, are pledged as collateral for local government savings deposits.

     Deposits over $100,000 at June 30, 1999 and 1998, total approximately $20,416,000 and $15,185,000, respectively.

     Interest expense on deposits is summarized as follows:

                                                                                  Year ended June 30,
                                                                        --------------------------------------
                                                                               1999                 1998
                                                                        -----------------    -----------------
     Negotiable order of withdrawal                                      $         79,150               59,137
     Passbook savings                                                             556,662              367,843
     Money market deposit accounts                                                157,246               18,966
     Certificates of deposit                                                    4,908,719            4,582,102
                                                                        -----------------    -----------------
                                                                        $       5,701,777            5,028,048
                                                                        =================    =================

(8)  Advances from the Federal Home Loan Bank

     Advances from the Federal Home Loan Bank of Cincinnati (FHLB) are due on various dates through 2008. These advances had interest rates ranging from 4.59% to 7.30% during the year ended June 30, 1999 and from 5.10% to 7.30% during the year ended June 30, 1998, with weighted average rates of 5.89% and 5.97%, respectively. Advances from the FHLB are summarized as follows:

                                                  June 30, 1999                                          June 30, 1998
                               --------------------------------------------------    ----------------------------------------------
                                                                    Interest                                            Interest
                                 Maturity         Amount              rate            Maturity         Amount             rate
                               ------------   --------------   ------------------    ------------   --------------   --------------
     Advances from FHLB:
         LIBOR based                   2000    $   1,000,000                5.04%           1999     $  6,000,000             5.69%
         Fixed                         1999        3,151,802         6.15 - 7.30            1998        8,140,757      5.10 - 6.55
                                       2000        6,750,000         5.18 - 6.25            1999        5,029,469      5.69 - 7.30
                                       2001       12,946,113         5.81 - 6.75            2000        2,750,000      6.10 - 6.25
                                   2008 and                                                 2001       11,926,631      5.81 - 6.75
                                     beyond       13,500,000         4.59 - 6.20        2000 and
                                                                                          beyond        7,000,000      5.15 - 6.20
     Cash management advances -
      variable                         1999       19,150,000                6.15              --               --               --
                                              --------------                                       --------------

     Total FHLB advances                          56,497,915                                           40,846,857
     Accrued interest payable -
      advances from FHLB
                                                     243,192                                              200,984
                                              --------------                                       --------------

                                             $    56,741,107                                       $   41,047,841
                                              ==============                                       ==============

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


     Pursuant to collateral agreements with FHLB, advances are secured by the Bank's investment in the stock of the FHLB as well as qualifying first mortgage loans with aggregate unpaid principal balances of approximately $84,506,000 and $61,270,000 at June 30, 1999 and 1998, respectively, and mortgage-backed securities. The interest rate on the LIBOR-based advances due June 30, 2000 resets monthly. On any subsequent interest repricing date, at the Bank's option, the advances may be prepaid.

(9)  Securities Sold Under Agreements to Repurchase

     The Bank did not sell securities under agreements to repurchase during the year ended June 30, 1999. Information concerning securities sold under agreements to repurchase during the year ended June 30, 1998 is summarized below:

                                                                             1998
                                                                       --------------
               Average balance during the year                         $    1,130,000
               Average interest rate during the year                             5.73%
               Maximum month-end balance during the year                    2,289,000

     Reverse repurchase agreements were delivered to the Federal National Mortgage Association, who arranged the transactions and agreed to resell to the Bank the same securities at the maturities of the agreement.

(10) Federal Income Taxes

     A reconciliation of the amount of expected tax using the federal corporate statutory rate and the actual income tax expense follows:

                                                                 Year ended                               Year ended
                                                                June 30, 1999                           June 30, 1998
                                                    -----------------------------------              ----------------
                                                                            % of                               % of
                                                                           pretax                             pretax
                                                         Amount            income           Amount            income
                                                      --------------     -----------     --------------     -----------
     Computed "expected" tax expense                  $      840,028            35.0%    $    1,075,911            35.0%
     Increase (decrease) in tax expense
       resulting from:
          Benefit of graduated rates                         (24,001)           (1.0)           (30,740)           (1.0)
          Tax-exempt income                                 (109,205)           (4.5)                --              --
          Other                                                3,178             0.1             (1,171)           (0.0)
                                                      --------------     -----------     --------------     -----------

                                                      $      710,000            29.6%    $    1,044,000            34.0%
                                                      ==============     ===========     ==============     ===========

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998

     The net tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                            June 30,
                                                                               --------------------------------
                                                                                     1999              1998
                                                                               --------------    --------------
     Deferred tax assets:
          Deferred loan fees                                                   $       5,298             19,663
          Loan loss reserve                                                          270,514            242,552
          Market value adjustment for loans and investments                               --            141,719
          Other                                                                        1,205              1,761
                                                                               --------------    --------------

                   Total gross deferred tax assets                                    277,017           405,695
                                                                               --------------    --------------

     Deferred tax liabilities:
          FHLB stock dividend                                                         332,994           264,008
          State franchise taxes                                                        33,194            29,639
          Depreciation                                                                136,658            65,440
          Bad debt reserves over base year reserves                                    20,197            24,236
          Mortgage servicing rights                                                   570,532           545,117
          Market value adjustment for loans and investments                           805,265                --
          Other                                                                        14,477               455
                                                                               --------------    --------------

                   Total gross deferred tax liabilities                             1,913,317           928,895
                                                                               --------------    --------------

                   Net deferred tax liability                                  $    1,636,300           523,200
                                                                               ==============    ==============

     Of the net deferred tax liability of $1,636,300 and $523,200 at June 30, 1999 and 1998, respectively, a deferred tax liability of $721,472 and $498, respectively, is included in net unrealized loss on securities available for sale, and the remainder ($914,828 and $522,702, respectively, of net deferred tax liability) is included in other liabilities.

     A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 1999 or 1998.

     Retained earnings include approximately $513,000 at June 30, 1999 for which no provision for federal income taxes has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


     The favorable reserve method previously afforded to thrifts was repealed for tax years beginning after December 31, 1995. Small thrifts, such as the Bank, were required to switch to the reserve method of Section 585 (the method used by small commercial banks). In general, a thrift is required to recapture the amount of its qualifying and nonqualifying reserves in excess of its qualifying and nonqualifying base year reserves. As the Bank has previously provided deferred taxes on the recapture amount, no additional financial statement tax expenses should result from this legislation.

(11) 401(k) Profit Sharing Plan

     The 401(k) profit sharing plan provides that all employees who have completed one year of service and who have reached their 21st birthday are eligible for participation. The plan allows eligible employees to contribute up to 15% of their compensation, with the Bank matching up to 2%, with a guaranteed minimum of $300 for all employees which are in the plan for the entire year. The Bank's matching contributions required by the 401(k) portion of the plan for the years ended June 30, 1999 and 1998, were approximately $33,500 and $25,500, respectively.

     The Bank may also contribute a discretionary amount of its current or accumulated net income, for the benefit of all eligible employees in the plan. The Bank made profit-sharing contributions to the plan of approximately $90,900 and $69,100 for the years ended June 30, 1999 and 1998, respectively.

(12) Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


     At June 30, 1999 and 1998, the Bank was in compliance with regulatory capital requirements and is considered "well capitalized" as set forth below:

                                                                               June 30, 1999
                                                  --------------------------------------------------------------------
                                                                          Core/            Tier-1             Total
                                                       Equity           leverage         risk-based        risk-based
                                                       capital           capital           capital           capital
                                                  --------------    --------------    --------------    --------------
GAAP capital                                     $    12,493,589        12,493,589        12,493,589        12,493,589
Net unrealized loss on securities available
   for sale, net of tax                                                  1,400,500         1,400,500         1,400,500
General loan valuation allowance                                                --                --           791,530
                                                                    --------------    --------------    --------------
                   Regulatory capital                                   13,894,089        13,894,089        14,685,619
                                                                    --------------    --------------    --------------

Total assets                                         192,784,429
                                                  --------------
Adjusted total assets (average)                                        187,254,000
                                                                    --------------
Risk-weighted assets                                                                     118,010,000       118,010,000
                                                                                      --------------    --------------

Actual capital ratio                                        6.48%             7.42%            11.77%            12.44%
Minimum capital adequacy requirements                       1.50%             3.00%                               8.00%
                                                  ==============
Regulatory capital category
Well capitalized - equal to or greater than                                   5.00%             6.00%            10.00%
                                                                    ==============    ==============    ==============

                                                                               June 30, 1998
                                                  --------------------------------------------------------------------
                                                                          Core/            Tier-1             Total
                                                       Equity           leverage         risk-based        risk-based
                                                       capital           capital           capital           capital
                                                  --------------    --------------    --------------    --------------
GAAP capital                                     $    12,478,045        12,478,045        12,478,045        12,478,045
Net unrealized loss on securities available
   for sale, net of tax                                                        964               964               964
General loan valuation allowance                                                --                --           704,857
                                                                    --------------    --------------    --------------
Regulatory capital                                                      12,479,009        12,479,009        13,183,866
                                                                    --------------    --------------    --------------

Total assets                                         164,841,308
                                                  --------------
Adjusted total assets (average)                                        164,331,000
                                                                    --------------
Risk-weighted assets                                                                      99,915,000        99,915,000
                                                                                      --------------    --------------

Actual capital ratio                                        7.57%             7.59%            12.49%            13.20%
Minimum capital adequacy requirements                       1.50%             3.00%                               8.00%
                                                  ==============
Regulatory capital category
Well capitalized - equal to or greater than                                   5.00%             6.00%            10.00%
                                                                    ==============    ==============    ==============

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998


(13) Fair Value of Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                June 30, 1999                       June 30, 1998
                                                      ---------------------------------   --------------------------------
                                                          Carrying          Estimated         Carrying         Estimated
                                                           amount          fair value          amount         fair value
                                                      --------------    ---------------   --------------   ---------------
     Financial assets:
       Cash and cash equivalents                      $    1,923,210          1,923,210        1,996,772         1,996,772
       Securities                                         35,135,180         35,135,180       13,125,126        13,125,126
       Stock in Federal Home Loan Bank                     3,003,100          3,003,100        2,800,200         2,800,200
       Mortgage loans held for investment, net           127,821,471        129,944,900      121,048,917       124,038,000
       Mortgage loans held for sale                       10,796,071         10,800,000       12,292,980        12,666,000
       Other loans                                         6,201,098          6,201,300        5,454,095         5,592,000
       Mortgage servicing rights                           1,678,034          2,107,000        1,603,285         1,566,000
     Financial liabilities:
       Deposits                                          122,265,400        123,900,000      108,617,387       109,374,000
       FHLB advances                                      56,741,107         53,881,000       41,047,841        40,654,000

     The fair value estimates are based on the following methods and assumptions:

     . Cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

     . Securities. Fair values for securities are based on quoted market prices or dealer quotes; where such quotes are not available, fair values are based on quoted market prices of comparable instruments.

     . Loans receivable. The fair values of loans receivable are estimated using a discounted cash flow calculation that applies estimated discount rates reflecting the credit and interest rate risk inherent in the loans to homogeneous categories of loans with similar financial characteristics; these loan categories are further segmented into fixed and adjustable rate interest terms.

     . Mortgage servicing rights. Fair values are estimated using discounted cash flows based on current market interest rates and prepayment assumptions.

     . Stock in Federal Home Loan Bank of Cincinnati. This item is valued at cost, which represents redemption value and approximates fair value.

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998

     . Deposits. The fair values of fixed maturity certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities. The fair values of other deposit accounts (passbook, NOW, and money market accounts) equal their carrying values.

     . FHLB advances. The fair value of FHLB advances are estimated using rates currently available for borrowings with similar terms and remaining maturities.

     . Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 1999 and 1998.

(14) Commitments and Contingencies

     In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 45 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally residential and commercial real estate.

     The Bank's lending is concentrated in central and northeastern Ohio; as a result, the economic conditions and market for real estate in central and northeastern Ohio could have a significant impact on the Bank.

     At June 30, 1999, the Bank had commitments to fund mortgage loans of approximately $13,929,000 at interest rates and fees prevailing at the time applications were taken. In management's opinion, these loans will be funded through normal operations. As of June 30, 1999, the Bank had line-of-credit commitments totaling approximately $1,498,600. Commitments generally are extended at prime-sensitive interest rates and are secured by real estate.

                                                                     (Continued)

                    THE RAVENNA SAVINGS BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            June 30, 1999 and 1998

     As of June 30, 1999, the Bank had outstanding loan sale commitments on mortgage loans held for sale of approximately $5,019,000. The Bank has sufficient mortgage loans held for sale and commitments to fund mortgage loans that will be held for sale to meet its forward commitments.

     There are pending against the Bank various lawsuits and claims which arise in the normal course of business. In the opinion of management, any liabilities that may result from pending lawsuits and claims will not materially affect the financial position of the Bank.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 22, 1999 ("Agreement"), by and among First Place Financial Corp., a Delaware corporation ("Buyer"), First Federal Savings and Loan Association of Warren, a federally chartered savings and loan association (the "Association") and a wholly-owned subsidiary of Buyer, and Ravenna Savings Bank, an Ohio-chartered savings bank ("Ravenna").

     WHEREAS, the Boards of Directors of each of Buyer, the Association and Ravenna (i) have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Ravenna will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into the Association,
(ii) have determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) have approved, at meetings of each such Board of Directors, this Agreement.

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1  The Merger.  At the Effective Time (as defined in Section 1.2 hereof),
          ----------
Ravenna shall merge with and into the Association in accordance with the provisions of, and with the effect provided in, the rules and regulations (the "OTS Regulations") of the Office of Thrift Supervision (the "OTS") and Title XI of the Ohio Revised Code (the "Ohio Code") and pursuant to the terms and conditions of an agreement and plan of merger to be entered into between the Association and Ravenna consistent with the terms of this Agreement and in a form to be mutually agreed upon. The Association shall be the surviving entity (hereinafter sometimes called the "Surviving Entity") in the Merger, and shall continue its existence under the laws of the United States of America. The name of the Surviving Entity shall be First Federal Savings and Loan Association of Warren, or such other name as may be determined by the Buyer. Upon consummation of the Merger, the separate corporate existence of Ravenna shall terminate.

     1.2. Effective Time. The Merger shall become effective as set forth in the
          --------------
articles of combination (the "Articles of Combination") which shall be filed with appropriate authorities (the "Authorities") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective

Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Combination.

     1.3  Effects of the Merger. At and after the Effective Time, the Merger
          ---------------------
shall have the effects set forth in Section 552.13 of the OTS Regulations and
Section 1701.82 of the Ohio Code.

     1.4  Conversion of Ravenna Common Stock.
          ----------------------------------

     (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $100 per share, of Ravenna (the "Ravenna Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Ravenna Common Stock held (x) by a holder (the "Dissenting Stockholder"), pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares") (y) in Ravenna's treasury or (z) directly or indirectly by Buyer, the Association or Ravenna or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4 (b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 2,033 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock"). All of the shares of Ravenna Common Stock converted into Buyer Common Stock pursuant to this
Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Ravenna Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Ravenna Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Ravenna Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Buyer should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

     (b) At the Effective Time, all shares of Ravenna Common Stock that are owned by Ravenna as treasury stock and all shares of Ravenna Common Stock that are owned directly or indirectly by Buyer or Ravenna or any of their respective Subsidiaries (other than shares of Ravenna Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or Ravenna, as the case may be, being referred to herein as "Trust Account Shares") and (y) shares of Ravenna Common Stock held by Buyer or Ravenna or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Ravenna Common Stock, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or Ravenna being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by Ravenna or its Subsidiary (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

     1.5  Stock Options.
          -------------

     (a) At the Effective Time, all options granted by Ravenna under the Ravenna 1998 Key Employee Stock Option Plan (the "Ravenna Option Plan") ("Ravenna Options") to purchase shares of Ravenna Common Stock which are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into options to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided below:

          (1) The number of shares of Buyer Common Stock to be subject to the new options shall be equal to the product of the number of shares of Ravenna Common Stock subject to the original options and the Exchange Ratio, provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (2) The exercise price per share of the Buyer Common Stock under the new options shall be equal to the exercise price per share of Ravenna Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Ravenna shall be deemed to be references to Buyer.

     (b) It is understood that the holder of a Ravenna Option may exercise such options, in accordance with the terms of the option, and applicable regulations, prior to the Effective Time.

     1.6  Buyer Common Stock.  Except for shares of Buyer Common Stock owned by
          ------------------
Ravenna or its Subsidiary (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Buyer as contemplated by Section
1.4 hereof, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

     1.7  Charter.  At the Effective Time, the Charter of the Association, as in
          -------
effect at the Effective Time, shall be the Charter of the Surviving Entity.

     1.8  By-Laws.  At the Effective Time, the By-Laws of the Association, as in
          -------
effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Entity.

     1.9  Directors and Officers.  Except as provided in Section 6.13 hereof,
          ----------------------
the directors and officers of the Association immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity, each to hold office in accordance with the Charter and By-Laws of the Surviving Entity until their respective successors are duly elected or appointed and qualified.

     1.10 Tax Consequences.  It is intended that the Merger constitute a
          ----------------
reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

     1.11 Dissenters' Rights.
          ------------------

          (a) Any Dissenting Stockholder who shall be entitled to dissenters' rights with respect to his or her Dissenters' Shares, as provided in Section 1701.85 of the Ohio Code, shall not be entitled to the merger consideration under Section 1.4 of this Agreement, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under such law, and shall be entitled to receive only the payment to the extent provided for therein with respect to such Dissenters' Shares.

          (b) Ravenna shall (i) give Buyer prompt written notice of the receipt of any notice from a stockholder purporting to exercise any dissenters' rights,
(ii) not settle or offer to settle any demand for payment without the prior written consent of the Buyer and (iii) not waive any failure to comply strictly with any procedural requirements of Section 1701.85 of the Ohio Code.



                                  ARTICLE II

                              EXCHANGE OF SHARES

     2.1  Buyer to Make Shares Available.  At or prior to the Effective Time,
          ------------------------------
Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent"), selected by Buyer and reasonably satisfactory to Ravenna, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to
Section 2.2(a) in exchange for outstanding shares of Ravenna Common Stock.

     2.2  Exchange of Shares.
          ------------------

     (a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares into which the shares of Ravenna Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Ravenna Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Buyer Common Stock into which his Ravenna Common Stock shall have been converted.

     (c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Ravenna of the shares of Ravenna Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Common Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of Ravenna who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the product of the Average Closing Price and the Exchange Ratio by (ii) the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Ravenna for six months after the Effective Time shall be paid to Buyer. Any stockholders of Ravenna who have not theretofore complied with this
Article II shall thereafter look only to Buyer for payment of their shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Ravenna Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Ravenna, the Exchange Agent or any other person shall be liable to any former holder of shares of Ravenna Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer

Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

     (h) Buyer and the Exchange Agent shall be entitled to rely upon Ravenna's stock transfer books to establish the identity of those persons entitled to receive Buyer Common Stock pursuant to Article I, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by a Certificate, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF RAVENNA

     Ravenna hereby represents and warrants to Buyer as follows:

     3.1  Organization.
          ------------

     (a) Ravenna is a savings bank duly organized, validly existing and in good standing under the laws of the State of Ohio. The deposit accounts of Ravenna are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund ("SAIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Ravenna. Ravenna's Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Ravenna and its Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Ravenna or its Subsidiary. The Amended Articles of Incorporation, Constitution and Bylaws of Ravenna, and the articles of incorporation, by-laws and similar governing documents of its Subsidiary, copies of which have previously been delivered to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer, Ravenna or the Surviving Entity, as the case may be, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from general economic conditions. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     (b) The minute books of Ravenna and its Subsidiary contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1994 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2  Capitalization.
          --------------

     (a) The authorized capital stock of Ravenna consists of 5,000 shares of Ravenna Common Stock. As of the date of this Agreement, there are (x) 1,000 shares of Ravenna Common Stock issued and outstanding and no shares of Ravenna Common Stock held in Ravenna's treasury and (y) no shares of Ravenna Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 30 shares of Ravenna Common Stock reserved for issuance pursuant to the Ravenna Option Plan and described in Section 3.2(a) of the Disclosure Schedule which is being delivered to Buyer concurrently herewith (the "Ravenna Disclosure Schedule"). All of the issued and outstanding shares of Ravenna Common Stock are owned by the persons identified on Section 3.2(a)(i) of the Ravenna Disclosure Schedule. All of the issued and outstanding shares of Ravenna Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above or reflected in Section 3.2(a)(ii) of the Ravenna Disclosure Schedule, Ravenna does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Ravenna Common Stock or any other equity security of Ravenna or any securities representing the right to purchase or otherwise receive any shares of Ravenna Common Stock or any other equity security of Ravenna. The names of the optionees, the date of each option to purchase Ravenna Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Option Plan are set forth in Section 3.2(a) of the Ravenna Disclosure Schedule. As of the date hereof, there are no outstanding contractual obligations of Ravenna or its Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Ravenna or its Subsidiary.

     (b) Section 3.2(b) of the Ravenna Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Ravenna as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Ravenna Disclosure Schedule, Ravenna owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of such Subsidiary, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Ravenna has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Buyer with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Ravenna or its Subsidiary will be bound calling for the purchase or issuance of any shares of the capital stock of Ravenna or its Subsidiary.

     3.3  Authority; No Violation.
          -----------------------

     (a) Ravenna has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Ravenna. The Board of Directors of Ravenna has directed that this Agreement and the transactions contemplated hereby be submitted to Ravenna's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Ravenna's stockholders, no other corporate proceedings (except for regulatory approvals) on the part of Ravenna are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Ravenna and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Ravenna, enforceable against Ravenna in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Except as set forth in Section 3.3(b) of the Ravenna Disclosure Schedule, neither the execution and delivery of this Agreement by Ravenna, nor the consummation by Ravenna of the transactions contemplated hereby, nor compliance by Ravenna with any of the terms or provisions hereof will (i) violate any provision of the Articles of Incorporation, Constitution or By-Laws of Ravenna or the articles of incorporation, by-laws or similar governing documents of its Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Ravenna or its Subsidiary, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Ravenna or its Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Ravenna or its Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Ravenna.

     3.4  Consents and Approvals.  Except for (a) the filing of applications
          ----------------------
with the Office of Thrift Supervision (the "OTS") and, if necessary, the Federal Deposit Insurance Corporation ("FDIC") and approval of such applications, (b) the filing of an application with the Ohio Division of Financial Institutions (the "Division") and approval of such application, (c) the approval of this Agreement by the requisite vote of the stockholders of Ravenna, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the Ohio Act, and (e) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Ravenna Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with
(1) the execution and delivery by Ravenna of this Agreement and (2) the consummation by Ravenna of the Merger and the other transactions contemplated hereby.

     3.5  Reports.  Ravenna and its Subsidiary have timely filed all material
          -------
reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the Division, (ii) the FDIC, (iii) any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and all other material reports and statements required to be filed by them since December 31, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the State of Ohio, the Division, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Ravenna and its Subsidiary, except as set forth in Section 3.5 of the Ravenna Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Ravenna, investigation into the business or operations of Ravenna or its Subsidiary since December 31, 1995. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Ravenna or its Subsidiary.

     3.6  Financial Statements.  Ravenna has previously delivered to Buyer
          --------------------
copies of (a) the consolidated balance sheets of Ravenna and its Subsidiary as of June 30 for the fiscal years 1996, 1997, 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1999, inclusive, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Ravenna, and (b) the unaudited consolidated balance sheets of Ravenna and its Subsidiary as of September 30, 1999 and September 30, 1998 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three month periods then ended. The September 30, 1999 consolidated balance sheet of Ravenna (including the related notes, where applicable) fairly presents the consolidated financial position of Ravenna and its Subsidiary as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Ravenna and its Subsidiary for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with generally accepted accounting principles ("GAAP"); and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The financial books and records of Ravenna and its Subsidiary have been, and are being, maintained in all material respects in accordance with GAAP.

     3.7  Broker's Fees.  Neither Ravenna nor its Subsidiary nor any of their
          -------------
respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Ravenna has engaged, and will pay a fee or commission to, McDonald Investments, Inc. ("McDonald") in accordance with the terms of a letter agreement between McDonald and Ravenna concerning the retention of McDonald to act as financial advisor to Ravenna and concerning issuance of an opinion regarding the fairness of the Exchange Ratio, a true, complete and correct copy of which has been previously delivered by Ravenna to Buyer.

     3.8  Absence of Certain Changes or Events.
          ------------------------------------

     (a) Except as may be set forth in Section 3.8(a) of the Ravenna Disclosure Schedule, since June 30, 1999, (i) neither Ravenna nor its Subsidiary has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) to Ravenna's knowledge, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Ravenna.

     (b) Except as set forth in Section 3.8(b) of Ravenna Disclosure Schedule, since June 30, 1999, Ravenna and its Subsidiary have carried on their respective businesses in the ordinary course consistent with their past practices.

     (c) Except as set forth in Section 3.8(c) of the Ravenna Disclosure Schedule, since June 30, 1999, neither Ravenna nor its Subsidiary has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 1999 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1999 as listed in Section 3.8 of the Ravenna Disclosure Schedule or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9  Legal Proceedings.
          -----------------

     (a) Except as set forth in Section 3.9 of the Ravenna Disclosure Schedule, neither Ravenna nor its Subsidiary is a party to any, and there are no pending or, to the best of Ravenna's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Ravenna or its Subsidiary or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Ravenna.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Ravenna, its Subsidiary or the assets of Ravenna or its Subsidiary which has had, or could reasonably be expected to have, a Material Adverse Effect on Ravenna.

     3.10 Taxes.
          -----

     (a) Except as set forth in Section 3.10(a) of the Ravenna Disclosure Schedule, each of Ravenna and its Subsidiary has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete and (ii) paid in full or have made adequate provision for on the financial statements of Ravenna (in accordance with GAAP) all Taxes (as hereinafter defined) that are due on or prior to the Effective Time and will pay in full or make adequate provision for all such Taxes, except where the failure to do any of the foregoing would not have a Material Adverse Effect on Ravenna or its Subsidiary. There are no material liens for Taxes upon the assets of either Ravenna or its Subsidiary except for statutory liens for current Taxes not yet due. Except as set forth in Section 3.10(a) of the Ravenna Disclosure Schedule, neither Ravenna nor its Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of Ravenna and its Subsidiary have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth
on Section 3.10(a) of the Ravenna Disclosure Schedule.   Except as set forth in
Section 3.10(a) of the Ravenna Disclosure Schedule, neither Ravenna nor its Subsidiary (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a)(l) under the Code; (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method); or (iii) has filed a consent pursuant to Section 341(f) of the Code.

     (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

     (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     3.11  Employees.
           ---------

     (a) Section 3.11(a) of the Ravenna Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by Ravenna, its Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Ravenna would be deemed a "single employer" within the meaning of
Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of Ravenna, its Subsidiary or any ERISA Affiliate.

     (b) Ravenna has heretofore delivered to Buyer true and complete copies of each of the Plans, the summary plan descriptions, the Form 5500s for the last two years, and (i) the actuarial report for any Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for any Plan.

     (c) Except as set forth in Section 3.11(c) of the Ravenna Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Ravenna is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) except as disclosed under Section 3.29 of this Agreement, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Ravenna, its Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service, other than
(w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Ravenna, its Subsidiary or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Ravenna, its Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Ravenna, its Subsidiary or an ERISA Affiliate of incurring a material liability thereunder,
(vi) no Plan is a "multiemployer pension plan," as such term is defined in
Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Ravenna, its Subsidiary or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code (except the employer matching contributions under the Ravenna Savings Bank 401(k) Plan for the current year), (viii) neither Ravenna, its Subsidiary nor any ERISA Affiliate has engaged in a transaction in connection with which Ravenna, its Subsidiary or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Ravenna, threatened or reasonably anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) except as disclosed under Section 3.29 of this Agreement, the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of Ravenna or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

     3.12  Ravenna Information.  The information relating to Ravenna and its
           -------------------
Subsidiary to be contained in the Registration Statement on Form S-4 (the "S-4"), or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The sections of the Form S-4 relating to Ravenna will comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder.

     3.13  Ownership of Buyer Common Stock: Affiliates and Associates.  Neither
           -------------------------------- -------------------------
Ravenna nor its Subsidiary, (i) beneficially own, directly or indirectly, or
(ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Buyer (other than Trust Account Shares and DPC Shares).

     3.14  Compliance with Applicable Law.  Ravenna and its Subsidiary hold, and
           ------------------------------
have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not, to Ravenna's knowledge, in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Ravenna or its Subsidiary, including, without limitation, the Truth in Lending Act and Regulation Z promulgated thereunder, the Equal Credit Opportunity Act of 1974, as amended, and the regulations promulgated thereunder, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act and all other applicable fair lending laws and other laws related to discriminatory business practices, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Ravenna, and neither Ravenna nor its Subsidiary knows of, or has received notice of, any material violations of any of the above.

     3.15   Certain Contracts.
            -----------------

     (a) Except as set forth in Section 3.15(a) of the Ravenna Disclosure Schedule, neither Ravenna nor its Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Buyer, Ravenna, the Surviving Entity or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by Ravenna or its Subsidiary, (vi) with or to a labor union or guild (including any collective bargaining agreement) or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of Ravenna Disclosure Schedule, is referred to herein as a "Ravenna Contract". Ravenna has previously delivered to Buyer true and correct copies of each Ravenna Contract.

     (b) Except as set forth in Section 3.15(b) of the Ravenna Disclosure Schedule, (i) each Ravenna Contract is valid and binding and in full force and effect, (ii) Ravenna and its Subsidiary have in all material respects performed all obligations required to be performed by it to date under each Ravenna Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Ravenna, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Ravenna or its Subsidiary under any such Ravenna Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Ravenna and (iv) no other party to such Ravenna Contract is, to the best knowledge of Ravenna, in default in any respect thereunder.

     3.16  Agreements with Regulatory Agencies.  Except as set forth in Section
           -----------------------------------
3.16 of the Ravenna Disclosure Schedule, neither Ravenna nor its Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Ravenna Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Ravenna or its Subsidiary been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17  Investment Securities. Section  3.17 of the Ravenna Disclosure
           ---------------------
Schedule sets forth an investment securities (such term shall include mortgage backed securities and securities held for sale by Ravenna and its Subsidiary) report which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates and market values, as of October 31, 1999.

     3.18  Intellectual Property.  Except where there would be no Material
           ---------------------
Adverse Effect on Ravenna, Ravenna and its Subsidiary owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses; and neither Ravenna nor its Subsidiary has received any notice of conflict with respect thereto that asserts the right of others. Ravenna and its Subsidiary have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Ravenna.

     3.19  Undisclosed Liabilities.  Except (a) as set forth in Section 3.19 of
           -----------------------
the Ravenna Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Ravenna as of June 30, 1999 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1999 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on Ravenna, neither Ravenna nor its Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.20  Administration of Fiduciary Accounts.  Ravenna and its Subsidiary has
           ------------------------------------
properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Ravenna nor its Subsidiary nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Ravenna, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     3.21  Environmental Matters.  Except as set forth in Section 3.21 of
           ---------------------
Ravenna Disclosure Schedule:

     (a) Each of Ravenna, its Subsidiary, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to materials in the environment or workplace ("Environmental Laws"), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Ravenna;

     (b) There is no suit, claim, action or proceeding, pending or, to Ravenna's knowledge, threatened, before any Governmental Entity or other forum in which Ravenna, its Subsidiary, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any material whether or not occurring at or on a site owned, leased or operated by Ravenna or its Subsidiary, any Participation Facility or any Loan Property, except where such noncompliance or release has not resulted, and cannot be reasonably expected to result, either individually or in the aggregate, a Material Adverse Effect on Ravenna;

     (c) During the period of (x) Ravenna's or its Subsidiary's ownership or operation of any of their respective current properties or (y) Ravenna's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Ravenna. During the period of Ravenna's or its Subsidiary's holding of a security interest in a Loan Property, to Ravenna's knowledge there has been no release of materials in, on, under or affecting, any such property, except when such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Ravenna. Prior to the period of (x) Ravenna's or its Subsidiary's ownership or operation of any of their respective current properties, (y) Ravenna's or its Subsidiary's participation in the management of any Participation Facility, or
(z) Ravenna's or its Subsidiary's holding of a security interest in a Loan Property, to Ravenna's knowledge there was no release or threatened release of materials in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Ravenna;

     (d) To Ravenna's knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by Ravenna or its Subsidiary, any Participation Facility or any Loan Property and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by Ravenna or its Subsidiary, any Participation Facility or any Loan Property which are or have been in the ownership of Ravenna or its Subsidiary; and

     (e) The following definitions apply for purposes of this Section 3.21: (x) "Loan Property" means any property in which Ravenna or its Subsidiary holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Ravenna or its Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property.

     3.22  Derivative Transactions.   Except for forward loan sale commitments
           -----------------------
transacted in the ordinary course of business or as set forth in Section 3.22 of the Ravenna Disclosure Schedule, since June 30, 1999, neither Ravenna nor its Subsidiary has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by Ravenna or its Subsidiary, would be classified as "Other Loans

Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import.

     3.23  Opinion. Ravenna has received a written opinion, dated the date
           -------
hereof, from McDonald to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Exchange Ratio is fair to the Ravenna stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement, and will be updated at the time the proxy statement is mailed to stockholders of Ravenna.

     3.24  Approvals. As of the date of this Agreement, Ravenna knows of no
           ---------
reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained without the imposition of a Burdensome Condition (as defined below).

     3.25  Loan Portfolio.
           --------------

     (a) No Regulatory Agencies have required or requested Ravenna to increase the allowance for loan losses as reflected in Ravenna's audited statement of condition at June 30, 1999 or as shown on the balance sheets in its reports filed with Regulatory Agencies for periods ending after June 30, 1999.

     (b) Except as set forth in Section 3.25 of the Ravenna Disclosure Schedule, neither Ravenna nor its Subsidiary is a party to any written or oral
(i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or ten percent stockholder of Ravenna or its Subsidiary, or to the best knowledge of Ravenna, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.25 of Ravenna Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Ravenna or its Subsidiary that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Ravenna and its Subsidiary that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Ravenna shall promptly inform Buyer in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

     (c)  To the best of Ravenna's knowledge, each loan reflected as an asset in
Schedule 3.25 of the Ravenna Disclosure Schedule (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Ravenna.

     3.26  Mortgage Banking Business.
           -------------------------

     (a)  Licenses and Qualifications.  Ravenna (i) is an approved (A) United
          ---------------------------
States Department of Housing and Urban Development ("HUD") mortgagee and servicer for Federal Housing Administration ("FHA") -insured loans, (B) lender and servicer for Veterans Administration ("VA") -insured loans and (C) seller/servicer of one-to-four-family first mortgages for FannieMae ("FNMA") and FreddieMac ("FHLMC"), (ii) has all other certifications, authorizations, licenses, permits and other approvals necessary to conduct its current business and (iii) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender and servicer. As of the date hereof, there is no pending or, to Ravenna's knowledge, threatened cancellation or reduction of any loan purchase commitment or other loan sale contract to which Ravenna is a party and which would have a Material Adverse Effect on Ravenna or its Subsidiary, and the obligations of Ravenna under each such contract are being performed by Ravenna substantially in accordance with its terms. Ravenna has no reason to believe that it will suffer a forced reduction of the master commitment amount relating to FNMA or FHLMC purchases or swaps of loans, nor has any such restriction, rescission, increase or reduction occurred at any time since June 30, 1999. Ravenna's Subsidiary is not required, by virtue of its business activities, to be an approved (A) HUD mortgagee and servicer for FHA-insured loans, (B) lender and servicer for VA-insured loans or (c) seller/servicer of one-to-four family first mortgages for FNMA and FHLMC.

     (b)  Warehouse Lines of Credit.  Ravenna does not maintain any warehouse
          -------------------------
lines of credit.

     (c)  Compliance.  Each loan which is being serviced by Ravenna for the
          ----------
account of others (the "Loans") was underwritten, and the loan documents and loan files maintained by Ravenna with respect thereto are being maintained by Ravenna in compliance with all applicable laws and regulations and, if applicable, the requirements of the "Investor" (which term means (x) FHLMC, FNMA, or any other person, as the case may be, that owns any of the Loans or any portion of a Pool of loans or holds beneficial title to the Loans or any portion of a Pool of loans, but shall not mean the holder of mortgage-backed securities or mortgage pass-through securities except to the extent that the consent of such holder may be required in order for Ravenna to continue to have servicing rights with respect to the Loans related thereto and
(y) any person who owns servicing rights for loans serviced or master serviced by Ravenna pursuant to a Loan Servicing Agreement) acquiring such Loan (or, if there is no such Investor, in accordance with Ravenna's underwriting standards then in effect) and the requirements of each person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, flood, disability, title or other insurance with respect to any of the Loans or the collateral therefor (each, an "Insurer"), if any, in effect and applicable at the time such insurance was obtained. Ravenna has not done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (a) any approvals of any Regulatory Agency or the FHA to insure, (b) any VA guarantee or commitment of the VA to guarantee, (c) any private mortgage insurance or commitment of any private mortgage insurer to insure, (d) any title insurance policy, (e) any hazard insurance policy, (f) any flood insurance policy, (g) any fidelity bond, direct surety bond, errors and omissions or other insurance policy required by any Regulatory Agency, Investor or Insurer, (h) any surety or guaranty agreement or (i) the rights of Ravenna under any Loan Servicing Agreement or loan purchase commitment. No Regulatory Agency, Investor or Insurer has (i) notified Ravenna, or to the knowledge of Ravenna claimed, that Ravenna has violated or has not complied on a recurring basis with the applicable underwriting standards with respect to Loans sold by Ravenna to an Investor or (ii) imposed restrictions on the activities (including commitment authority) of Ravenna.

     (d)  Loan Files.  The loan documents relating to a Loan maintained in the
          ----------
loan files of Ravenna were in compliance with all applicable laws and regulations at the time of the origination, assumption or modification of such Loan, as the case may be, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on Ravenna or its Subsidiary. The loan files maintained by Ravenna contain originals (or, where necessitated by the terms of the applicable mortgage servicing agreements, contain true, correct and complete copies) of the documents relating to each Loan and the information contained in such loan files with respect to each such Loan is true, complete and accurate and in compliance with all applicable laws and regulations, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on Ravenna or its Subsidiary. Except as set forth in the loan documents relating to a Loan maintained in the loan files of Ravenna, the terms of the note, bond, deed of trust and mortgage for each such Loan have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which written instrument has been recorded, or submitted for recordation in due course, if recordation is necessary to protect the interests of the owner thereof, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on Ravenna or its Subsidiary. The substance of any such waiver, alteration or modification has been communicated to and approved by (A) the relevant Investor and Insurer (if any), to the extent required by the relevant Investor and Insurer requirements, and (B) the title Insurer, to the extent required by the relevant policies, and the terms of any such waiver, alteration or modification are reflected in the loan documents, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on Ravenna or its Subsidiary. Except as set forth in the loan documents maintained in the loan files by Ravenna, to Ravenna's knowledge no mortgagor has been released from such mortgagor's obligations with respect to the applicable Loan.

     (e)  Loan Servicing Agreements.  All of the contracts pursuant to which
          -------------------------
Ravenna has the right and/or obligation to service loans (each, a "Loan Servicing Agreement") are (i) valid and binding obligations of Ravenna, and to the knowledge of Ravenna, of all the other parties thereto, (ii) in full force and effect, (iii) enforceable in accordance with their terms (except where enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) and (iv) to Ravenna's knowledge, owned by Ravenna free and clear of any Lien, except pursuant to the loan and security agreements disclosed in Section 3.26(e) of the Ravenna Disclosure Schedule. There is no default by Ravenna or claim of default pending or, to Ravenna's knowledge, threatened against Ravenna by any party under any such Loan Servicing Agreement, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default by any party under any such Loan Servicing Agreement or would result in any such mortgage servicing agreement being terminable by any party thereto. There is no pending or, to the knowledge of Ravenna, threatened cancellation of any Loan Servicing Agreement and the obligations of Ravenna under each Loan Servicing Agreement are being performed by Ravenna in accordance with the terms of such Agreement and applicable rules or regulations. Ravenna is not a subservicer with respect to any of the Serviced Loans.

     (f)  No Recourse.  Except as set forth in Section 3.26(f) of the Ravenna
          -----------
Disclosure Schedule, none of Ravenna's servicing rights is subject to recourse against the servicer, and Ravenna is not subject to recourse in connection with any Loans sold by it, in each case for losses on liquidation of a loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events, other than events entitling Investors to request a repurchase of a loan because of alleged breaches of customary representations and warranties relating to the origination or servicing thereof.

     (g)  Escrow Account.  Unless otherwise prohibited by law or an executed
          --------------
escrow waiver, Ravenna collects all escrows related to the Loans, and all escrow accounts have been maintained by Ravenna and, to Ravenna's knowledge, all prior servicers in accordance with the related loan documents, all applicable laws, rules, regulations, and requirements of Investors, Insurers and governmental authorities, and in accordance with the applicable Loan Servicing Agreements. Ravenna has credited to the account of borrowers all interest required to be paid on any escrow account in accordance with applicable law and the terms of such agreements and loan documents.

All escrow, custodial, and suspense accounts related to the Loans are held in Ravenna's name or the investor's name by Ravenna.

     (h)  Advances.  There are no servicing or other contracts to which Ravenna
          --------
is a party which obligates it to make servicing advances for principal and interest payments with respect to defaulted or delinquent Loans other than in a manner as provided in standard and customary agreements with FNMA or FHLMC. To the extent made, any such advances are valid and subsisting amounts owing to Ravenna, subject to the terms of the applicable Loan Servicing Agreement.

     (i)  ARM Adjustments.  With respect to each Loan for which the interest
          ---------------
rate is not fixed for the entire term of the Loan, Ravenna has, since the date it commenced servicing such Loan and, to Ravenna's knowledge, all prior servicers have (i) properly and accurately entered into its system all data required to service the loan in accordance with the related loan documents and all regulations, (ii) properly and accurately adjusted the monthly payment on each payment adjustment date, (iii) properly and accurately calculated the amortization of principal and interest on each payment adjustment date, in each case in compliance with all applicable laws, rules and regulations and the related loan documents, and (iv) executed and delivered any and all necessary notices required under, and in a form that complies with, all applicable laws, rules and regulations and the terms of the related loan documents regarding the interest rate and payment adjustments, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on Ravenna or its Subsidiary.

     (j)  Pools.  Each Loan included in a pool of Loans originated, acquired or
          -----
serviced by Ravenna (a "Pool") meets all eligibility requirements (including, without limitation, all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All of such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not expired. To the knowledge of Ravenna, no Pools have been improperly certified. The loan file for each Loan included in a certified Pool contains all documents and instruments necessary for the final certification or recertification of such Pool. No Loan has been bought out of a Pool without all required prior written approvals of the applicable Investors. Neither the execution, delivery or performance of this Agreement by Ravenna nor the consummation by Ravenna of the transactions contemplated hereby will require any Pool to be recertified. The aggregate unpaid principal balance outstanding of the Loans in each Pool equals or exceeds the amount owing to the applicable Investors.

     (k)  Mortgage Insurance.  Each Loan which is indicated in the related loan
          ------------------
documents to have FHA insurance is insured under the National Housing Act or qualifies for such insurance. Each Loan which is indicated in the related loan documents to be guaranteed by the VA is guaranteed under the provisions of Chapter 37 of Title 38 of the United States Code to the extent required by the applicable Investor or qualifies for such guarantee. As to each FHA insurance certificate, each VA guarantee certificate, and each Loan which is indicated in the related loan file to be insured by private mortgage insurance, Ravenna has complied with or been granted waivers from applicable provisions of the insurance or guarantee contract and applicable laws and regulations, except where such failure to comply or to receive waivers, either individually or in the aggregate, would not have a Material Adverse Effect on Ravenna or its Subsidiary, the insurance or guarantee is in full force and effect with respect to each such Loan, and to the knowledge of Ravenna, there does not exist any event or condition which, but for the passage of time or the giving of notice or both, can result in a revocation of any such insurance or guarantee or constitute adequate grounds for the applicable Insurer to refuse to provide insurance or guarantee payments thereunder.

     3.27  Year 2000 Compliance.  Ravenna and its Subsidiary have taken all
           --------------------
reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by Ravenna and its Subsidiary to be substantially Year 2000 compliant on or before the end of 1999 and Ravenna expects the future cost of addressing such issues to be $35,000. Except for the "Needs Improvement" rating received from the FDIC and the Division on August 3, 1998, which rating was subsequently revised to "Satisfactory" on July 26, 1999, neither Ravenna nor any of its Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

     3.28  Labor Matters.  Except as set forth in Section 3.28 of the Ravenna
           -------------
Disclosure Schedule, neither Ravenna nor its Subsidiary is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Ravenna or its Subsidiary the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of Ravenna aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving Ravenna or its Subsidiary pending or threatened. To Ravenna's knowledge, Ravenna and its Subsidiary are in compliance with applicable laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax laws.

     3.29  Termination Benefits.  Section 3.29 of the Ravenna Disclosure
           --------------------
Schedule contains a complete and accurate schedule showing as of the date of this Agreement the monetary amounts payable, subject to a determination of the Market Value, and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation right, phantom stock or stock unit plan, and health, life, disability and other insurance or welfare plans, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan. For purposes hereof, "Named Individual" shall include each non-employee director of Ravenna or its Subsidiary and each executive officer of Ravenna.

     3.30  Deposits.  None of the deposits of Ravenna or its Subsidiary is a
           --------
"brokered" deposit.

     3.31  Antitakeover Provisions Inapplicable. Ravenna and its Subsidiary have
           ------------------------------------
taken all actions required to exempt Ravenna and the Agreement from any provisions of an antitakeover nature in their Articles of Incorporation, Constitution and Bylaws and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

     3.32  Insurance.  Ravenna and its Subsidiary are presently insured, and
           ---------
since December 31, 1996, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Ravenna and its Subsidiary are in full force and effect, Ravenna and its Subsidiary are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     3.33  Indemnification.  Except as provided in Ravenna's employment
           ---------------
agreements, its indemnification agreement with McDonald, or the Articles of Incorporation, Constitution or Bylaws of Ravenna, neither Ravenna nor its Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Ravenna (a "Covered Person"), and, except as set forth in Section 3.33 of the Ravenna Disclosure Schedule, to the best knowledge of Ravenna, there are no claims for which any Covered Person would be entitled to indemnification under the Articles of Incorporation, Constitution or Bylaws of Ravenna or any Subsidiary of Ravenna, applicable law, regulation or any indemnification agreement.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Ravenna as follows:

     4.1  Corporate Organization.
          ----------------------

     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. Buyer is duly registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"). The Certificate of Incorporation and By-laws of Buyer, copies of which have previously been made available to Ravenna, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) The Association is a savings and loan association duly organized, validly existing and in good standing under the laws of the United States of America and the OTS Regulations. The deposit accounts of the Association are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Association. The Buyer does not have any other Subsidiaries. The Association has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Charter and Bylaws of the Association, copies of which have previously been made available to Ravenna, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of Buyer and the Association contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1994 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.2  Capitalization.
          --------------

     (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 33,000,000 shares of Buyer Common Stock and 3,000,000 shares of preferred stock, par value $.01 per share ("Buyer Preferred Stock"). As of September 30, 1999, there were 11,241,250 shares of Buyer Common Stock and no shares of Buyer Preferred Stock issued and outstanding, and no shares of Buyer Common Stock held in Buyer's treasury. As of the date of this

Agreement, no shares of Buyer Common Stock or Buyer Preferred Stock were reserved for issuance, except that 1,124,125 shares of Buyer Common Stock were reserved for issuance upon the exercise of stock options pursuant to the First Place Financial Corp. 1999 Incentive Plan (the "Buyer Stock Plan"). All of the issued and outstanding shares of Buyer Common Stock and Buyer Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

     (b) Section 4.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of the Buyer Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Buyer Disclosure Schedule, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiary of the Buyer, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3  Authority.  No Violation.
          ------------------------

     (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. Except for the adoption of this Agreement by the requisite vote of Buyer's stockholders, if required, no other corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Ravenna) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) The Association has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby has been duly and validly approved by the Board of Directors of the Association. Upon the due and valid approval of this Agreement by Buyer as the sole stockholder of the Association, no other corporate proceedings on the part of the Association will be necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Association and (assuming due authorization, execution and delivery by the Buyer and Ravenna) constitutes a valid and binding obligation of the Association, enforceable against the Association in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 4.3(c) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer and the Association, nor the consummation by Buyer or the Association, as the case may be, of the transactions contemplated hereby, nor compliance by Buyer or the Association, as the case may be, with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, or the charter or by-laws or similar governing documents of its Subsidiary or (ii) assuming that the consents and approvals referred to in
Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or its Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or its Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or its Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Buyer.

     4.4  Consents and Approvals.  Except for (a) the filing of applications
          ----------------------
with the OTS and the FDIC, if necessary, and approval of such applications, (b) the state banking approvals, (c) the filing with the SEC of the S-4, (d) the filing of the Articles of Combination with the OTS, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (f) the approval of the Agreement by the stockholder of the Association, (g) the approval by the Nasdaq National Market of the listing of the additional shares of Buyer Common Stock to be issued pursuant to Section II hereof, and (h) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Buyer and the Association of this Agreement, (2) the consummation by Buyer and the Association of the Merger and the other transactions contemplated hereby and (3) the consummation by the Association of the transactions contemplated by the Agreement.

     4.5  Financial Statements.  Buyer has previously delivered to Ravenna
          --------------------
copies of (a) the consolidated balance sheets of Buyer as of June 30, 1999 and of the Association as of June 30 for the years 1997 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for Buyer for the fiscal year ended June 30, 1999 and for the Association for the fiscal years 1996 through 1998, inclusive, in each case accompanied by the audit report of Crowe, Chizek and Company LLP and Packer, Thomas & Co., independent public accountants with respect to Buyer and the Association, and
(b) the unaudited consolidated balance sheet of Buyer and the Association as of September 30, 1999 and September 30, 1998 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three month periods then ended as reported in Buyer's Quarterly Report on Form 10-Q for the period ended September 30, 1999 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The June 30, 1999 consolidated balance sheet of Buyer (including the related notes, where applicable) fairly presents the consolidated financial position of Buyer as of the date thereof, and the other financial statements referred to in this Section
4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Buyer and the Association for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The financial books and records of Buyer and the Association have been, and are being, maintained in all material respects in accordance with GAAP.

     4.6  Broker's Fees.  Neither Buyer nor any Subsidiary of Buyer, nor any of
          -------------
their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Charles Webb & Company, a Division of Keefe, Bruyette and Woods, Inc. ("Webb").

     4.7  Absence of Certain Changes or Events.
          ------------------------------------

     (a) Except as may be set forth in Section 4.7 of the Buyer Disclosure Schedule, or as disclosed in Buyer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (a true, complete and correct copy of which has previously been delivered to Ravenna), since June 30, 1999, (i) neither Buyer nor its Subsidiary has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) to Buyer's knowledge, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Buyer.

     (b) Except as set forth in Section 4.7(b) of the Buyer Disclosure Schedule, since September 30, 1999, the Buyer and its Subsidiary have carried on their respective businesses in the ordinary course consistent with their past practices.

     4.8  Legal Proceedings.
          -----------------

     (a) Except as set forth in Section 4.8 of the Buyer Disclosure Schedule or in Buyer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, neither Buyer nor its Subsidiary is a party to any and there are no pending or to the best of Buyer's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or its Subsidiary or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have or be reasonably likely to have a Material Adverse Effect on Buyer.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, its Subsidiary or the assets of Buyer or its Subsidiary which has had, or could reasonably be expected to have, a Material Adverse Effect on Buyer.

     4.9  Compliance with Applicable Law.  Buyer and its Subsidiary holds, and
          ------------------------------
has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or its Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Buyer, and neither Buyer nor its Subsidiary knows of, or has received notice of violation of, any material violations of any of the above.

     4.10  SEC Reports.  Buyer has previously made available to Ravenna an
           -----------
accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since September 1, 1998 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to its shareholders since September 1, 1998, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.11  Buyer Information.  The information relating to Buyer and its
           -----------------
Subsidiary to be contained in the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions that relate only to Ravenna or its Subsidiary, as to which the Buyer makes no representation) will comply in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, if applicable.

     4.12  Ownership of Ravenna Common Stock.  Neither Buyer nor any of its
           ----------------------------------
affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Ravenna (other than Trust Account Shares and DPC Shares); and

     4.13  Taxes.  Except as set forth in Section 4.13 of the Buyer Disclosure
           -----
Schedule, each of Buyer and its Subsidiary has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete, and (ii) paid in full or have made adequate provision for on the financial statements of Buyer (in accordance with GAAP) all Taxes and will pay in full or make adequate provision for all Taxes, except where the failure to do any of the foregoing would not have a Material Adverse Effect on Buyer and its Subsidiary, taken as a whole. There are no material liens for Taxes upon the assets of either Buyer or its Subsidiary except for statutory liens for current Taxes not yet due. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, neither Buyer nor its Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of Buyer and its Subsidiary have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 4.13 of the Buyer Disclosure Schedule. Except as set forth in Section
4.13 of the Buyer Disclosure Schedule, neither Buyer nor its Subsidiary (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552 l(a)(1) under the Code); (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method); or (iii) has filed a consent pursuant to Section 341(f) of the Code.

     4.14  Employees.
           ---------

     (a) Section 4.14(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Buyer Plans") by Buyer, its Subsidiary or by any trade or business, whether or not incorporated (a "Buyer ERISA Affiliate"), all of which together with Buyer would be deemed a "single employer" within the meaning of
Section 4001 of ERISA, for the benefit of any employee or former employee of Buyer, any Subsidiary or any ERISA Affiliate.

     (b) Except as set forth in Section 4.14(b) of the Buyer Disclosure Schedule, (i) each of the Buyer Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Buyer Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Buyer is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Buyer Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Buyer Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Buyer Plan's actuary with respect to such Buyer Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Buyer Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Buyer, its Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Buyer, its Subsidiary or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiary or any Buyer ERISA Affiliate that has not been satisfied in full, (vi) no Buyer Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Buyer, its Subsidiary or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Buyer, its Subsidiary nor any ERISA Affiliate has engaged in a transaction in connection with which Buyer, its Subsidiary or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Buyer, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Buyer Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of Buyer or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase in the amount of compensation due any such employee or officer.

     4.15  Agreements with Regulatory Agencies.  Except as set forth in Section
           -----------------------------------
4.15 of the Buyer Disclosure Schedule, neither Buyer nor its Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Buyer Disclosure Schedule, a "Buyer Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or its Subsidiary been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.16  Investment Securities. Section 4.16 of the Buyer Disclosure Schedule
           ---------------------
sets forth an investment securities (such term shall include mortgage backed securities and securities held for sale of the Buyer and its Subsidiary) report which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates and market values, as of October 31, 1999.

     4.17  Undisclosed Liabilities.  Except (a) as set forth in Section 4.17 of
           -----------------------
the Buyer Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Buyer included in its Form 10-Q for the period ended September 30, 1999 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1999 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on Buyer, neither Buyer nor its Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     4.18  Administration of Fiduciary Accounts.  Buyer and its Subsidiary has
           ------------------------------------
properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Buyer nor its Subsidiary nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has or could reasonably be expected to have a Material Adverse Effect on Buyer, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     4.19  Approvals.  As of the date of this Agreement, Buyer knows of no
           ---------
reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained without the imposition of a Burdensome Condition.

     4.20  Reports.  Buyer and its Subsidiary have timely filed all material
           -------
reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1995 with any Regulatory Agency, and all other material reports and statements required to be filed by them since June 30, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and its Subsidiary and, except as set forth in Section 4.20 of Buyer Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Buyer, investigation into the business or operations of Buyer or its Subsidiary since June 30, 1995.
There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or its Subsidiary.

     4.21  State Takeover Laws.  The provisions of Article VIII of Buyer's
           -------------------
Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 3.13 hereof, apply to the Agreement or any of the transactions contemplated hereby.

     4.22  Environmental Matters.  Except as set forth in Section 4.22 of the
           ---------------------
Buyer Disclosure Schedule:

     (a) Each of Buyer, its Subsidiary, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with Environmental Laws, except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Buyer;

     (b) There is no suit, claim, action or proceeding, pending or, to Buyer's knowledge, threatened, before any Governmental Entity or other forum in which Buyer, any of its Subsidiary, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any material whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiary, any Participation Facility or any Loan Property, except where such noncompliance or release has not resulted, and cannot be reasonably expected to result, either individually or in the aggregate, a Material Adverse Effect on Buyer;

     (c) During the period of (x) Buyer's or any of its Subsidiary's ownership or operation of any of their respective current properties or (y) Buyer's or any of its Subsidiary's participation in the management of any Participation Facility, there has been no release of materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Buyer. During the period of Buyer's or its Subsidiary's holding of a security interest in a Loan Property, to the Buyer's knowledge there has been no release of materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Buyer or its Subsidiary, taken as a whole. Prior to the period of (x) Buyer's or any of its Subsidiary's ownership or operation of any of their respective current properties, (y) Buyer's or any of its Subsidiary's participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiary's holding of a security interest in a Loan Property, to Buyer's knowledge there was no release or threatened release of materials in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer; and

     (d) The following definitions apply for purposes of this Section 4.22: (x) "Loan Property" means any property in which Buyer or its Subsidiary holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Buyer or its Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property.

     4.23  Derivative Transactions.  Except as set forth in Section 4.23 of the
           -----------------------
Buyer Disclosure Schedule, since June 30, 1999, neither Buyer nor its Subsidiary has engaged in transactions which exceed $100,000 in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Buyer or its Subsidiary, would be classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import. No open exposure of Buyer or its Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

     4.24  Loan Portfolio.
           --------------

     (a) Except as set forth in Section 4.24 of the Buyer Disclosure Schedule, neither Buyer nor its Subsidiary is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan as of the date of this Agreement with any director, executive officer or ten percent stockholder of Buyer or its Subsidiary, or to the best knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.24 of the Buyer Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Buyer or its Subsidiary that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Buyer and its Subsidiary that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Buyer shall promptly inform Ravenna in writing of any loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

     (b)  To the best of its knowledge, each loan reflected as an asset in the
Schedule 4.24 of Buyer Disclosure Schedule (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Buyer.

     4.25  Intellectual Property.  Except where there would be no Material
           ---------------------
Adverse Effect on Buyer, Buyer and its Subsidiary owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks and computer software used in its businesses; and neither Buyer nor its Subsidiary has received any notice of conflict with respect thereto that asserts the right of others. Buyer and its Subsidiary have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Buyer.

     4.26  Year 2000 Compliance.  Buyer and its Subsidiary have taken all
           --------------------
reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by Buyer and its Subsidiary to be substantially Year 2000 compliant on or before the end of 1999 and Buyer expects the future cost of addressing such issues to be $35,000. Neither Buyer nor any of its Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

     4.27  Labor Matters.  Except as set forth in Section 4.27 of the Buyer
           -------------
Disclosure Schedule, neither Buyer nor its Subsidiary is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Buyer or its Subsidiary the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of Buyer aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving Buyer or its Subsidiary pending or threatened. To Buyer's knowledge, Buyer and its Subsidiary are in compliance with applicable laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax laws.

     4.28  Deposits.  None of the deposits of the Association is a "brokered"
           --------
deposit.

     4.29  Insurance.  Buyer and its Subsidiary are presently insured, and since
           ---------
December 31, 1996, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Buyer and its Subsidiary are in full force and effect, Buyer and its Subsidiary are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1  Covenants of Ravenna.  During the period from the date of this
          --------------------
Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Ravenna and its Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Ravenna will use its best efforts to (x) preserve its business organization and that of its Subsidiary intact, (y) keep available to itself and Buyer the present services of the employees of Ravenna and its Subsidiary and (z) preserve for itself and Buyer the goodwill of the customers of Ravenna and its Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on
Section 5.1 of the Ravenna Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld), Ravenna shall not, and shall not permit its Subsidiary to:

     (a) solely in the case of Ravenna, declare or pay dividends on, or make other distributions in respect of, any of its capital stock, except that, if the Effective Time has not occurred prior to January 7, 2000, Ravenna may pay its regular semiannual dividend in January 2000, in an amount equal to no more than $150 per share of Ravenna Common Stock, subject to Ravenna's normal procedures on declaration and payment of dividends. If the Effective Time occurs after April 7, 2000, and prior to July 7, 2000, Ravenna may pay to its shareholders a quarterly dividend in an amount equal to one-half of its regular semiannual dividend (in the amount of $75 per share) prior to the Closing, and if the Effective Time occurs after July 7, 2000, Ravenna may pay to its shareholders an additional quarterly dividend in an amount equal to one-half of its regular semiannual dividend (in the amount of $75 per share) prior to the Closing;

     (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof) any shares of the capital stock of Ravenna or any Subsidiary of Ravenna, or any securities convertible into or exercisable for any shares of the capital stock of Ravenna or any Subsidiary of Ravenna;

     (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Ravenna Common Stock pursuant to stock options or similar rights to acquire Ravenna Common Stock granted pursuant to the Ravenna Option Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

     (d) amend its Articles of Incorporation, Constitution, By-laws or other similar governing documents;

     (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of Ravenna, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a take over proposal; provided, however, that Ravenna may
                                        --------  -------
communicate information about any such takeover proposal to its stockholders if, in the judgment of Ravenna's Board of Directors, based upon the written opinion of outside counsel, such communication is required under applicable law.
Ravenna will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing. Ravenna will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 5.1(e). Ravenna will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Ravenna, and Ravenna will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Ravenna or any Subsidiary of Ravenna or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Ravenna or any Subsidiary of Ravenna other than the transactions contemplated or permitted by this Agreement;

     (f) make any capital expenditures other than the expenditures which are set forth in Section 5.1(f) of the Ravenna Disclosure Schedule and expenditures which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, or (ii) in an amount of no more than $20,000 individually and $50,000 in the aggregate;

     (g)  enter into any new line of business;

     (h) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Ravenna, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices or (ii) acquire any servicing right in a "bulk" transaction;

     (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (j) change its methods of accounting in effect at June 30, 1999, except as required by changes in GAAP as concurred to by Ravenna's independent auditors;

     (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Ravenna or any Subsidiary of Ravenna and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, but limited in all events to no more than a 5% increase, or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

     (l) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

     (m) except as set forth in Section 5.1(m) of the Ravenna Disclosure Schedule, other than activities in the ordinary course of business consistent with prior practice, (i) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements, (ii) purchase, sell, assign or otherwise transfer any right to service loans, or (iii) sell, transfer, lease or encumber any loan;

     (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

     (o) file any application to relocate or terminate the operations of any banking office of it or its Subsidiary;

     (p) commit any act or omission which constitutes a material breach or default by Ravenna or its Subsidiary under any Regulatory Agreement or under any material contract or material license to which Ravenna or its Subsidiary is a party or by which any of them or their respective properties is bound;

     (q) except as set forth in Disclosure Schedule 3.25, compromise, extend or restructure any real estate loan, construction loan or commercial loan with an unpaid principal balance except in the ordinary course of business consistent with past practices;

     (r) make, renegotiate, renew, increase, extend or purchase any (i) loans, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) in conformity with existing lending practices in amounts not to exceed the limits approved by FNMA or FHLMC to any individual borrower or (b) loans or advances as to which Ravenna has a legally binding obligation to make such loan or advances as of the date hereof and a description of which has been provided by Ravenna in
Section 5.1(r) of the Ravenna Disclosure Schedule; or (ii) loans, advances or commitments to directors, officers or other affiliated parties of Ravenna or its Subsidiary except for renewals of any such loans referred to in this clause (ii) or set forth in Section 5.1(r) of the Ravenna Disclosure Schedule.

     (s)  purchase or commit to purchase any bulk loan portfolio;

     (t) except for forward loan commitments transacted in the ordinary course of business consistent with past practices (which shall be subject to review by Buyer), engage in or enter into any structured transactions, derivative securities, arbitrage or hedging activity;

     (u) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, or for goods, services or other items necessary in the ordinary course of business relating to foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings;

     (v) except as set forth in Section 5.1(v) of the Ravenna Disclosure Schedule, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Ravenna or its Subsidiary is a party or by which Ravenna or its Subsidiary or their respective properties is bound;

     (w) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Ravenna Bank's deposits; or

     (x) except for short-term investments with stated maturities of less than one year, make any investment in any investment security, including mortgage-backed and mortgage related securities;

     (y) settle any claim, action or proceeding involving any liability of Ravenna or its Subsidiary for money damages in excess of $25,000 or material restrictions upon the operations of Ravenna or its Subsidiary;

     (z) elect to the Board of Directors of Ravenna or to any office any person who is not a member of the Board of Directors of Ravenna or an officer of Ravenna as of the date of this Agreement; or

     (aa) agree to do any of the foregoing.

     5.2  Covenants of Buyer.  During the period from the date of this Agreement
          ------------------
and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Ravenna, Buyer and its Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Buyer will use its best efforts to (x) preserve its business organization and that of its Subsidiary intact and (y) preserve for itself and Ravenna the goodwill of the customers of Buyer and its Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing and except as set forth on Section 5.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Ravenna, Buyer shall not, and shall not permit its Subsidiary to:

     (a) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Buyer
       --------  -------
from increasing the quarterly cash dividend on the Buyer Common Stock;

     (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

     (c) change its methods of accounting in effect at June 30, 1999, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors;

     (d) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

     (e) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of the Association's deposits; or

     (f)  agree to do any of the foregoing.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Regulatory Matters.
          ------------------

     (a) Buyer shall promptly prepare and file with the SEC the S-4. Buyer shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Ravenna shall thereafter mail the prospectus which is a part of the S-4, together with such proxy disclosure as shall be deemed necessary by Ravenna, subject to review and reasonable revision by Buyer, to each of its respective stockholders. Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Ravenna shall furnish all information concerning Ravenna and the holders of Ravenna Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (it being understood that any amendments to the S-4 or a resolicitation of proxies as consequence of a subsequent proposed merger, stock purchase or similar acquisition by Buyer or its Subsidiary shall not violate this covenant). Ravenna and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Ravenna or Buyer, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Buyer and Ravenna shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Ravenna or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Buyer and Ravenna shall promptly furnish each other with copies of written communications received by Buyer or Ravenna, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     6.2  Access to Information.
          ---------------------

     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Ravenna shall, and shall cause its Subsidiary to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives, including the ability to review and test Ravenna's systems that may be impacted by the Year 2000 date change problem, and, during such period, Ravenna shall, and shall cause its Subsidiary to, make available to Buyer (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of Federal or state banking laws (other than reports or documents which Ravenna is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither Ravenna nor its Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Ravenna's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall, and shall cause its Subsidiary to, afford to the officers, employees, accountants, counsel and other representatives of Ravenna, access, during normal business hours during the period prior to the Effective Time, to such information regarding Buyer and its Subsidiary as shall be reasonably necessary for Ravenna to fulfill its obligations pursuant to this Agreement to prepare the proxy disclosure or which may be reasonably necessary for Ravenna to confirm that the representations and warranties of Buyer contained herein are true and correct and that the covenants of Buyer contained herein have been performed in all material respects.

Neither Buyer nor its Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (c) All information furnished by Buyer to Ravenna or its representatives pursuant hereto shall be treated as the sole property of Buyer and, if the Merger shall not occur, Ravenna and its representatives shall return to Buyer all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Ravenna shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in Ravenna's possession prior to the disclosure thereof by Buyer; (y) was then generally known to the public; or (z) was disclosed to Ravenna by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder Ravenna is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Buyer to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Ravenna may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     (d) All information furnished by Ravenna to the Buyer or its representatives pursuant hereto shall be treated as the sole property of Ravenna and, if the Merger shall not occur, the Buyer and its representatives shall return to Ravenna all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Buyer shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Buyer's possession prior to the disclosure thereof by Ravenna; (y) was then generally known to the public; or (z) was disclosed to the Buyer by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Buyer is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Ravenna to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Buyer may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     (e) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

     (f) Ravenna shall give timely notice of and shall permit a representative of Buyer to attend meetings of Ravenna's Board of Directors or the Executive Committee thereof, except to the extent that such meeting, or portion thereof, relates to the Merger.

     6.3  (a)  Stockholder Meetings.   Ravenna and the Buyer, if required by law
               --------------------
or regulation, shall take all steps necessary to duly call, give notice of, convene and hold a special or annual meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. Ravenna and Buyer, if a meeting is held, will, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board, recommend to its respective stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

     (b)  Voting Agreements.  Each of Ravenna's directors and certain officers,
          -----------------
as set forth in Section 6.3(b) of the Ravenna Disclosure Schedule, will enter into a Voting Agreement, a form of which is attached as Exhibit 6.3(b) hereto, within two days after the date of this Agreement.

     6.4  Legal Conditions to Merger.  Each of Buyer and Ravenna shall, and
          --------------------------
shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiary with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Ravenna or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that neither Buyer nor Ravenna shall be obligated to take any
--------  -------
action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval is likely, in the good faith reasonable opinion of Buyer, to result in the imposition of a Burdensome Condition.

     6.5  Affiliates. Ravenna shall deliver to Buyer as soon as practicable
          ----------
after the date of this Agreement, and in any event prior to the earlier of the date of the stockholders meeting called by Ravenna to approve this Agreement, after consultation with legal counsel, a list of the names and addresses of those persons it deems to be "affiliates" of Ravenna within the meaning of Rule 145 under the Securities Act and a written agreement, in the form of Exhibit 6.5(a) hereto providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Buyer

Common Stock to be received by such "affiliate" in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     6.6  Stock Exchange Listing.  Buyer shall cause the shares of Buyer Common
          ----------------------
Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, as of the Effective Time.

     6.7  Employee Benefit Plans; Existing Agreements.
          --------------------------------------------

     (a) The employees of Ravenna (the "Ravenna Employees") shall be entitled to participate in Buyer's employee benefit plans in which similarly situated employees of Buyer participate, to the same extent as comparable employees of Buyer, except as outlined below. As of the Effective Time, Buyer shall permit Ravenna Employees to participate in Buyer's group health, life and disability insurance plans on the same terms and conditions as applicable to comparable employees of Buyer and its Subsidiary; provided, however, that all Ravenna employees and dependents will be eligible to participate in health insurance plans of the Association upon the merger without regard to any pre-existing conditions or exclusions and with no uninsured waiting periods, and the carry over of all current plan year deductibles and annual out-of-pocket contribution, to the extent permitted by the Buyer's medical insurance plans. Buyer shall continue the Ravenna Savings Bank 401(k) Profit Sharing Plan (the "Ravenna 401(k) Plan") for a period of up to two years for the benefit of the Ravenna Employees. After such period, Buyer may elect to merge the Ravenna 401(k) Plan into the Buyer's 401(k) savings plan. As of the next entry date beginning two years after the Effective Time, Buyer shall permit Ravenna Employees to participate in the Association's employee stock ownership plan ("ESOP") on the same terms and conditions as employees of Buyer and its Subsidiary. Buyer shall give effect to years of service with Ravenna and its Subsidiary as if such service were with Buyer, for purposes of eligibility and vesting, but not for benefit accrual purposes, provided, however, in no event shall said Ravenna employees be credited with more than three (3) years of service with Ravenna and its Subsidiary for vesting purposes under the ESOP as of the Effective Time. Ravenna Employees shall retain their accrued short-term disability, unused sick leave benefits and vacation pay determined as of the Effective Time, provided such amounts have been fully accrued for by Ravenna as of the Effective Time; and Ravenna Employees shall be entitled to payment of vacation pay as provided in past practice by Ravenna. As of the Effective Time, all participants under Ravenna's defined contribution plan shall become 100% vested in all participant accounts. With respect to Buyer's welfare benefit plans, (including by example, vacation, sick leave, severance), Ravenna employees shall have prior service with Ravenna recognized for purposes of eligibility to participate, vesting and benefits accrual purposes.

     (b) Buyer shall honor and shall cause the Surviving Entity to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements of Ravenna Employees, officers and directors. Such agreements and arrangements shall include, but not be limited to (i) severance benefit plans listed in Section 6.7(b)(1) of the Ravenna Disclosure Schedule, existing prior to the execution of this Agreement and (ii) the agreements and arrangement, as set forth in Section 6.7(b)(2) of the Ravenna Disclosure Schedule, provided that they have previously been delivered to Buyer. At Buyer's election, benefits to be paid from such agreements and arrangements shall be paid by Ravenna prior to Closing.

     (c) In the event that the employment of any Ravenna Employee who did not have an employment agreement with Ravenna at the Effective Time is actually terminated by Buyer within one hundred twenty (120) days following the Effective Time for reasons due to the Merger, then Buyer shall provide to such terminated Ravenna Employee a severance payment in an amount equal to such Ravenna Employee's weekly salary as of the date of such termination multiplied by each full year during which such Ravenna Employee has been employed by Ravenna or its Subsidiary, up to ten years of employment; provided, however, that Buyer shall retain the right to terminate any Ravenna Employee for justifiable cause, without becoming obligated to pay such severance payment.

     6.8  Indemnification.
          ---------------

     (a) Following the Effective Date and for a period of six years thereafter, Buyer shall indemnify, defend and hold harmless the present directors and officers of Ravenna and its Subsidiary (each, an "Indemnified Party") against all costs or expenses, including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent that Ravenna is or would have been authorized to indemnify (and advance expenses to) its directors and officers under the laws of the State of Ohio, Ravenna's Articles of Incorporation and Constitution as in effect as of the date hereof, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right
                         --------  -------
to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and

(4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 6.8 except to the extent such failure to notify prejudices Buyer.

     (b) Buyer shall cause the persons serving as officers and directors of Ravenna immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Ravenna (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such so long as the annual premium therefore is not in excess of 125% of the aggregate premiums paid by Ravenna in 1999 on an annualized basis for such purpose which aggregate premiums on an annualized basis is disclosed in Section 6.8(b) of the Ravenna Disclosure Schedule), but if the annual premiums therefor so exceeds such amount, the Buyer will obtain as much directors' and officers' liability insurance as can be obtained for the reminder of such period for a premium not in excess of 125% of the aggregate premiums paid by Ravenna in 1999 on an annualized basis for such purpose.

     (c) In the event Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Entity, as the case may be, assume the obligations set forth in this section.

     (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives; and the provisions of this Section 6.8 will survive the Effective Time.

     6.9  Subsequent Interim and Annual Financial Statements. As soon as
          --------------------------------------- ----------
reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Buyer will deliver to Ravenna its Quarterly Report on Form 10-Q, as filed with the SEC under the Exchange Act and Ravenna shall deliver to Buyer its unaudited financial statements for the quarter then ended.

     6.10 Additional Agreements.  In case at any time after the Effective Time
          ---------------------
any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the

Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

     6.11  Advice of Changes.  Buyer and Ravenna shall promptly advise the other
           -----------------
party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Ravenna or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

     6.12  Current Information.  During the period from the date of this
           -------------------
Agreement to the Effective Time, Ravenna will cause one or more of its designated representatives to notify on a regular and frequent basis (not less than weekly) representatives of Buyer and to report (i) the general status of the ongoing operations of Ravenna and its Subsidiary; (ii) the status of, and the action proposed to be taken with respect to, those Loans held by Ravenna or its Subsidiary which, individually or in combination with one or more other Loans to the same borrower thereunder, have an original principal amount of $50,000 or more and are non-performing assets; (iii) the origination of all loans other than 1-4 family residential mortgage loans and consumer loans; and
(iv) any material changes in Ravenna's pricing of deposits. Ravenna will promptly notify Buyer of any material change in the normal course of business or in the operation of the properties of Ravenna or its Subsidiary and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Ravenna or its Subsidiary, and will keep Buyer fully informed of such events.

     6.13  Directorships.  Buyer and Surviving Entity shall cause its respective
           -------------
Board of Directors to be expanded by one member and shall appoint one of the current directors of Ravenna (such director to be mutually agreed upon by Buyer and Ravenna) (the "Ravenna Director") to fill the vacancy on each Board of Directors created by such increase as of the Effective Time. The initial term for the Ravenna Director on the Buyer's Board and the Surviving Entity's Board shall expire in 2001. Upon expiration of the initial terms, the Ravenna

Director will be considered by the respective Board Nominating Committee to stand for Director for a new three-year term.



                                 ARTICLES VII

                             CONDITIONS PRECEDENT

     7.1  Conditions to Each Party's Obligation To Effect the Merger.  The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a)  Stockholder Approval.  This Agreement shall have been approved and
          --------------------
adopted by the affirmative vote of a majority of the outstanding shares of Ravenna Common Stock entitled to vote thereon and by the requisite vote of Buyer's stockholders, if required by law or regulation.

     (b)  Nasdaq Stock Market Listing.  The shares of Buyer Common Stock which
          ---------------------------
shall be issued to the stockholders of Ravenna upon consummation of the Merger shall have been authorized for quotation on the Nasdaq National Market, subject to official notice of issuance.

     (c)  Other Approvals.  All regulatory approvals required to consummate the
          ---------------
transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (d)  S-4.  The S-4 shall have become effective under the Securities Act and
          ---
no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e)  No Injunctions or Restraints; Illegality.  No order, injunction or
          ----------------------------------------
decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

     7.2  Conditions to Obligations of Buyer.  The obligation of Buyer to effect
          ----------------------------------
the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

     (a)  Representations and Warranties.  The representations and warranties of
          ------------------------------
Ravenna set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of Ravenna by the Chief Executive Officer and the Chief Financial Officer of Ravenna to the foregoing effect.

     (b)  Performance of Obligations of Ravenna.  Ravenna shall have performed
          -------------------------------------
in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Ravenna by the Chief Executive Officer and the Chief Financial Officer of Ravenna to such effect.

     (c)  No Burdensome Condition.  None of the Requisite Regulatory Approvals
          -----------------------
shall impose any term, condition or restriction upon Buyer, Ravenna, the Surviving Entity or any of their respective Subsidiaries that Buyer, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Buyer or Ravenna as to render inadvisable in the reasonable good faith judgment of Buyer, the consummation of the Merger (a "Burdensome Condition").

     (d)  Consents Under Agreements.  The consent, approval or waiver of each
          -------------------------
person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the Surviving Entity pursuant to the Merger, to any obligation, right or interest of Ravenna or any Subsidiary of Ravenna under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Buyer as to render inadvisable, in the reasonable good faith judgment of Buyer, the consummation of the Merger.

     (e)  No Pending Governmental Actions.  No proceeding initiated by any
          -------------------------------
Governmental Entity seeking an Injunction shall be pending.

     (f)  Federal Tax Opinion.  Buyer shall have received an opinion of Patton
          -------------------
Boggs LLP, counsel to Buyer ("Buyer's Counsel"), in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

               (i) No gain or loss will be recognized by the Buyer as a result of the Merger;

               (ii) No gain or loss will be recognized by the Association as a result of the Merger;

               (iii) No gain or loss will be recognized by Ravenna as a result of the Merger;

               (iv) No gain or loss will be recognized by the shareholders of Ravenna who exchange all of their Ravenna Common Stock solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Buyer Common Stock);

               (v) The aggregate tax basis of the Buyer Common Stock received by shareholders who exchange all of their Ravenna Common Stock solely for Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Ravenna Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In rendering such opinion, the Buyer's Counsel may require and rely upon representations and covenants contained in certificates of officers of Buyer, Ravenna, and others, including certain shareholders of Ravenna.

     (g)  Legal Opinion.  Buyer shall have received the opinion of Squire,
          -------------
Sanders & Dempsey, counsel to Ravenna ("Ravenna's Counsel"), dated the Closing Date, substantially in the form attached hereto as Exhibit 7.2(g). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities or Ohio corporate and banking law, such counsel may rely upon the certificates of officers and directors of Ravenna and of public officials and opinions of local counsel, reasonably acceptable to Buyer, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel.

     (h)  Accountant's Letter.  Ravenna shall have caused to be delivered to
          -------------------
Buyer (at Buyer's expense) letters from KPMG Peat Marwick LLP, independent public accountants with respect to Ravenna, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Buyer, with respect to Ravenna's consolidated financial position and results of operations, which letters shall be based upon agreed upon procedures to be specified by Buyer, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions; provided, however, that if the Merger is terminated, all costs incurred in connection with the preparation of such letters shall be borne by the Buyer.

     7.3  Conditions to Obligations of Ravenna.  The obligation of Ravenna to
          ------------------------------------
effect the Merger is also subject to the satisfaction or waiver by Ravenna at or prior to the Effective Time of the following conditions:

     (a)  Representations and Warranties.  The representations and warranties of
          ------------------------------
Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date Ravenna shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

     (b)  Performance of Obligations of Buyer.  Buyer shall have performed in
          -----------------------------------
all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ravenna shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

     (c)  Consents Under Agreements.  The consent, approval or waiver of each
          -------------------------
person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the Surviving Entity pursuant to the Merger, to any obligation, right or interest of the Buyer or any Subsidiary of the Buyer under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except those for which failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Buyer as to render inadvisable, in the reasonable good faith judgment of the Buyer, the consummation of the Merger.

     (d)  No Pending Governmental Actions.  No proceeding initiated by any
          -------------------------------
Governmental Entity seeking an injunction shall be pending.

     (e)  Federal Tax Opinion.  Ravenna shall have received an opinion of
          -------------------
Ravenna's Counsel, in form and substance satisfactory to Ravenna, dated as of the Effective Time, substantially to the effect as set forth in Section 7.2(f) hereof.

     (f)  Legal Opinion.  Ravenna shall have received the opinion of Buyer's
          -------------
Counsel, dated the Closing Date, substantially in the form attached hereto as
Exhibit 7.3(f). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities law or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Buyer and of public officials and opinions of local counsel, reasonably acceptable to Ravenna, provided a copy of such reliance opinions shall be attached as an exhibit to the opinion of such counsel.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Ravenna:

     (a) by mutual consent of Ravenna and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either Buyer or Ravenna upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall
                                         --------  -------
have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

     (c) by either Buyer or Ravenna if the Merger shall not have been consummated on or before June 30, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (d) by either Buyer or Ravenna (provided that the terminating party shall not be in material breach of any of its obligations under Section 6.3) if approval of the stockholders of Ravenna or Buyer required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

     (e) by either Buyer or Ravenna (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing

     (f) by either Buyer or Ravenna (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto;

     (g) by Buyer, if the Board of Directors of Ravenna does not recommend in the proxy materials that Ravenna's stockholders approve and adopt this Agreement or if, after recommending in the proxy materials that stockholders approve and adopt this Agreement, the Board of Directors of Ravenna shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer;

     (h) by Ravenna, if (i) the Average Price (as defined below) for the twenty consecutive trading days ending on the fifth trading day prior to the Closing Date (the Average Price during such twenty day period hereinafter referred to as the "Trigger Price") is less than $9.00 and (ii) the change (expressed as a percentage) in the Average Price during the period beginning on the date of this Agreement and ending on the fifth trading day prior to the Closing Date (the "Trigger Period") exceeds by more than 5.0% the change (expressed as a percentage) in the value of the SNL Securities Thrift Index during the Adjustment Period; provided, however, that, if Ravenna elects to terminate this
                   --------  -------
Agreement pursuant to this Section 8.1(h), Buyer may, at its election, adjust the Exchange Ratio to a number of shares equal to $18,400 divided by the Trigger Price and rounded to the nearest whole number. If Buyer elects to adjust the Exchange Ratio pursuant to this Section 8.1(h), then Ravenna shall no longer have the right to terminate the Agreement pursuant to this Section 8.1(h). As used herein the term "Average Price" means, for the period of calculation, the average of the daily closing bid and ask price per share of Buyer Common Stock reported on the Nasdaq National Market System during such period. As an example of this Section 8.1(h), and for purposes of illustration only, if the Average Price during the Trigger Period drops to $8.75 from $11.00 (a drop in value of 25.7%) and the drop in value in the SNL Securities Thrift Index during the Trigger Period is 20% then Ravenna would have the right to terminate unless Buyer elected to increase the Exchange Ratio to 2,103 shares ($18,400 divided by $8.75 = 2,102.8571, adjusted to 2,103).

     8.2  Effect of Termination; Expenses.
          -------------------------------

     (a) In the event of termination of this Agreement by either Buyer or Ravenna as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a), and Sections 6.2(c), 6.2(d), 8.2 and 9.4, shall survive any termination of this Agreement,
(ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, (iii) in the event this Agreement is terminated by either Buyer or Ravenna pursuant to Section 8.1(e) or (f), then the terminating party shall receive from the other party, in addition to any other amounts payable by such party pursuant to this Agreement, its reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement not to exceed $75,000, and (iv) in the event (i) this Agreement is terminated by Buyer pursuant to Section 8.1(d) or (g) hereof and (ii) within 12 months after such termination by Buyer a Purchase Event (as defined below) shall occur, then in addition to any other amounts payable by Ravenna pursuant to this Agreement, Ravenna shall pay to Buyer a termination fee of $1,000,000.

     (b) As used herein, the term "Purchase Event" means any of the following events:

     (i) Ravenna shall have authorized, recommended, publicly proposed or entered into an agreement with any person (other than Buyer or any affiliate of Buyer or any person acting in concert with Buyer) to effect an Acquisition Transaction (as defined below). As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Ravenna or its Subsidiary (other than internal mergers, reorganizations, consolidations or dissolution involving only existing Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Ravenna or its Subsidiary representing 25% or more of the consolidated assets of Ravenna or its Subsidiary (other than the sale of loans or mortgage servicing rights in the ordinary course of business consistent with past practices) or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Ravenna or its Subsidiary;

     (ii) any person (other than a current Ravenna stockholder, Buyer or any affiliate of Buyer or any person acting in concert in any respect with Buyer) shall have acquired Beneficial Ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire Beneficial Ownership of, or any Group (as such term is defined under the Exchange Act) shall have been formed which shall have acquired Beneficial Ownership of, or the right to acquire Beneficial Ownership of, 25% or more of the then outstanding shares of Ravenna Common Stock;

     (iii) any person (other than a current Ravenna stockholder, Buyer or any affiliate of Buyer or any person acting in concert in any respect with Buyer) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Ravenna Common Stock and, upon consummation of such offer, such person owns or controls a majority of the then outstanding shares of Ravenna Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

     8.3  Amendment.  Subject to compliance with applicable law, this Agreement
          ---------
may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Ravenna or of Buyer, if such approval is required by law or regulation; provided,
                                                                --------
however, that after any approval of the transactions contemplated by this
-------
Agreement by Ravenna's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Ravenna stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4  Extension; Waiver.  At any time prior to the Effective Time, the
          -----------------
parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1  Closing.  Subject to the terms and conditions of this Agreement, the
          -------
closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Buyer's counsel unless another time, date or place is agreed to in writing by the parties hereto.

     9.2  Alternative Structure.  Notwithstanding anything to the contrary
          ---------------------
contained in this Agreement, subject to Ravenna's consent, which consent shall not be unreasonably withheld, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of Ravenna to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and
(iii) not otherwise be prejudicial to the interests of the stockholders of

Ravenna. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     9.3  Nonsurvival of Representations, Warranties and Agreements.  None of
          ---------------------------------------------------------
the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.4  Expenses.  All costs and expenses incurred in connection with this
          --------
Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that all filing and other fees paid
                        --------- --------
to the SEC or any other Governmental Entity in connection with the Merger, and other transactions contemplated thereby shall be borne by the Buyer; provided,
                                                                     --------
further, however, that nothing contained herein shall limit either party's
-------  -------
rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     9.5  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):



(a)  if to Buyer, to:

     First Place Financial Corp.
     185 East Market Street
     Warren, Ohio 44482
     Attention: Steven R. Lewis
     President and Chief Executive Officer

     with a copy to:

     Patton Boggs LLP
     2550 M Street, N.W.
     Washington, D.C. 20037
     Attention:  Joseph G. Passaic, Jr.

and

(b)  if to Ravenna

     Ravenna Savings Bank
     999 East Main Street
     Ravenna, Ohio 44266
     Attention:  Earl T. Kissell
     President and Chief Executive Officer

     with  copies to:

     Peck & Martin, CPAs, Inc.
     3404 Riverside Drive
     Columbus, Ohio 43221
     Attention:  D. Joe Martin

     and

     Squire, Sanders & Dempsey
     4900 Key Tower
     127 Public Square
     Cleveland, Ohio 44114
     Attention:  Mary Patricia Oliver


     9.6  Interpretation.  When a reference is made in this Agreement to
          --------------
Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or ''including'' are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 22, 1999.

     9.7  Counterparts.  This Agreement may be executed in counterparts, all of
          ------------
which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.8   Entire Agreement.  This Agreement (including the documents and the
           ----------------
instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     9.9   Governing Law.  This Agreement shall be governed and construed in
           -------------
accordance with the laws of the States of Delaware and Ohio, as applicable, without regard to any applicable conflicts of law.

     9.10  Enforcement of Agreement.  The parties hereto agree that irreparable
           ------------------------
damage would occur in the event that the provisions contained in the last sentence of Section 6.2(c) and in Section 6.2(d) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.2(c) and
Section 6.2(d) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11  Severability.  Any term or provision of this Agreement which is
           ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12  Publicity.  Except as otherwise required by law or the rules of the
           ---------
Nasdaq National Market, so long as this Agreement is in effect, neither Buyer nor Ravenna shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.13  Assignment; No Third Party Beneficiaries.  Neither this Agreement nor
           ----------------------------------------
any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Buyer, the Association and Ravenna have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                     FIRST PLACE FINANCIAL CORP.


                                     By:   /s/  Steven R. Lewis
                                           --------------------
                                     Name:  Steven R. Lewis
                                     Title:  President and Chief Executive
                                             Officer

Attest:  /s/  Dominique Stoeber
         ----------------------
Name:  Dominique Stoeber

                                     FIRST FEDERAL SAVINGS AND LOAN
                                     ASSOCIATION OF WARREN


                                     By: /s/  Steven R. Lewis
                                         --------------------
Attest: /s/  Dominique Stoeber       Name: Steven R. Lewis
        ----------------------
Name: Dominique Stoeber              President and Chief Executive Officer


                                     RAVENNA SAVINGS BANK


                                     By:   /s/  Earl T. Kissell
                                           --------------------
                                     Name:  Earl T. Kissell
                                     Title:  President and Chief Executive
                                             Officer

Attest:

/s/  D. Joe Martin
------------------
Name:  D. Joe Martin
       Corporate Secretary

              First Amendment to the Agreement and Plan of Merger
Between First Place Financial Corp., First Federal Savings and Loan Association
                     of Warren and The Ravenna Savings Bank


     The Agreement and Plan of Merger between First Place Financial Corp., First Federal Savings and Loan Association of Warren and The Ravenna Savings Bank dated November 22, 1999 (the "Agreement") shall be amended as follows, effective as of November 22, 1999:

     First.    Section 1.4 of the Agreement shall be amended by replacing
     ------
paragraph 1.4(a) in its entirety with the following:

     (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $100 per share, of Ravenna (the "Ravenna Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Ravenna Common Stock held (x) by a holder (the "Dissenting Stockholder"), pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares") (y) in Ravenna's treasury or (z) directly or indirectly by Buyer, the Association or Ravenna or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4 (b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 2,017 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock"). All of the shares of Ravenna Common Stock converted into Buyer Common Stock pursuant to this
Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Ravenna Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Ravenna Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Ravenna Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Buyer should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

     Second.  Except as expressly amended herein, the Agreement shall remain in
     -------
full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 9th day of February, 2000.


                                   FIRST PLACE FINANCIAL CORP.



                                   By:  /s/  Steven R. Lewis
                                        --------------------
                                   Name:  Steven R. Lewis
                                   Title:  President and Chief Executive Officer


Attest:  /s/  Dominique Stoeber
         ----------------------
Name:    Dominique Stoeber
Title:  Corporate Secretary



                                   FIRST FEDERAL SAVINGS AND LOAN
                                   ASSOCIATION OF WARREN



                                   By:  /s/ Steven R. Lewis
                                        -------------------
Attest:  /s/  Dominique Stoeber    Name:  Steven R. Lewis
         ----------------------    Title: President and Chief Executive Officer
Name:    Dominique Stoeber
Title:  Corporate Secretary

                                   RAVENNA SAVINGS BANK



                                   By:  /s/  Earl T. Kissell
                                        --------------------
                                   Name:  Earl T. Kissell
                                   Title:  President and Chief Executive Officer

Attest:  /s/  D. Joe Martin
         ------------------
Name:    D. Joe Martin
Title:  Secretary

                                                                         ANNEX B



                              November 22, 1999


Board of Directors
Ravenna Savings Bank
999 East Main Street
PO Box 1202
Ravenna OH 44266

Attention:  Mr. Earl T. Kissell
            President & Chief Executive Officer

Gentlemen:

     You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, par value $100 per share ("Ravenna Common Stock"), of Ravenna Savings Bank ("Ravenna"), of the Exchange Ratio, as set forth in Section 1.4 of the Agreement and Plan of Merger dated as of November 22, 1999 (the "Agreement"), by and among Ravenna, First Place Financial Corp. ("First Place"), and First Federal Savings and Loan Association of Warren (the "Association").

     The Agreement provides for the merger (the "Merger") of Ravenna with and into the Association, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of Ravenna Common Stock will be exchanged for the right to receive 2,033 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of First Place ("First Place Common Stock"), as set forth in Section 1.4 of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

     McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Board of Directors
November 22, 1999
Page 2

     We have acted as Ravenna's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

  (i) Reviewed Ravenna's audited financial statements for each of the years ended June 30, 1999, June 30, 1998 and June 30, 1997, and Ravenna's Consolidated Reports of Condition and Income at September 30, 1999;

  (ii) Reviewed First Place's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended June 30, 1999, including the audited financial statements contained therein, First Place's audited financial statements for each of the years ended June 30, 1998 and June 30, 1997; and First Place's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

  (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Ravenna and First Place provided to us or publicly available;

  (iv) Participated in meetings and telephone conferences with members of senior management of Ravenna and First Place concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

  (v) Reviewed certain stock market information for First Place Common Stock and compared it with similar information for certain companies, the securities of which are publicly traded;

  (vi) Compared the results of operations and financial condition of Ravenna and First Place with that of certain companies, which we deemed to be relevant for purposes of this opinion;

  (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

  (viii) Reviewed the Agreement dated November 22, 1999 and certain related documents; and

Board of Directors
November 22, 1999
Page 3


  (ix) Performed such other reviews and analyses as we have deemed appropriate.


     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Ravenna and First Place contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Ravenna or First Place, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Ravenna or First Place. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Ravenna and First Place, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Ravenna and First Place, as to the future performance of Ravenna, First Place, and Ravenna and First Place combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Ravenna Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     We will receive a fee for our services as financial advisor to Ravenna, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

     In the ordinary course of business, we may actively trade securities of First Place for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of Ravenna Common Stock, and does not address the underlying business decision by Ravenna's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Ravenna shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Ravenna

Board of Directors
November 22, 1999
Page 4


Common Stock or First Place Common Stock may be at the Effective Time of the Merger or as to the prospects of Ravenna's business or First Place's business.

     This opinion is directed to the Board of Directors of Ravenna and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Ravenna Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Ravenna Common Stock from a financial point of view.

                                          Very truly yours,


                                          /s/ McDonald Investments Inc.

                                          McDONALD INVESTMENTS INC.

                                                                         ANNEX C



November 22, 1999

Board of Directors
First Place Financial Corp.
185 East Market Street
Warren, OH 44482

Dear Board of Directors:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view to the stockholders of First Place Financial Corp. ("FPFC" or the "Company"), of the consideration to be paid by FPFC in the merger (the "Merger") between the Company and Ravenna Savings Bank ("Ravenna "). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, (the "Agreement"), dated November 22, 1999, by and among the Company, First Federal Savings & Loan Association of Warren and Ravenna Savings Bank, at the effective time of the Merger, FPFC will acquire all of Ravenna 's issued and outstanding shares of common stock, including the assumption of Ravenna Savings Bank's stock options. The holders of the Ravenna's common stock will receive in exchange for each share of Ravenna common stock, shares of FPFC common stock based on an Exchange Ratio of 2033 shares of FPFC common stock for each share of Ravenna common stock. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain publicly-available financial data relating to FPFC including (i) Annual Report, Proxy Statement and Form 10-K for the year ended June 30, 1999; (ii) quarterly results through September 30, 1999; and (iii) other information we deemed relevant. We discussed with senior management of FPFC and its wholly owned subsidiary, First Federal Savings & Loan Association of Warren, the current position and prospective outlook for

Board of Directors
First Place Financial Corp.
November 22, 1999
Page 2


the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions where the acquirer was a savings institution.

For Ravenna, we reviewed the financial information provided to us by Ravenna, as well as other publicly available information. For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by Ravenna, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including projections and asset valuations we received from Ravenna, we assumed that they had been reasonably prepared reflecting the best currently available estimates and judgment of Ravenna's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of Ravenna. We have further relied on the assurances of management of Ravenna that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy

Board of Directors
First Place Financial Corp.
November 22, 1999
Page 3


statement of the Company used to solicit stockholder approval of the Merger, if such a proxy is required. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

                                                                     Annex D

                                   AGREEMENT


     For adequate consideration received, the undersigned hereby agrees with Ravenna Savings Bank that the payments and benefits described on Schedule A hereto (the Severance Benefits, the Option Acceleration Benefits, and the Option Exercise Bonus, all as defined on Schedule A) that are otherwise proposed to be paid or made available to the undersigned shall be contingent upon the receipt of the approval of seventy-five percent of the shareholders of Ravenna Savings Bank, which approval has not been obtained as of the date of the execution of this Agreement, provided however that the undersigned does not waive his right to receive an amount of severance benefits equal to $400,000 that he would otherwise be entitled to under the terms of the Severance and Employment Agreement between the undersigned and Ravenna Savings Bank that is dated September 23, 1998.


     Agreed to this 10th day of February, 2000.





                                                /s/  Earl T. Kissell
                                                -----------------------------
                                                Earl T. Kissell




                                                RAVENNA SAVINGS BANK


                                                By: /s/ James H. Wichman
                                                   --------------------------
                                                   Executive Vice President

                                   SCHEDULE A


Description of Payments


     1. Earl T. Kissell ("Kissell") is entitled to receive from Ravenna Savings Bank (the "Bank") the following benefits pursuant to a Severance and Employment Agreement between Kissell and the Bank dated September 23, 1998, in the event Kissell's employment with the Bank is terminated following a change in control of the Bank: (i) Severance benefits in the approximate amount of $578,460, (ii) Payment of certain legal fees (up to a maximum of $10,000), (iii) Continuation for three years of employee benefit plans, programs, or arrangements in which he was entitled to participate at the time of such termination (or the economic equivalent of such participation), (iv) Opportunity to purchase from the Bank at book value the Bank-owned car provided for his use, and (v) Payment of expenses for an accountant or attorney in connection with the preparation of Kissell's tax returns for the year of his termination of employment. The payments and benefits described in clauses (i) through (v) are referred to herein as the "Severance Benefits."


     2. Kissell has previously been granted stock options to purchase 30 common shares of the Bank at an exercise price of $13,500 per share, which options were granted to him by the Bank in an Incentive Stock Option Agreement entered into between Kissell and the Bank, dated January 1, 1998, and amended September 23, 1998. Those options are currently exercisable to the extent of 15 shares. As a consequence of the proposed change in control of the Bank as contemplated in the Agreement and Plan of Merger between First Place Financial Corp. and the Bank (the "Merger Agreement"), Kissell's right to exercise the option with respect to the remaining 15 shares will be accelerated to the date immediately prior to the transaction contemplated by the Merger Agreement. In lieu of exercising all 30 stock options, Kissell will also be permitted to surrender a portion of his options to the Bank (in an amount not to exceed options on 13 shares) and to receive from the Bank a payment equal to the number of shares as to which he surrenders options multiplied by the difference between (i) the value assigned to the Bank stock for purposes of the Merger Agreement and (ii) the $13,500 per share exercise price of Kissell's options, which difference is currently estimated to be $9,500. The acceleration of Kissell's options as to the additional 15 shares (and the right to surrender a portion of such options to the Bank for a cash payment) are referred to herein as the "Option Acceleration Benefits."


     3. Kissell is entitled to receive from the Bank a cash bonus of approximately $778,098 in connection with his exercise of the stock options referred to in paragraph 2 of this Schedule A pursuant to the terms of a Cash Award Plan adopted by the Board of Directors of the Bank on December 17, 1997. The cash bonus is referred to herein as the "Option Exercise Bonus."

                                                                         ANNEX E
Section 1701.85 of the Ohio Revised Code

Dissenting Shareholder's Demand for Fair Cash Value of Shares.

          (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

          (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

          (3)    The dissenting shareholder entitled to relief under division
(C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

          (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

          (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

          (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

          (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

          (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

          (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

          (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of First Source Bancorp, Inc.'s Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
---------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21.  Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)  List of Exhibits (Filed herewith unless otherwise noted)

2.1 Agreement and Plan of Merger, dated November 22, 1999, by and between First Place Financial Corp., First Federal Savings and Loan Association of Warren and Ravenna Savings Bank, is included as Annex A to the Joint Proxy Statement/Prospectus
3.1 Certificate of Incorporation of First Place Financial Corp., previously filed and incorporated by reference to First Place Financial Corp.'s Registration Statement on Form S-1 (File No. 333-63099) dated September 9, 1998
3.3 Bylaws of First Place Financial Corp., previously filed and incorporated by reference to First Place Financial Corp. Registration Statement on Form S-1 (File No. 333-63099), dated September 9, 1998
5.1    Opinion and Consent of Patton Boggs LLP*
8.0 Opinion and Consent of Patton Boggs LLP as to certain Federal Income Tax matters*
8.1 Opinion and Consent of Squire, Sanders & Dempsey, L.L.P. as to certain Federal Income Tax matters*
12.0 Statement regarding Computations of Ratios, is included in the Joint Proxy Statement/Prospectus
23.0   Consent of Patton Boggs (included in Exhibits 5.1 and 8.0)*
23.1   Consent of Squire, Sanders & Dempsey, L.L.P.*
23.2   Consent of Keefe, Bruyette & Woods, Inc.
23.3   Consent of McDonald Investments, Inc.
23.4   Consent of Crowe Chizek & Company LLP
23.5   Consent of Packer, Thomas & Co.
23.6   Consent of KPMG LLP
24.0 Power of Attorney of Certain Officer and Directors of the Company (Located on the signature page hereto)
99.1   Ravenna Savings Bank's Proxy Card*
99.2   First Place Financial Corp.'s Proxy Card*
99.3 Opinion of McDonald Investments, Inc., L.P., is included as Annex B to the Joint Proxy Statement/Prospectus
99.4 Opinion of Keefe, Bruyette & Woods, Inc., is included as Annex C to the Joint Proxy Statement/Prospectus

__________
*  To be filed by amendment.

(b)  Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 22.  Undertakings.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (D) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (E) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (F)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such security at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Ohio, on February 11, 2000.

FIRST PLACE FINANCIAL CORP.

By:  /s/ Steven R. Lewis
     -------------------
     Steven R. Lewis
     President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Lewis and Richard K. Smith, jointly and severally, each in his own capacity, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully or do cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                                                        Date
----                                                                        ----
/s/ Steven R. Lewis              President, Chief Executive Officer and     February 11, 2000
------------------------         Director (principal executive officer)
Steven R. Lewis


/s/ Richard K. Smith             Vice President and Chief                   February 11, 2000
------------------------         Financial Officer (principal
Richard K. Smith                 accounting and financial officer)

/s/ Paul A. Watson               Chairman of the Board                      February 11, 2000
------------------------
Paul A. Watson

/s/ George J. Gentithes          Director                                   February 11, 2000
------------------------
George J. Gentithes

/s/ Robert P. Grace              Director                                   February 11, 2000
------------------------
Robert P. Grace

/s/ Thomas M. Humphries          Director                                   February 11, 2000
------------------------
Thomas M. Humphries

/s/ Robert S. McGeough           Director                                   February 11, 2000
------------------------
Robert S. McGeough

/s/ E. Jeffrey Rossi             Director                                   February 11, 2000
------------------------
E. Jeffrey Rossi